Exhibit 10.1

AMENDMENT AND RESTATEMENT AGREEMENT

in respect of a Multicurrency Facilities Agreement originally dated 7 March 2023 between, amongst others, UGI International, LLC as the Company, UGI International Holdings B.V. as the Dutch Borrower , and arranged by Natixis and Crédit Agricole Corporate & Investment Bank as Active Bookrunners, BNP Paribas, Crédit Agricole Corporate & Investment Bank, HSBC Continental Europe, ING Bank N.V., French Branch, Natixis and Raiffeisen Bank International AG as Bookrunners and Mandated Lead Arrangers, Barclays Bank Ireland PLC as Mandated Lead Arranger, Danske Bank A/S as Lead Arranger, Natixis and Crédit Agricole Corporate & Investment Bank as Coordinators, Natixis as Agent, the Original Guarantors (as identified therein) and the Original Lenders (as identified therein)

DATED 19 JUNE 2024

between

UGI INTERNATIONAL, LLC
as the Company and the Obligors’ Agent

and

NATIXIS
as Agent

THIS AGREEMENT (the “Agreement”) is dated 19 June 2024 and made between:

(1)

UGI INTERNATIONAL, LLC, a limited liability company, incorporated under the laws of Pennsylvania, located at 460 North Gulph Road, King of Prussia, Pennsylvania, 19406, USA and represented by duly authorised signatories for the purpose of this Agreement as a borrower (the “Company”) and as the Obligors’ Agent in accordance with clause 2.4 (Obligors’ Agent) of the Existing Facilities Agreement (as defined below); and

(2)	NATIXIS, for itself and on behalf of the other Finance Parties (the “Agent”).

WHEREAS:

(A)

This Agreement amends and restates the multicurrency facilities agreement dated 7 March 2023, between, amongst others, UGI International, LLC as the Company, UGI International Holdings B.V. as the Dutch Borrower , and arranged by Natixis and Crédit Agricole Corporate & Investment Bank as Active Bookrunners, BNP Paribas, Crédit Agricole Corporate & Investment Bank, HSBC Continental Europe, ING Bank N.V., French Branch, Natixis and Raiffeisen Bank International AG as Bookrunners and Mandated Lead Arrangers, Barclays Bank Ireland PLC as Mandated Lead Arranger, Danske Bank A/S as Lead Arranger, with Natixis and Crédit Agricole Corporate & Investment Bank as Coordinators, and Natixis as Agent, the Original Guarantors (as identified therein) and the Original Lenders (as identified therein) (the “Existing Facilities Agreement”).

(B)

Pursuant to Clause 11.7 (ESG Amendment) of the Existing Facilities Agreement, the Agent and the Company wish to amend and restate the Existing Facilities Agreement on the terms and subject to the conditions set out in this Agreement.

(C)	The Company is entering into this Agreement for itself and as Obligors’ Agent on behalf of each other Obligor in accordance with clause 2.4 (Obligors’ Agent) of the Existing Facilities Agreement.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION
1.1	In this Agreement:

“Amended and Restated Facilities Agreements” means the Existing Facilities Agreement as amended and restated in accordance with this Agreement and in the form set out in Schedule 1 (Amended and Restated Facilities Agreement).

“Effective Time” shall bear the meaning given to that term in Clause 3 (Effective Time).

“Party” means each party to this Agreement, which is also a party to the Existing Facilities Agreement.

“Relevant Documents” means:

(a)	this Agreement; and
(b)	the Amended and Restated Facilities Agreement.
1.2	Save as defined in this Agreement, words and expressions defined in the Existing Facilities Agreement shall have the same meanings in this Agreement.
1.3

Clauses 1.2 (Construction) and 1.4 (Third Party rights) of the Existing Facilities Agreement shall be deemed to be incorporated into this Agreement save that references in the Existing Facilities Agreement to “this Agreement” shall be construed as references to this Agreement.

2.	AMENDMENT AND RESTATEMENT OF THE EXISTING FACILITIES AGREEMENT

Each Party hereby agrees that, with effect from the Effective Time:

(a)	the Existing Facilities Agreement shall be amended and restated so that it shall be read and construed for all purposes as set out in Schedule 1 (Amended and Restated Facilities Agreement); and
(b)

subject to the terms thereof, any reference made to the Existing Facilities Agreement in all the other Finance Documents to which the Parties are a party shall be interpreted as a reference made to the Amended and Restated Facilities Agreement.

3.	EFFECTIVE TIME AND DESIGNATION
3.1

The “Effective Time” shall be the later of the date of this Agreement and the time and date on which the Agent confirms in writing to the Company that it has received or waived all of the documents and evidence listed in Schedule 2 (Conditions Precedent) and that each is in form and substance satisfactory to it. In any event the Effective Time shall be no later than 19 June 2024.

3.2	The Company and the Agent designate this Agreement as a Finance Document.
4.	FURTHER ASSURANCE

The Company shall, and shall ensure that each other Obligor will, at the request of the Agent and at its own expense, do all such acts and things necessary or desirable to give effect to the amendments effected or to be effected pursuant to this Agreement.

5.	NO NOVATION
5.1

For the avoidance of doubt, this Agreement and the amendments contained herein do not create any novation of the provisions of the Existing Facilities Agreement. The provisions of the Existing Facilities Agreement, as amended by this Agreement, shall remain in full force and effect.

5.2

This Agreement and the amendments contained herein shall form an integral part of the Amended Facilities Agreement which constitutes, together with this Agreement, an indivisible and a single agreement.

6.	OBLIGOR CONFIRMATION

The Obligors’ Agent (for itself and as agent on behalf of each other Obligor) agrees that:

(a)

the guarantee and indemnity contained in clause 20 (Guarantee and Indemnity) of the Existing Facilities Agreement shall continue in full force and effect and extend to the liabilities and obligations of the Obligors under the Finance Documents (as amended and/or restated from time to time) including as varied, amended, restated, supplemented or extended by this Agreement; and

(b)	save as expressly provided in this Agreement, the Existing Facilities Agreement and each other Finance Document will remain and shall continue in full force and effect.

7.	REPRESENTATIONS AND WARRANTIES
7.1

The Company represents and warrants to the Agent that it has been, and remains, appointed and authorised to act as the Obligors’ Agent in accordance with clause 2.4 (Obligors’ Agent) of the Existing Facilities Agreement.

The Repeating Representations are deemed to be made by each of the Borrowers, in each case, to each of the other parties to this Agreement on the date hereof and at the Effective Time, mutatis mutandis, as if each reference therein to “this Agreement” (in the case of the Existing Facilities Agreement) were a reference to the Relevant Documents.

8.	MISCELLANEOUS

The provisions of clauses 19 (Costs and Expenses), 33 (Notices), 35 (Partial Invalidity) and 37 (Amendments and Waivers) of the Existing Facilities Agreement shall apply to this Agreement as if set out in full in this Agreement and as if references in those clauses to “this Agreement” are references to this Agreement.

9.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

10.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

11.	ENFORCEMENT
(a)

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1

Amended and Restated Facilities Agreement

€300,000,000 FACILITY A AND €500,000,000 FACILITY B MULTICURRENCY
FACILITIES AGREEMENT

ORIGINALLY DATED 7 MARCH 2023 AND AS AMENDED AND RESTATED BY AN
AMENDMENT AND RESTATEMENT AGREEMENT DATED 19 JUNE 2024

for

UGI INTERNATIONAL, LLC
as the Company

UGI INTERNATIONAL HOLDINGS B.V.
 as the Dutch Borrower

arranged by

NATIXIS
CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK
as Active Bookrunners

BNP PARIBAS
 CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK
HSBC CONTINENTAL EUROPE
ING BANK N.V., FRENCH BRANCH
NATIXIS
CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK
RAIFFEISEN BANK INTERNATIONAL AG
as Bookrunners and Mandated Lead Arrangers

BARCLAYS BANK IRELAND PLC
as Mandated Lead Arranger

DANSKE BANK A/S
as Lead Arranger
WITH

NATIXIS
CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK
as Coordinators

HSBC CONTINENTAL EUROPE
RAIFFEISEN BANK INTERNATIONAL AG
as ESG Coordinators

NATIXIS
 as Agent

THE ORIGINAL GUARANTORS
as Guarantors

i

31.	PAYMENT MECHANICS	140
32.	SET-OFF	143
33.	NOTICES	143
34.	CALCULATIONS AND CERTIFICATES	146
35.	PARTIAL INVALIDITY	146
36.	REMEDIES AND WAIVERS	146
37.	AMENDMENTS AND WAIVERS	146
38.	CONFIDENTIAL INFORMATION	149
39.	CONFIDENTIALITY OF FUNDING RATES	153
40.	CONTRACTUAL RECOGNITION OF BAIL-IN	155
41.	COUNTERPARTS	155
42.	GOVERNING LAW	156
43.	ENFORCEMENT	156
SCHEDULE 1. THE ORIGINAL LENDERS		157
SCHEDULE 2. LIST OF GUARANTORS		158
SCHEDULE 3. CONDITIONS PRECEDENT		159
SCHEDULE 4. REQUESTS AND NOTICES*		165
PART I UTILISATION REQUEST*		165
PART III SELECTION NOTICE*		167
SCHEDULE 5. FORM OF TRANSFER CERTIFICATE*		168
SCHEDULE 6. FORM OF ASSIGNMENT AGREEMENT*		171
SCHEDULE 7. FORM OF ACCESSION DEED*		174
SCHEDULE 8. FORM OF GUARANTOR RESIGNATION LETTER*		176
SCHEDULE 9. FORM OF COMPLIANCE CERTIFICATE*		177
SCHEDULE 10. TIMETABLES*		178
SCHEDULE 11. FORM OF INCREASE CONFIRMATION*		179
SCHEDULE 12. REFERENCE RATE TERMS		182
SCHEDULE 13. DAILY NON-CUMULATIVE COMPOUNDED RFR RATE		189
SCHEDULE 14. CUMULATIVE COMPOUNDED RFR RATE		191
SCHEDULE 15. SUSTAINABILITY COMPLIANCE CERTIFICATE		192

* Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished to the Securities and Exchange Commission upon request.

ii

THIS AGREEMENT was originally made on 7 March 2023 and amended and restated by an amendment and restatement agreement dated 19 June 2024 and made between:

(1)

UGI INTERNATIONAL, LLC, a limited liability company, incorporated under the laws of Pennsylvania, located at 460 North Gulph Road, King of Prussia, Pennsylvania, 19406, USA and represented by duly authorised signatories for the purpose of this Agreement as a borrower (the “Company”);

(2)

UGI INTERNATIONAL HOLDINGS BV, a private limited liability company, incorporated under the laws of the Netherlands, with its official seat in Amsterdam, the Netherlands, registered with the Dutch trade register under number 34252004, as a borrower (the “Dutch Borrower” and together with the Company, the “Borrowers”);

(3)	THE ENTITIES listed in Schedule 2 (List of Guarantors) as guarantors (the “Original Guarantors”);
(4)

NATIXIS, a société anonyme, incorporated under the laws of France under registration number 542 044 524 RCS Paris, having its registered office at 7 promenade Germaine Sablon, 75013 Paris, France and represented by duly authorised signatories for the purpose of this Agreement, as an active bookrunner and as a mandated lead arranger and bookrunner of the Facilities (as an “Active Bookrunner” and “Mandated Lead Arranger and Bookrunner”);

(5)

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, a société anonyme, organized and existing under the laws of the French Republic, whose registered office is at 12 place des États Unis, CS 70052, 92547 Montrouge Cédex, France, registered under the unique identification number 304 187 701 RCS Nanterre as a coordinator, an active bookrunner and a mandated lead arranger and bookrunner of the Facilities (as an “Active Bookrunner”, “Mandated Lead Arranger and Bookrunner” and a “Coordinator”, and together with Natixis, the “Active Bookrunners”, the “Coordinators” and together with NATIXIS, BNP PARIBAS, HSBC CONTINENTAL EUROPE, ING BANK N.V., FRENCH BRANCH AND RAIFFEISEN BANK INTERNATIONAL AG, “Mandated Lead Arrangers and Bookrunners”);

(6)	BARCLAYS BANK IRELAND PLC, as the mandated lead arranger, the “Mandated Lead Arranger”; and
(7)

DANSKE BANK A/S, as the lead arranger, (the “Lead Arranger” and together with the Coordinators, the Active Bookrunners, the Mandated Lead Arrangers and Bookrunners and the Mandated Lead Arranger, the “Banks”);

(8)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 as lenders (the “Original Lenders”); and
(9)	NATIXIS, in its capacity as agent and a coordinator for the Lenders under the Finance Documents (the “Agent” and a “Coordinator”).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions

In this Agreement:

“Accounting Half-Year” means each period of approximately twenty six (26) weeks ending on the last day of September and March in a Financial Year.

“Accounts” means the Annual Accounts or the Half-Year Accounts, as the case may be.

“Additional Guarantor” means a person which becomes an Additional Guarantor in accordance with Clause 27.2 (Additional Guarantors).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company and with respect to:

(a)	Natixis, any member of the Banque Populaire and Caisse d’Epargne networks within the meaning of articles L.512-11, L.512-86 and L.512-106 of the French Code monétaire et financier;
(b)	Crédit Agricole Corporate and Investment Bank, shall be deemed to include:

(i)Caisses Régionales de Crédit Agricole; and

(ii)

any securitisation fund (including French Fonds Communs de Titrisation) or compartment thereof whose units, bonds or any type of securities being issued by it would be held by the company described in paragraph (ii) above or any subsidiary thereof; and

(c)

Raiffeisen Bank International AG, any credit institution located in Austria whose name includes the term “Raiffeisen” and any credit institution which is a majority-owned subsidiary of Raiffeisen Bank International AG outside of Austria.

“Agent's Spot Rate of Exchange” means:

(a)	the Agent's spot rate of exchange; or
(b)	(if the Agent does not have an available spot rate of exchange) any other publicly available spot rate of exchange selected by the Agent (acting reasonably),

for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

“Agreement” means this facilities agreement, including its recitals and Schedules, as amended, novated, supplemented, extended or restated from time to time.

“Amendment and Restatement Agreement” means the amendment and restatement agreement dated 19 June 2024 amending and restating this Agreement and entered into between the Company and the Agent.

“Annual Accounts” means with respect to any person, the consolidated audited financial statements of that person delivered or to be delivered to the Agent under Clause 22.1 (Financial statements).

“Anti-Corruption Rules” means any law, rule or regulation aiming at preventing and/or sanctioning corruption, bribery, influence peddling and more generally, offenses against probity, including, but not limited to, Article 17 of the Act no. 2016-1691 dated 9 December 2016 on transparency, fight against corruption and modernisation of the economic life as well as the decrees adopted for its implementation (the Sapin II Act), as well as the United Kingdom Bribery Act 2010 (the Bribery Act) and the United States Foreign Corrupt Practices Act of 1977 (the FCPA).

“Applicable Accounting Principles” has the meaning given to that term in Clause 19.3 (Requirements as to financial statements).

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 6 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

“Attributable Indebtedness” means, on any date of determination:

(a)	in respect of any Capital Lease of any person, the capitalised amount thereof that would appear on a balance sheet of such person prepared as of such date in accordance with GAAP; and
(b)

in respect of any Synthetic Lease, the capitalised amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Austrian Capital Maintenance Rules” shall have the meaning ascribed to that term in Clause 20.13 (Austrian Guarantor Limitations).

“Austrian Guarantor” shall have the meaning ascribed to that term in Clause 20.13 (Austrian Guarantor Limitations).

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Authorised Representative” means with respect to the Company, the Group's Chief Financial Officer (CFO), controller, treasurer and assistant treasurer.

“Availability Period” means:

(a)	in relation to Facility A, the Closing Date;
(b)	in relation to Facility B, the period from and including the Closing Date and until the date falling one (1) Month before the Termination Date; and

(c)	in relation to the Swingline Facility, the period from and including the Closing Date and until the date falling one (1) Month before the Termination Date.

“Available Commitment” means a Lender's Commitment minus:

(a)	the Base Currency Amount of its participation in any outstanding Loans; and
(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any other Loans that are due to be made on or before the proposed Utilisation Date,

other than that Lender's participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender's Available Commitment in respect of that Facility.

“Available Swingline Commitment” of a Swingline Lender means (but without limiting Clause 7.5 (Relationship with Facility B) that Lender’s Swingline Commitment minus:

(a)	the Base Currency Amount of its participation in any outstanding Swingline Loans; and
(b)

in relation to any proposed Loan under the Swingline Facility, the Base Currency Amount of its participation in any Swingline Loans that are due to be made under the Swingline Facility on or before the proposed Utilisation Date.

For the purposes of calculating a Lender’s Available Swingline Commitment in relation to any proposed Swingline Loan, that Lender’s participation in any Swingline Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date shall not be deducted from that Lender’s Swingline Commitment.

“Available Swingline Facility” means the aggregate for the time being of each Swingline Lender’s Available Swingline Commitment.

“Bail-In Action” means the exercise of any Write-down and Conversion Powers.

“Bail-In Legislation” means:

(a)

in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

(b)	in relation to the United Kingdom, the UK Bail-In Legislation; and
(c)

in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

“Base Currency” means euro.

“Base Currency Amount” means, in relation to a Loan, the amount specified in the Utilisation Request delivered by a Borrower for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent's Spot Rate of Exchange on the date which is three (3) Business Days before the Utilisation Date) as adjusted to reflect any repayment or prepayment of a Loan.

“Break Costs” means any amount specified as such in the applicable Reference Rate Terms.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Amsterdam, London, Paris, New York, Vienna and:

(a)	(in relation to any date for payment or purchase of euro) which is a TARGET Day; and
(b)	(in relation to:
(i)	the fixing of an interest rate in relation to a Term Rate Loan;
(ii)	any date for payment or purchase of an amount relating to a Compounded Rate Loan; or
(iii)	the determination of the first day or the last day of an Interest Period for a Compounded Rate Loan, or otherwise in relation to the determination of the length of such an Interest Period),

which is an Additional Business Day relating to that Loan or Unpaid Sum.

“Business Plan” means the business plan remitted by the Company to the Lenders prior to the date of this Agreement dated February 2023.

“Capital Lease” means any lease of any property by the Company or any of its Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of the Company and its Subsidiaries provided that in the event of any change in GAAP rules and regulations any lease that was characterized as an operating lease prior to such change shall continue to be treated as an Operating Lease for all purposes hereunder.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person and (f) any and all warrants, rights or options to purchase any of the foregoing.

“Cash” means cash on hand at any bank credited to an account in the name of either Borrower or any of a Borrowers' Subsidiaries and to which Borrower or any of its Subsidiaries is beneficially entitled which is repayable on demand (or within thirty (30) days of demand) without condition.

“Cash Equivalents” means short-term, highly liquid investments that are readily convertible into cash, whose original maturity is three (3) Months or less and which qualifies for classification as cash equivalents on the balance sheet or cash flow statement in accordance with GAAP.

“Central Bank Rate” has the meaning given to that term in the applicable Reference Rate Terms.

“Central Bank Rate Adjustment” has the meaning given to that term in the applicable Reference Rate Terms.

“CFC” shall have the meaning ascribed to that term in Clause 20.12 (US Guarantor Limitation) below.

“Change of Control” has the meaning given to that term in Clause 10.2 (Change of control and sale).

“Closing Date” means the date on which all conditions precedent to the Closing Date, as set out in Schedule 3 (Conditions precedent), are satisfied.

“Code” means the US Internal Revenue Code of 1986.

“Commitment” means a Facility A Commitment, a Facility B Commitment and/or its Swingline Commitment, as the context may require.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 9 (Form of Compliance Certificate) delivered to the Agent in accordance with Clause 22.2 (Compliance Certificate).

“Compounded Rate Currency” means any currency which is not a Term Rate Currency.

“Compounded Rate Interest Payment” means the aggregate amount of interest that:

(a)	is, or is scheduled to become, payable under any Finance Document; and
(b)	relates to a Compounded Rate Loan.

“Compounded Rate Loan” means any Loan or, if applicable, Unpaid Sum which is not a Term Rate Loan.

“Compounded Reference Rate” means, in relation to any RFR Banking Day during the Interest Period of a Compounded Rate Loan, the percentage rate per annum which is the aggregate of:

(a)	the Daily Non-Cumulative Compounded RFR Rate for that RFR Banking Day; and
(b)	the applicable Baseline CAS (if any).

“Compounding Methodology Supplement” means, in relation to the Daily Non-Cumulative Compounded RFR Rate or the Cumulative Compounded RFR Rate, a document which:

(a)	is agreed in writing by the Company, the Agent (in its own capacity) and the Agent (acting on the instructions of Majority Lenders);
(b)	specifies a calculation methodology for that rate; and

has been made available to the Company and each Finance Party.

“Confidential Information” means all information relating to the Borrowers, any Obligor, the Group, the Finance Documents or the Facilities of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facilities from either:

(a)	any member of the Group or any of its advisers; or
(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:
(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 38 (Confidential Information); or
(B)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or
(C)

is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)	any Funding Rate.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Company and the Agent.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means, when used with reference to financial statements or financial statement items of the Company, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Company and its Subsidiaries in accordance with GAAP:

(a)	Consolidated Net Income for such period;

plus

(b)

the sum of the following, without duplication, to the extent deducted in determining Consolidated Net Income: (i) Consolidated Interest Expense, (ii) Consolidated Income Tax Expense, and (iii) depreciation and amortisation of property, plant and equipment and intangible assets, in each case for such period;

plus

(c)	Permitted Acquisition Costs Savings and Synergies to the extent permitted by the definition of “Permitted Acquisition”.

For purposes of the calculation of Consolidated EBITDA, Consolidated EBITDA shall be adjusted on a Pro Forma Basis.

“Consolidated Income Tax Expense” means the following determined on a Consolidated basis, without duplication, for the Company and its Subsidiaries in accordance with GAAP, the provision for federal, state, local and foreign income taxes of the Company and its Subsidiaries for such period.

“Consolidated Interest Expense” means, for any period, the interest expense for such period determined on a Consolidated basis for the Company and its Subsidiaries in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income of the Company and its Subsidiaries for such period, determined on a Consolidated basis, without duplication, in accordance with GAAP; provided, in calculating Consolidated Net Income of the Company and its Subsidiaries for any period, there shall be excluded:

(i)	net after-tax extraordinary gains or losses;
(ii)	net after-tax gains or losses attributable to Permitted Disposals;
(iii)

the net income or loss of any person which is not a Subsidiary of the Company and which is accounted for by the equity method of accounting; provided, that Consolidated Net Income shall include the amount of dividends or distributions actually paid to the Company or any Subsidiary of the Company;

(iv)	the net income of any Subsidiary of the Company to the extent that dividends or distributions of such net income are not at the date of determination permitted by the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or other regulation;

(v)	the net after-tax gains or losses attributable to the early extinguishment of Indebtedness;
(vi)	the net after-tax gains or losses attributable to the early termination of any Hedge Agreement;
(vii)	unrealised gains or losses attributable to any Hedge Agreement; and
(viii)	the cumulative effect of any changes in accounting principles.

“Consolidated Total Net Indebtedness” means, as of any date of determination with respect to the Company and its Subsidiaries on a Consolidated basis, without duplication, the sum of all Indebtedness (which, for the purposes of this calculation, shall exclude all amounts relative to the face amount of any undrawn letter of credit referred to in paragraph (f) and all amounts referred to in paragraph (g) of the definition of Indebtedness (relating to Net Hedging Obligations of any such person or Guaranty Obligations relating to such Net Hedging Obligations)) of the Company and its Subsidiaries less the sum of all Cash and Cash Equivalents of the Company and its Subsidiaries.

“Consolidated Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Net Indebtedness on such date to (b) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.

“Cumulative Compounded RFR Rate” means, in relation to an Interest Period for a Compounded Rate Loan, the percentage rate per annum determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with the methodology set out in Schedule 14 (Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement.

“DAC6” means the Council Directive of 25 May 2018 (2018/822/EU) amending Directive 2011/16/EU.

“Daily Non-Cumulative Compounded RFR Rate” means, in relation to any RFR Banking Day during an Interest Period for a Compounded Rate Loan, the percentage rate per annum determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with the methodology set out in Schedule 13 (Daily Non-Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement.

“Daily Rate” means the rate specified as such in the applicable Reference Rate Terms.

“Default” means an Event of Default or any event or circumstance specified in Clause 25 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender:

(a)

which has failed to make its participation in a Loan available (or has notified the Agent that it will not make its participation in a Loan available) by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders' participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or
(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraphs (a) and (c) above:

(i)	its failure to pay, is caused by:
(A)	administrative or technical error; or
(B)	a Disruption Event, and

payment is made within 5 Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Disruption Event” means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or
(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Dormant Subsidiary” means a member of the Group which does not trade (for itself or as agent for any person) and does not own, legally or beneficially, assets (including, without limitation, indebtedness owed to it) which in aggregate have a value of USD 5,000,000 (five million dollars) or more or its equivalent in other currencies.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“Eligible Institution” means any Lender or other bank, financial institution, trust, fund or other entity selected by the Company and which, in each case, is not a member of the Group or an Affiliate of any member of the Group.

“Employee Plan” means an employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a U.S. Obligor or any of its ERISA Affiliates is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Enhanced €STR” means, in relation to any day, the percentage rate per annum which is aggregate of the applicable:

(a)	€STR; and
(b)	EONIA-€STR Spread,

and if that rate is less than zero, Enhanced €STR shall be deemed to be zero.

“EONIA-€STR Spread” means, in relation to any day: 0.085%.

“Enterprise Value” means the aggregate of the purchase price to be paid for the acquisition of a target (as such term is defined under the term “Permitted Acquisition”) and any Indebtedness assumed or repaid or to be assumed or repaid in relation thereto (taking into account: (a) all existing refinanced Indebtedness and existing Indebtedness of the acquired entity not to be refinanced; and (b) the amount to be paid in respect of the maximum of any deferred consideration (including earn-out payments, price adjustments, call option price, or similar arrangements and associated costs and expenses and payments to that effect, but excluding any working capital related purchase price adjustment as set forth in the relevant acquisition documents) as agreed at the time that the acquiring member of the Group enters into a legally binding commitment to make the relevant acquisition.

“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);
(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and
(c)	land (including, without limitation, land under water).

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace; or
(c)

the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group being subject to that Environmental Law conducted on or from the properties owned or used by any member of the Group.

“ERISA” means, at any date, the United States Employee Retirement Income Security Act of 1974 and the regulations promulgated and rulings issued thereunder, all as the same may be in effect at such date.

“ERISA Affiliate” means, in relation to a member of the Group, each person (as defined in Section 3(9) of ERISA) which together with that member of the Group would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means:

(a)

(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Employee Plan unless the 30 day notice requirement with respect to such event has been waived or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of an Employee Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Employee Plan within the following 30 days, unless the notice requirement with respect to such event has been waived;

(b)	the application for a minimum funding waiver under Section 302(c) of ERISA with respect to an Employee Plan;
(c)

the provision by the administrator of any Employee Plan of a notice of intent to terminate such Employee Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA), other than in connection with a “standard termination”, as described in Section 4041(b) of ERISA, of the Employee Plan;

(d)	the cessation of operations at a facility of any Obligor or any ERISA Affiliate affecting an Employee Plan in the circumstances described in Section 4062(e) of ERISA;
(e)

the incurrence by any Obligor or ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal by any Obligor or any ERISA Affiliate from a Multiple Employer Plan pursuant to Section 4063 or 4064 of ERISA;

(f)	the institution by the PBGC of proceedings to terminate an Employee Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section

4042(a) of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Employee Plan;

(g)

the failure of a U.S. Obligor or any of its ERISA Affiliates to make by its due date a required contribution with respect to any Employee Plan; or (ii) any required contribution to a Multiemployer Plan; or

(h)

the incurrence or expected incurrence by any Obligor or ERISA Affiliate of any liability under Title IV of ERISA with respect to any Employee Plan or Multiemployer Plan, other than for premiums that are duly paid.

“ESG Coordinator” means HSBC Continental Europe and Raiffeisen Bank International AG as appointed by the Company pursuant to the terms of the ESG Mandate Letter.

“ESG Mandate Letter” means the ESG mandate letter dated 14 May 2024 between the ESG Coordinators and the Dutch Borrower setting out, amongst other things, the fee amount referred to in Clause 14.7 (ESG coordination fee).

“€STR” means, in relation to any day:

(a)	the applicable €STR Screen Rate for that day; or
(b)	as otherwise determined pursuant to Clause 8.6 (Unavailability of €STR Screen Rate – Swingline Facility).

“€STR Screen Rate” means the euro short-term rate administered by the European Central Bank (or any other person which takes over the administration of that rate) displayed (before any correction, recalculation or republication by the administrator) on page EUROSTR= of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate).

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“Event of Default” means any event or circumstance specified as such in Clause 25 (Events of Default).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Clause 10.5) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Clause 15 (Tax Gross Up and Indemnities), amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) in respect of payments made by a French Guarantor, any French withholding taxes imposed as a result of any payments of interest payable hereunder being made to an account opened in the name of or for the benefit of a Recipient in a financial institution situated in a Non-Cooperative Jurisdiction, (d) Taxes attributable to such Recipient's failure to comply with Clause 15.6 (Status of Finance Parties), (e) any U.S. federal withholding Taxes imposed under FATCA and (f) any withholding Tax imposed by the Netherlands on amounts payable to or for the account of a Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Clause 10.5) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Clause 15 (Tax Gross Up and Indemnities), amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office.

“Existing Facilities Agreement” means the €600 million multicurrency facilities agreement dated 18 October 2018, entered into among, inter alios, the Company as borrower, UGI France, Antargaz S.A.S. (formerly Antargaz Finagaz S.A.), Flaga GmbH, and Avanti Gas Limited as the Original Guarantors, Barclays Bank PLC, BNP Paribas, Crédit Agricole Corporate and Investment Bank, HSBC France, ING Bank N.V., French Branch, Mediobanca International (Luxembourg) S.A., Raiffeisen Bank International AG, Société Générale and Natixis as Mandated Lead Arrangers, the Original Lenders (as defined therein) and Natixis as Coordinator and Agent.

“Facility” means Facility A and/or Facility B and/or the Swingline Facility, and “Facilities” means all or any of them as the context may require.

“Facility A” means the term loan facility made available under this Agreement as described in paragraph (a) of Clause 2 (The Facility) of the present Agreement.

“Facility A Commitment” means:

(a)

in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility A Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Facility A Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility A Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility A Loan” means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

“Facility B” means the revolving credit facility made available under this Agreement as described in paragraph (b) of Clause 2 (The Facility).

“Facility B Commitment” means:

(a)

in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility B Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Facility B Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility B Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility B Loan” means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.

“Facility Office” means:

(a)

in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

“Fallback Interest Period” means one (1) Month.

“Fallback Interest Period” means, in relation to a Term Rate Loan, the period specified as such in the applicable Reference Rate Terms.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;
(b)

any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)

any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

(b)

in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between any Coordinator and the Company (or the Agent and the Company) setting out any of the fees referred to in Clause 14 (Fees).

“Finance Document” means this Agreement, the Amendment and Restatement Agreement, the Mandate Letter, any Reference Rate Supplement, any Fee Letter, any Compliance Certificate, any Sustainability Compliance Certificate, any Selection Notice, any Utilisation Request and any other document designated as a “Finance Document” by the Agent and the Company.

“Finance Party” means the Agent, a Coordinator, an Active Bookrunner, a Mandated Lead Arranger and Bookrunner, the Mandated Lead Arranger, the Lead Arranger and a Lender.

“Financial Year” means in relation to each Borrower or any member of the Group, the period of twelve (12) Months ending on 30 September in each year.

“Foreign Lender” means a Lender that is not a U.S. Person.

“French Guarantor” means a Guarantor established in France.

“Funding Rate” means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of Clause 13.4 (Cost of funds).

“GAAP” means those accounting principles, standards and practices generally accepted from time to time in the United States of America.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group” means the Company and its consolidated Subsidiaries for the time being.

“Group Structure Chart” means the group structure chart in the agreed form.

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 27.3 (Resignation of a Guarantor)

“Guarantor Coverage Test” has the meaning given to that term in Clause 24.4 (Guarantor Coverage).

“Guaranty Obligation” means, with respect to the Borrowers and their Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such person pursuant to which such person has directly or indirectly guaranteed any Indebtedness or other obligation of any other person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such person:

(a)

to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise);

(b)

entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); or

(c)

to purchase any materials, supplies or other property from, or to obtain the services of, another person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered, provided, that the term Guaranty Obligation shall not include surety bonds, endorsements for collection or deposit in the ordinary course of business.

“Half-Year Accounts” means the semi-annual unaudited consolidated financial statements of a person delivered or to be delivered to the Agent under Clause 22.1 (Financial statements).

“Hedge Agreement” means any agreement with respect to any interest rate contract, forward rate agreement, commodity swap, forward foreign exchange agreement, currency swap agreement, cross-currency rate swap agreement, currency option agreement or other agreement or arrangement designed to alter the risks of any person arising from fluctuations in interest rates, currency values or commodity prices.

“Historic Primary Term Rate” means, in relation to any Term Rate Loan, the most recent applicable Primary Term Rate for a period equal in length to the Interest Period of that Loan and which is as of a day which is no more than two (2) days before the Quotation Day.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 11 (Form of Increase Confirmation).

“Increase Lender” has the meaning given to that term in Clause 2.2 (Increase).

“Increased Leverage Ratio” has the meaning ascribed to it in Clause 23.1 (Financial condition).

“Indebtedness” means, with respect to any person at any date and without duplication, the sum of the following calculated in accordance with GAAP:

(a)

all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such person, and in particular, the issue of the Notes 2021;

(b)

all obligations to pay the deferred purchase price of property or services of any such person, except (i) trade payables arising in the ordinary course of business not more than ninety (90) days past due, or (ii) that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such person;

(c)

the Attributable Indebtedness of such person with respect to such person's obligations in respect of Capital Leases and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);

(d)

all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(e)

all Indebtedness of any other person secured by a lien on any asset owned or being purchased by such person (including indebtedness arising under conditional sales or other title retention agreements except trade payables arising in the ordinary course of business), whether or not such indebtedness shall have been assumed by such person or is limited in recourse;

(f)

all obligations, contingent or otherwise, of any such person relative to the face amount of letters of credit, whether or not drawn, including any reimbursement obligation, and banker's acceptances issued for the account of any such person;

(g)	all Net Hedging Obligations of any such person;
(h)	the outstanding attributed principal amount under any asset securitisation program of any such person to the extent recourse to such person or any of its Subsidiaries; and
(i)	all Guaranty Obligations of any such person with respect to any of the foregoing.

For all purposes hereof:

(i)

the Indebtedness of any person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such person; and

(ii)	any Shareholder Advance shall not be treated as Indebtedness for any purpose provided it is subordinated to the satisfaction of the Finance Parties.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of a Borrower under any Finance Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Insolvency Event” in relation to an entity means that the entity:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);
(b)	admits in writing its inability generally to pay its debts as they become due;
(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;
(d)

institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)

has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or
(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;
(f)

has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);
(h)

seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(i)

has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or
(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Intellectual Property” means:

(a)

any patents, trademarks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of each member of the Group (which may now or in the future subsist).

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 12 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 11.3 (Default interest).

“Intermediary Holding Company” means, in relation to a member of the Group which is an operating company, any other member of the Group in respect of which it is, directly or indirectly, a Subsidiary (comprising, as of the date of this Agreement UGI Europe, Inc., and UGI International Holdings BV. but subject to such changes as take place over time).

“Interpolated Historic Primary Term Rate” means, in relation to any Term Rate Loan, the rate (rounded to the same number of decimal places as the two relevant Primary Term Rates) which results from interpolating on a linear basis between:

(a)	the most recent applicable Primary Term Rate for the longest period (for which that Primary Term Rate is available) which is less than the Interest Period of that Loan; and
(b)	the most recent applicable Primary Term Rate for the shortest period (for which that Primary Term Rate is available) which exceeds the Interest Period of that Loan,

each of which is as of a day which is no more than 2 days before the Quotation Day.

“Interpolated Primary Term Rate” means, in relation to any Term Rate Loan, the rate (rounded to the same number of decimal places as the two relevant Primary Term Rates) which results from interpolating on a linear basis between:

(a)	the applicable Primary Term Rate for the longest period (for which that Primary Term Rate is available) which is less than the Interest Period of that Loan; and
(b)	the applicable Primary Term Rate for the shortest period (for which that Primary Term Rate is available) which exceeds the Interest Period of that Loan,

each as of the Quotation Time.

“Joint Venture” means any joint venture, partnership or similar arrangement or any company of which any member of the Group owns less than fifty per cent. (50%) or a participation equal to fifty per cent. (50%) of the equity share capital.

“IRS” means the United States Internal Revenue Service.

“Legal Reservations” means:

(a)

the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)

the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and
(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.

“Lender” means:

(a)	any Original Lender; and
(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a “Lender” in accordance with Clause 2.2 (Increase) or Clause 26 (Changes to the Lenders),

which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement.

“LMA” means the Loan Market Association.

“Loan” means a Facility A Loan, a Facility B Loan or a Swingline Loan.

“Lookback Period” means the number of days specified as such in the applicable Reference Rate Terms.

“Majority Lenders” means a Lender or Lenders whose Commitments (without duplication of any Swingline Commitments) aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction).

“Mandate Letter” means the letter dated 8 February 2023 between Natixis and Crédit Agricole Corporate and Investment Bank as the Mandated Lead Arrangers and Active Bookrunners and the Company.

“Margin” means, in respect of any Interest Period:

(a)	when designated “Facility A Margin” and in relation to any Facility A Loan in the Base Currency, one point seventy per cent. (1.70%) per annum;
(b)

when designated “Facility B Margin” and in relation to any Facility B Loan in the Base Currency, one point thirty five per cent. (1.35%) per annum. When a Facility B Loan is provided in the Optional Currency, the applicable Facility B Margin will be increased by zero point thirty five per cent. (0.35%); and

(c)	means when designated “Swingline Margin” and in relation to any Swingline Loan in the Base Currency, one point fifty per cent. (1.50%) per annum,

subject in each case, to adjustment in accordance with Clause 11.6 (Margin Adjustment) and Clause 11.7 (ESG Criteria) for the relevant Interest Period.

“Market Disruption Rate” means the rate (if any) specified as such in the applicable Reference Rate Terms.

“Material Adverse Effect” means an event, matter or effect which is materially adverse to:

(a)	the business, assets or financial condition of the Group taken as a whole; or
(b)	the ability of any of the Borrowers to perform its payment obligations under any of the Finance Documents or to comply with Clause 23 (Financial Covenant).

“Material Subsidiary” means at any time:

(a)	any Obligor;
(b)

any member of the Group whose Consolidated EBITDA exceeds ten per cent. (10%) of the Consolidated EBITDA of the Group during the most recent relevant period for which financial statements have been delivered by the Company pursuant to Clause 22.1 (Financial statements); and

(c)

any other member of the Group to be included as necessary to ensure that at all times the Borrowers and the Material Subsidiaries represent more than seventy per cent. (70%) of the Consolidated EBITDA of the Group.

“Multiemployer Plan” means a multiemployer plan, as defined in Section (3)(37) of ERISA, subject to Title IV of ERISA, to which an Obligor or any ERISA Affiliate contributes or is required to contribute.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, subject to Title IV of ERISA, that (a) is maintained for employees of any Obligor or any ERISA Affiliate and at least one person other than the Obligors and the ERISA Affiliates or (b) was so maintained and in respect of which any Obligor or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Month” means, in relation to an Interest Period (or any other period for the accrual of commission or fees in a currency), a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, subject to adjustment in accordance with the rules specified as Business Day Conventions in the applicable Reference Rate Terms.

“Net Hedging Obligations” means, as of any date, the aggregate Termination Value of all Hedge Agreements on such date.

“New Lender” has the meaning given to that term in Clause 26 (Changes to the Lenders).

“New Shareholder Injections” means the amount in cash subscribed for by a shareholder of the Company for ordinary shares in the Company or a Shareholder Advance subordinated on terms acceptable to the Finance Parties and in each case in accordance with Clause 23.3 whose purpose is to cure a breach of the financial covenant contained in Clause 23.1 (Financial condition).

“Non-Cooperative Jurisdiction” means a “non-cooperative state or territory” (Etat ou territoire non coopératif) as set out in the list referred to in article 238-0 A of the French Code général des impôts, as such list may be amended from time to time.

“Noteholders” means the holders from time to time of the Notes 2021.

“Notes 2021” means the €400,000,000 senior unsecured notes issued by the Company and governed by an indenture to be entered into by and between the Company as issuer and U.S. Bank as note trustee and due to mature on 1 January 2029.

“Obligor” means the Borrowers and the Guarantors.

“Obligors' Agent” means the Company, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.4 (Obligors' Agent).

“Operating Lease” means, as to any person as determined in accordance with GAAP, any lease of Property (whether real, personal or mixed) by such person as lessee which is not a Capital Lease.

“Optional Currency” means USD.

“Original Financial Statements” means:

(a)

the audited and consolidated financial statements of the Group (consisting of consolidated balance sheets, income statements, cash flow statements and equity statements) for the Financial Year ending 30 September 2022; and

(b)	the unaudited and consolidated financial statements of the Group for the nine (9) month period ended 30 June 2022.

“Original Guarantor” has the meaning ascribed to such term in the appearances section above.

“Original Jurisdiction” means, in relation to an Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the date of this Agreement or, in the case of an Additional Guarantor, as at the date on which that Additional Guarantor becomes Party as a Guarantor (as the case may be).

“Original Swingline Lender” means an Original Lender listed in listed in Schedule 1 as a swingline lender.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Finance Document, or sold or assigned an interest in any Loan or Finance Document).

“Other Taxes” means all present or future stamp, court or documentary, stamp duty (including Austrian stamp duty (Rechtsgeschäftsgebühr)), intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Finance Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Clause 10.5).

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“PBGC” means the U.S. Pension Benefit Guaranty Corporation, or any entity succeeding to all or any of its functions under ERISA.

“Permitted Acquisition” means any acquisition by a member of the Group of shares in a company or substantially all of the assets of a business (in each case, the “Target”), provided that, in each case, the following conditions are satisfied:

(a)	the company or the business which is the subject of such investment carries on business activities which are related, ancillary, similar or complementary to those carried on by the Group;
(b)

with respect to any investment with an Enterprise Value of at least one hundred and fifty million euro (€150,000,000) (or its equivalent in any other currency), an Authorised Representative certifies in a certificate (an “Acquisition Certificate”) addressed to the Finance Parties (such certificate to contain calculations in reasonable detail and delivered to the Agent at least five (5) Business Days (or such shorter period as is reasonably acceptable to the Agent (acting on the instructions of the Majority Lenders) prior to the date on which the investment is completed) that the Consolidated Total Net Leverage Ratio as calculated on a Pro Forma Basis on the Testing Date which immediately precedes the date on which the investment is completed, shall not be greater than 4.25x (taking into account the investment in the relevant Target and in the event of an acquisition of at least fifty per cent. (50%) of the Capital Stock in a Target, Permitted Acquisition Costs Savings and Synergies); and

(c)	no acquisitions shall be permitted to be made in a Sanctioned Country or in a Target who is engaged in any transaction, activity or conduct that would violate Sanctions,

provided that the Consolidated Total Net Leverage Ratio as calculated on a Pro Forma Basis on the Testing Date (taking into account the investment in the relevant Target and in the event of an acquisition of at least fifty per cent. (50%) of the Capital Stock in a Target, Permitted Acquisition Costs Savings and Synergies) which immediately precedes the date on which the investment is completed shall not be greater than 4.25x.

“Permitted Acquisition Costs Savings and Synergies” means in connection with any Permitted Acquisition, costs savings and/or costs synergies reasonably anticipated by the relevant acquiring member of the Group to occur within the immediately subsequent twelve (12) Months and quantified in a certificate prepared by an Authorised Representative provided that such cost savings and/or costs synergies may not in any case exceed ten per cent. (10%) of the Consolidated EBITDA of the Company (the latter taken without synergies).

“Permitted Disposal” means any sale, lease, licence, transfer or other disposal which, except in the case of paragraph (a), is on arm's length terms:

(a)	by a member of the Group to another member of the Group;
(b)	by a member of the Group to an entity which is not a member of the Group, if following such disposal the Consolidated Total Net Leverage Ratio on a Pro Forma Basis is less than or equal to 3.85x; or
(c)

during an Increased Leverage Ratio period to the extent: (x) binding agreements with respect to any such disposal were entered into prior to the Increased Leverage Ratio period: or (y) such disposal is contemplated in connection with the Permitted Acquisition that caused the Increased Leverage Ratio.

“Permitted Merger” means:

(a)	merger between two members of the Group; or
(b)

any other merger, amalgamation or consolidation, so long as no Event of Default has occurred or is continuing before or after such event and provided that following such merger, amalgamation or consolidation the Consolidated Total Net Leverage Ratio on a Pro Forma Basis is less than or equal to 3.85x; or

(c)

any other merger, amalgamation or consolidation during an Increased Leverage Ratio period to the extent: (x) binding agreements with respect to any such merger, amalgamation or consolidation were entered into prior to the Increased Leverage Ratio period: or (y) such merger, amalgamation or consolidation is contemplated in connection with the Permitted Acquisition that caused the Increased Leverage Ratio, provided in each case that it does not adversely affect the rights of the Finance Parties and, in the event a Borrower is involved in any merger, amalgamation or consolidation under (a), (b) or (c), it remains the surviving entity and should the Borrowers merge under (a), (b) or (c), the Company shall remain the surviving entity.

“Permitted Transaction” means:

(a)	any Permitted Disposal, Financial Indebtedness incurred, guarantee, indemnity or Security or Quasi-Security given, or other transaction arising, under the Finance Documents; and
(b)

the solvent liquidation or reorganisation of any member of the Group which is not an Obligor so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to another member of the Group.

“Plan” means an Employee Plan, including a Multiple Employer Plan.

“Pro Forma Basis” means, for purposes of calculating certain definitions and compliance with the Consolidated Total Net Leverage Ratio under this Agreement for any period, that such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) reflect events that are directly attributable to the Specified Transaction which are expected to have a continuing impact including, but not limited to, the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant:

(a)

income statement items (whether positive or negative) attributable to the Property or person subject to such Specified Transaction, (i) in the case of a disposition of all or substantially all of the Capital Stock of a Subsidiary or any division, business unit, product line or line of business, shall be excluded and (ii) in the case of a Permitted Acquisition, shall be included only in accordance with the definition of Permitted Acquisition;

(b)	any retirement of Indebtedness; and
(c)	any Indebtedness incurred or assumed by the Company, as applicable, or any of its Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilising the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination, provided, that the foregoing pro forma adjustments may be applied to any such definition, test or financial covenant solely to the extent that such adjustments (y) are reasonably expected to be realised within twelve (12) Months of such Specified Transaction as set forth in reasonable detail on a certificate of an Authorised Representative delivered to the Lenders five (5) Business Days (or such shorter period as is reasonably acceptable to the Agent) prior to the date on which the Specified Transaction is completed. and (z) are calculated on a basis consistent with GAAP.

“Property” means:

(a)	any freehold, leasehold or moveable property: and
(b)	any buildings, fixtures, fittings, fixed plant or machinery from time to time situated on or forming part of that freehold, leasehold or immovable property.

“Primary Term Rate” means the rate specified as such in the applicable Reference Rate Terms.

“Published Rate” means:

(a)	the Primary Term Rate for any Quoted Tenor; or
(b)	an RFR.

“Published Rate Replacement Event” means, in relation to a Published Rate:

(a)	the methodology, formula or other means of determining that Published Rate has, in the opinion of the Majority Lenders, and the Company materially changed;

(b)

(i)

(A)	the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or
(B)

information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate; or

(ii)

the administrator of that Published Rate publicly announces that it has ceased or will cease, to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate; or

(iii)	the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued; or
(iv)	the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used; or
(v)

the administrator of that Published Rate determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fall-back policies or arrangements and either:

(A)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Company) temporary; or
(B)

that Published Rate is calculated in accordance with any such policy or arrangement for a period no less than the period specified as the “Published Rate Contingency Period” in the Reference Rate Terms relating to that Published Rate; or

(c)	in the opinion of the Majority Lenders and the Company, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

“Quotation Day” means the day specified as such in the applicable Reference Rate Terms.

“Quotation Time” means the relevant time (if any) specified as such in the applicable Reference Rate Terms.

“Quoted Tenor” means, in relation to a Primary Term Rate, any period for which that rate is customarily displayed on the relevant page or screen of an information service.

“Recipient” means the Agent, any Lender or any other Finance Party, as applicable.

“Reference Rate Supplement” means, in relation to any currency, a document which:

(a)

is agreed in writing by Company, the Agent (in its own capacity) and the Agent (acting on the instructions of the Majority Lenders) or, in the case of any Reference Rate Supplement which has the effect of a reduction in the Margin, all the Lenders;

(b)	specifies for that currency the relevant terms which are expressed in this Agreement to be determined by reference to Reference Rate Terms;
(c)	specifies whether that currency is a Compounded Rate Currency or a Term Rate Currency; and

(d)	has been made available to the Company and each Finance Party.

“Reference Rate Terms” means, in relation to:

(a)	a currency;
(b)	a Loan or an Unpaid Sum in that currency;
(c)	an Interest Period for that Loan or Unpaid Sum (or other period for the accrual of commission or fees in a currency); or
(d)	any term of this Agreement relating to the determination of a rate of interest in relation to such a Loan or Unpaid Sum,

the terms set out for that currency, and (where such terms are set out for different categories of Loan, Unpaid Sum or accrual of commission or fees in that currency) for the category of that Loan, Unpaid Sum or accrual, in Schedule 12 (Reference Rate Terms) or in any Reference Rate Supplement.

“Refinanced Debt” means all outstanding amounts under the Existing Facilities Agreement.

“Regulations T, U and X” means, respectively, Regulations T, U and X of the Board of Governors of the Federal Reserve System of the United States (or any successor) as now and from time to time in effect from the date of this Agreement.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Jurisdiction” means, in relation to an Obligor:

(a)	its Original Jurisdiction; and
(a)	any jurisdiction where it conducts its business.

“Relevant Market” means the market specified as such in the applicable Reference Rate Terms.

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

“Repeating Representations” means each of the representations set out in Clause 21 (Representations) apart from Clauses 21.7 (No breach of laws), paragraphs (a) - (c) of Clause 21.9 (No misleading information), 21.10 (No proceedings), 21.11 (Environmental laws), 21.13 (Insolvency) and 21.15 (Group Structure Chart).

“Replacement Reference Rate” means a reference rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Published Rate by:
(i)	the administrator of that Published Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by that Published Rate); or
(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Benchmark” will be the replacement under paragraph (ii) above;

(b)	in the opinion of the Majority Lenders and the Company, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Published Rate; or
(c)	in the opinion of the Majority Lenders and the Company, an appropriate successor to a Published Rate.

“Reporting Day” means the day (if any) specified as such in the applicable Reference Rate Terms.

“Reporting Time” means the relevant time (if any) specified as such in the applicable Reference Rate Terms.

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.

“RFR” means the rate specified as such in the applicable Reference Rate Terms.

“RFR Banking Day” means any day specified as such in the applicable Reference Rate Terms.

“Rollover Event of Default” means an Event of Default which has occurred pursuant to Clause 25.3 (Other obligations), Clause 25.4 (Misrepresentation), Clause 25.6 (Insolvency), Clause 25.8 (Creditors' process), Clause 25.11 (Invalidity) and Clause 25.15 (ERISA) and is continuing for more than ten (10) Business Days.

“Rollover Loan” means one or more Loans:

(a)	made or to be made on the same day that a maturing Loan is due to be repaid;
(b)	the aggregate amount of which is equal to or less than the amount of the maturing Loan;
(c)	in the same currency as the maturing Loan; and

(d)	made or to be made to the same Borrower for the purpose of refinancing that maturing Loan.

“Retiring Guarantor” shall have the meaning ascribed to that term in Clause 20.9 (Release of Guarantors' right of contribution) below.

“Sanctioned Country” means, at any time, any country or other territory that is, or whose government is, the subject or target of a general export, import, financial or investment embargo under any Sanctions broadly restricting or prohibiting dealings with such country, territory or government (comprising, as of the date of this Agreement, currently being, Crimea, Cuba, Iran, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, any Ukrainian areas not controlled by the Ukrainian government, North Korea, Belarus and Syria, but subject to such changes as take place over time).

“Sanctioned Person” means, at any time, any person with whom dealings are restricted or prohibited under Sanctions, including, without limitation, (a) any person specifically listed in any Sanctions-related list of designated persons maintained by any Sanctions Authority or is otherwise a subject of Sanctions, (b) any person organised, having its registered office in, or (to the knowledge and belief of the relevant member of the Group) resident or operating in, or any Governmental Entity or governmental instrumentality of, a Sanctioned Country, or (c) any person directly or indirectly owned by, controlled by, or acting for the benefit or on behalf of any person described in clauses (a) or (b) hereof.

“Sanctions” means economic or financial sanctions or trade embargoes or any similar restrictive measures enacted, imposed, administered or enforced from time to time by any Sanctions Authority.

“Sanctions Authority” means (i) the United States, (ii) the United Nations, (iii) the European Union or any member state thereof, (iv) the United Kingdom (including His Majesty's Treasury), (v) the French Republic, (vi) Norway, (vii) Hong-Kong or (viii) the respective governmental institutions of any of the foregoing including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury , the US Department of Commerce, the US Department of State and any other agency of the US government, or any other relevant sanctions authority.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Interest” means any mortgage, pledge, lien, assignment by way of security, reservation of title, any other security interest or any other agreement or arrangement (including a sale and repurchase arrangement) having the commercial effect of conferring security.

“Selection Notice” means a notice substantially in the form set out in Part II of Schedule 4 (Requests and Notices) given in accordance with Clause 12 (Interest Periods) in relation to Facility A.

“Shareholder Advance” means any shareholder loan, any advance or any other form of indebtedness extended by a shareholder of the Company or any Affiliate of a shareholder of the Company, from time to time, to the Company.

“Signing Date” means the date of this Agreement, being 7 March 2023.

“SLLP” means the Sustainability-Linked Loan Principles published by the LMA from time to time.

“Specified Entity” shall have the meaning ascribed to that term in Clause 20.12 (US Guarantor Limitation) below.

“Specified Time” means a day or time determined in accordance with Schedule 10 (Timetables).

“Specified Transactions” means:

(a)

any disposition of all or substantially all of the assets or Capital Stock of any Subsidiary of the Company or any division, business unit, product line or line of business provided that such disposition is a Permitted Disposal; and

(b)	any Permitted Acquisition.

“Subsidiary” means a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006.

“Swingline Commitment” means:

(a)

in relation to an Original Swingline Lender, the amount in the Base Currency set opposite its name under the heading “Swingline Commitment” listed in Schedule 1 and the amount of any other Swingline Commitment transferred to it under this Agreement; and

(b)	in relation to any other Swingline Lender, the amount of any Swingline Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement, and, for the avoidance of doubt, without duplication of such Swingline Lender’s Facility B Commitment.

“Swingline Facility” means the euro swingline loan facility made available under this Agreement as described in Clause 8 (Swingline Loans).

“Swingline Lender” means:

(a)	an Original Swingline Lender; or
(b)	any other person that becomes a Swingline Lender after the date of this Agreement in accordance with Clause 2.2 (Increase) or Clause 26 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Swingline Loan” means a loan made or to be made under the Swingline Facility or the principal amount outstanding for the time being of that loan.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in euro.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature payable to a Governmental Authority (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Term Rate Currency” means:

(a)	euro; and
(b)	any currency specified as such in a Reference Rate Supplement relating to that currency,

to the extent, in any case, not specified otherwise in a subsequent Reference Rate Supplement.

“Term Rate Loan” means any Loan or, if applicable, Unpaid Sum in a Term Rate Currency.

“Term Reference Rate” means, in relation to a Term Rate Loan:

(a)	the applicable Primary Term Rate as of the Quotation Time for a period equal in length to the Interest Period of that Loan; or
(b)	as otherwise determined pursuant to Clause 13.1 (Interest calculation if no Primary Term Rate),

and if, in either case, that rate is less than zero, the Term Reference Rate shall be deemed to be zero.

“Termination Date” means the date which is the fifth (5th) anniversary of the Closing Date.

“Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements:

(a)	for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s); and

(b)

for any date prior to the date referenced in (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognised dealer in such Hedge Agreements.

“Testing Date” means 31 March and 30 September of each year and the first Testing Date shall be 31 March 2023.

“Testing Period” means any twelve (12) Months period ending on a Testing Date.

“Total Assets” means, at any time, the total assets of the Company and its Subsidiaries as shown in the most recent balance sheet of the Company, determined on a consolidated basis in accordance with GAAP on or prior to the date of determination.

“Total Commitments” means the aggregate of the Total Facility A Commitments and the Total Facility B Commitments, being eight hundred million euro (€800,000,000) at the Signing Date.

“Total Facility A Commitments” means the aggregate of the Facility A Commitments, being three hundred million euro (€300,000,000) at the Signing Date.

“Total Facility B Commitments” means the aggregate of the Facility B Commitments, being five hundred million euro (€500,000,000) at the Signing Date.

“Total Swingline Commitments” means the aggregate of the Swingline Commitments, being €100,000,000 as at the date of this Agreement.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and
(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

“UGI Corporation” means UGI Corporation, a Pennsylvania corporation.

“UGI Europe, Inc.” means UGI Europe, Inc, a company incorporated in Delaware.

“UGI France” means UGI France S.A.S., a société par actions simplifiée, incorporated under the laws of France.

“Unpaid Sum” means any sum due and payable but unpaid by a Borrower under the Finance Documents.

“US” means the United States of America.

“US Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“U.S. Person” means any person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Utilisation” means a utilisation of the Facilities.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Part I or Part II of Schedule 4 (Requests and notices).

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Company and the Agent.

“Write-down and Conversion Powers” means:

(a)

in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)

in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers;

(c)	in relation to any other applicable Bail-In Legislation:
(i)

any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.
1.2	Construction

(a)Unless a contrary indication appears, a reference in this Agreement to:

(i)

any “Active Bookrunner”, the “Agent”, any “Coordinator”, any “Mandated Lead Arranger and Bookrunner”, any “ESG Coordinator”, the “Mandated Lead Arranger”, the “Lead Arranger”, any “Finance Party”, any “Lender”, any “Obligor”, any “Party” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(ii)	a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Company and the Agent or, if not so agreed, is in the form specified by the Agent;
(iii)

a Lender's “cost of funds” in relation to its participation in a Loan is a reference to the average cost (determined either on an actual or a notional basis) which that Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of that participation in that Loan for a period equal in length to the Interest Period of that Loan;

(iv)	“assets” includes present and future properties, revenues and rights of every description;
(v)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;
(vi)	a “group of Lenders” includes all the Lenders;
(vii)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(viii)

a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(ix)

a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law, which is generally complied with by those to whom it is addressed) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(x)	a provision of law is a reference to that provision as amended or re-enacted; and
(xi)	unless a contrary indication appears, a time of day is a reference to London time.

(b)

The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Section, Clause and Schedule headings are for ease of reference only.
(d)

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)	A reference in this Agreement to a page or screen of an information service displaying a rate shall include:
(i)	any replacement page of that information service which displays that rate; and
(ii)	the appropriate page of such other information service which displays that rate from time to time in place of that information service,

and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Agent after consultation with the Company.

(f)	A reference in this Agreement to a Central Bank Rate shall include any successor rate to, or replacement rate for, that rate.
(g)	Any Reference Rate Supplement relating to a currency overrides anything relating to that currency in:
(i)	Schedule 12 (Reference Rate Terms); or
(ii)	any earlier Reference Rate Supplement.
(h)	A Compounding Methodology Supplement relating to the Daily Non-Cumulative Compounded RFR Rate or the Cumulative Compounded RFR Rate overrides anything relating to that rate in:
(i)	Schedule 13 (Daily Non-Cumulative Compounded RFR Rate) or Schedule 14 (Cumulative Compounded RFR Rate), as the case may be; or
(ii)	any earlier Compounding Methodology Supplement.
(i)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been remedied or waived.
(j)	A Sustainability Breach is “continuing” if it has not been remedied or waived.
(k)

The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

1.3	Currency symbols and definitions

“$”, “USD” and “dollars” denote the lawful currency of the United States of America; and

“€”, “EUR” and “euro” denote the single currency of the Participating Member States.

1.4	Third party rights
(a)

Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

(b)

Subject to Clause 37.3 (Other exceptions) but otherwise notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

1.5	French terms

In this Agreement, where it relates to a French member of the Group, a reference to:

(a)

a “suspension of payments” or inability to “pay its debts as they fall due” includes that French member of the Group being in a state of cessation des paiements within the meaning of the French Code de commerce;

(b)	a “moratorium” includes a moratorium under a mandat ad hoc or conciliation procedure in accordance with articles L. 611-3 to L. 611-16 of the French Code de Commerce;
(c)

a “similar officer” shall include a provisional administrator, conciliateur, mandataire ad hoc, administrateur judiciaire, mandataire judiciaire, liquidateur judiciaire, commissaire à l'exécution du plan, mandataire à l'exécution de l'accord or any person appointed as a result of any proceedings described in paragraph (e) below;

(d)

a “winding-up”, “dissolution”, “administration” or “reorganisation” includes liquidation judiciaire, redressement judiciaire, sauvegarde, sauvegarde accélérée, mandat ad hoc or conciliation proceedings under Livre Six of the French Code de Commerce;

(e)	“any analogous procedure or step” shall include:
(i)	any member of the Group applying for mandat ad hoc or conciliation in accordance with articles L. 611-3 to L. 611-16 of the French Code de Commerce; and
(ii)

the entry of a judgment opening sauvegarde, sauvegarde accélérée, redressement judiciaire or liquidation judiciaire proceedings or ordering a cession totale ou partielle de l'entreprise under articles L. 620-1 to L. 670-8 of the French Code de Commerce.

(f)	“guarantee” includes any cautionnement, aval, any garantie which is independent from the debt to which it relates and any type of sûreté personnelle;
(g)

a “merger” includes any fusion implemented in accordance with articles L. 236-1 to L. 236-24 of the French Code de Commerce and a “corporate reconstruction” includes, in relation to a company any contribution of part of its business in consideration of shares (apport partiel d'actifs) and any demerger (scission) implemented in accordance with articles L. 236-1 to L.236-24 of the French Code de Commerce; and

(h)	a “security interest” includes any sûreté réelle.
1.6	Dutch terms

In this Agreement, where it relates to a Dutch entity, or Dutch security, a reference to:

(a)	a necessary action to authorise where applicable, includes without limitation:
(i)	any action required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden); and
(ii)	obtaining an unconditional positive advice (advies) from the competent works council(s) if a positive advice is required pursuant to the Dutch Works Councils Act (Wet op de ondernemingsraden);
(b)	gross negligence means grove schuld;
(c)	negligence means schuld;
(d)

a security interest includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (beperkt recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);

(e)	wilful misconduct means opzet;
(f)

a winding-up, administration or dissolution (and any of those terms) includes a Dutch entity being declared bankrupt (failliet verklaard), being subject to a pre-insolvency plan procedure (onderhands akkoordprocedure), or dissolved (ontbonden);

(g)	a moratorium includes surseance van betaling and a moratorium is declared or occurs includes surseance verleend;
(h)	any step or procedure taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under Section 36 of the Dutch Tax Collection Act (Invorderingswet 1990);
(i)	an administrative receiver or receiver includes a curator;

(j)	an administrator includes a (stille) bewindvoerder, a herstructureringsdeskundige or an observator;
(k)	an attachment includes a beslag;
(l)	a merger includes a juridische fusie;
(m)	a demerger includes a juridische splitsing; and
(n)	financial assistance means any action or contemplated action prohibited by a naamloze vennootschap, section 2:98(c) of the Dutch Civil Code (Burgerlijk Wetboek).
2.	THE FACILITIES
2.1	The Facilities

Subject to the terms of this Agreement, the Lenders make available to the Borrowers:

(a)	a term loan facility in an aggregate amount equal to the Total Facility A Commitments; and
(b)	a multicurrency revolving loan facility in an aggregate amount equal to the Total Facility B Commitments.
2.2	Increase
(a)

The Company may by giving prior notice to the Agent by no later than the date falling thirty (30) Business Days after the effective date of a cancellation of the Commitment of a Lender in accordance with:

(i)	Clause 10.1 (Illegality) or Clause 10.6 (Right of cancellation in relation to a Defaulting Lender); or
(ii)

paragraph (a) of Clause 10.5 (Right of replacement or repayment and cancellation in relation to a single Lender), request that the Commitments relating to any Facility be increased (and the Commitments shall be so increased) in an aggregate amount in the Base Currency of up to the amount of the Commitments relating to that Facility so cancelled as follows:

(A)

the increased Commitments will be assumed by one or more Eligible Institutions (each an “Increase Lender”) each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender in respect of those Commitments;

(B)

each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;

(C)

each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;

(D)	the Commitments of the other Lenders shall continue in full force and effect; and
(E)

any increase in the Commitments relating to a Facility shall take effect on the date specified by the Company in the notice referred to above or any later date on which the Agent executes an otherwise duly completed Increase Confirmation delivered to it by the relevant Increase Lender.

(b)

The Agent shall, subject to paragraph (c) below, as soon as reasonably practicable after receipt by it of a duly completed Increase Confirmation appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Increase Confirmation.

(c)

The Agent shall only be obliged to execute an Increase Confirmation delivered to it by an Increase Lender once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender.

(d)

Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as it would have been had it been an Original Lender.

(e)

The Company shall promptly on demand pay the Agent the amount of all pre-agreed costs and expenses (including legal fees) reasonably incurred by it in connection with any increase in Commitments under this Clause 2.2.

(f)

The Increase Lender shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee in an amount equal to the fee which would be payable under Clause 26.4 (Assignment or transfer fee) if the increase was a transfer pursuant to Clause 26.6 (Procedure for transfer) and if the Increase Lender was a New Lender.

(g)

The Company may pay to the Increase Lender a fee in the amount and at the times agreed between the Company and the Increase Lender in a letter between the Company and the Increase Lender setting out that fee.  A reference in this Agreement to a Fee Letter shall include any letter referred to in this paragraph (g).

(h)

Neither the Agent nor any Lender shall have any obligation to find an Increase Lender and in no event shall any Lender whose Commitment is replaced by an Increase Lender be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.

(i)	Clause 26.5 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:
(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;
(ii)	the “New Lender” were references to that “Increase Lender”; and
(iii)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.
2.3	Finance Parties' rights and obligations
(a)

The obligations of each Finance Party under the Finance Documents are several.  Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents.  No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrowers is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by a Borrower which relates to a Finance Party's participation in a Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by the relevant Borrower.

(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.
2.4	Obligors' Agent
(a)

Each Obligor (other than the Company) by its execution of this Agreement or an Accession Agreement irrevocably appoints the Company (acting through one or more authorised signatories) to act on its behalf as its agent (the “Obligors' Agent”) in relation to the Finance Documents and irrevocably authorises:

(i)

the Company on its behalf to supply all information concerning itself, its financial condition and otherwise to the Lenders as contemplated under this Agreement and to give all notices and instructions, to execute on its behalf any Finance

Document and to enter into any agreement in connection with the Finance Documents notwithstanding that the same may affect such Obligor, without further reference to, or the consent of, such Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to be given to or served on such Obligor pursuant to the Finance Documents to Company on its behalf,

and in each such case such Obligor will be bound thereby as though such Obligor itself had given such notice and instructions, executed such agreement or received any such notice, demand or other communications.

(b)

Every act, agreement, undertaking, settlement, waiver, amendment, notice or other communication given or made by the Company or given to the Company under any Finance Document on behalf of another Obligor, or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with the same (and irrespective of whether the Company has complied with its obligations under paragraph (c) below) provided that, except as expressly provided in Clause 20 (Guarantee and Indemnity), no Obligor jointly and severally guarantees to each Finance Party prompt performance by each other Obligor of all its obligations under the Finance Documents and the payments when due of all sums from time to time payable by each other Obligor. In the event of any conflict between any notices or other communications of the Company and any other Obligor, those of the Company shall prevail.

(c)

Without prejudice to the foregoing, the Company shall at all times keep each Obligor informed of all such actions taken or notices or instructions given by the Company on behalf of such Obligor and to the extent practicable or desirable consult with and take instructions from such Obligor.

3.	PURPOSE
3.1	Purpose

The Borrowers shall apply all amounts borrowed by it under the Facilities towards:

(a)	refinancing the Refinanced Debt; and
(b)	funding the working capital needs and general corporate purposes of the Group, including, without limitation, financing of investments and Permitted Acquisitions.
3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION
4.1	Initial conditions precedent
(a)

The Company shall deliver at the latest on the Closing Date the documents and other evidence listed in Part I of Schedule 3 (Conditions Precedent) in form and substance satisfactory to the Lenders. The Agent shall notify the Company and the Lenders promptly upon being so satisfied. With the consent of all Lenders, the Agent may waive any of the conditions precedent in Part I of Schedule 3 (Conditions Precedent).

(b)

No Borrower may deliver its first Utilisation Request under any of the Facilities unless the Lenders have received the documents and other evidence listed in Part II of Schedule 3 (Conditions Precedent) in form and substance satisfactory to the Lenders. The Agent shall notify the Company and the Lenders promptly upon being so satisfied. With the consent of all Lenders, the Agent may waive any of the conditions precedent in Part I and Part II of Schedule 3 (Conditions Precedent).

4.2	Further conditions precedent

Subject to Clause 4.1 (Initial conditions precedent) above, the Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)

in the case of a Rollover Loan, no Rollover Event of Default and no Event of Default pursuant to Clause 25.1 (Non-payment), Clause 25.2 (Financial covenant), Clause 25.5 (Cross default), Clause 25.7 (Insolvency proceedings), Clause 25.9 (Unlawfulness), Clause 25.10 (Repudiation), Clause 25.12 (Auditors' qualification), Clause 25.13 (No judgment) or Clause 25.14 (Material adverse change) has occurred and is continuing or would result from the proposed Utilisation and, in the case of any other Utilisation, no Default is continuing or would result from the proposed Utilisation; and

(b)	in the case of any Utilisation which is not a Rollover Loan, the Repeating Representations to be made by the Borrowers are true in all material respects.
4.3	Maximum number of Loans

No Borrower may deliver a Utilisation Request if as a result of the proposed Loan:

(a)	more than one (1) Facility A Loan would be outstanding; or
(b)	more than ten (10) Facility B Loans and Swingline Loans (in aggregate) would be outstanding.
5.	UTILISATION
5.1	Delivery of a Utilisation Request

A Borrower may utilise the Facilities by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request
(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(i)	it identifies the Facility to be utilised;
(ii)	the proposed Utilisation Date is a Business Day within the Availability Period;
(iii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and
(iv)	the proposed Interest Period complies with Clause 12 (Interest Periods).
(b)

In relation to Facility B, multiple Loans may be requested in a Utilisation Request where the proposed Utilisation Date is the Closing Date. Only one Loan may be requested in each subsequent Utilisation Request.

5.3	Currency and amount
(a)	The currency specified in a Utilisation Request must be:
(i)	in relation to Facility A, the Base Currency; and
(ii)	in relation to Facility B, the Base Currency or the Optional Currency.

(b)The amount of the proposed Loan must be:

(i)	if the currency selected is the Base Currency, a minimum of EUR 5,000,000 (five million euro) or, if less, the Available Facility; or
(ii)	if the currency selected is the Optional Currency, a minimum of USD 5,000,000 (five million dollars) or, if less, the Available Facility; and
(iii)

for any Facility B Loan in the Optional Currency, in an amount which, when aggregated with any other outstanding and/or requested Facility B Loan(s) denominated in the Optional Currency, does not exceed €250,000,000.

(c)	Facility A may only be utilised in one single drawdown at the Closing Date.
5.4	Lenders' participation
(a)

If the conditions set out in this Agreement have been met, and subject to Clause 9.1 (Repayment of Loans), each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender's participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)

The Agent shall determine the Base Currency Amount of each Facility B Loan which is to be made in the Optional Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan, the amount of its participation in that Loan and, if different, the amount of that participation to be made available in accordance with Clause 31.1 (Payments to the Agent),  in each case by the Specified Time.

5.5	Cancellation of Commitment

The Commitments which, at that time, are unutilised (taking into account a utilisation of the Facility B by way of Swingline Loan) shall be immediately cancelled at the end of their applicable Availability Periods.

6.	OPTIONAL CURRENCY
6.1	Selection of currency

A Borrower (or the Company on behalf of a Borrower) shall select the currency of a Facility B Loan in a Utilisation Request.

6.2	Unavailability of a currency

If before the Specified Time on any Quotation Day:

(a)	a Lender notifies the Agent that the Optional Currency is not readily available to it in the amount required; or
(b)	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the Optional Currency would contravene a law or regulation applicable to it,

the Agent will give notice to the relevant Borrower to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 6.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount or, in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

6.3	Agent’s Calculations

Each Lender’s participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.4 (Lenders’ participation).

7.	UTILISATION – SWINGLINE LOANS
7.1	General
(a)	Clause 4.2 (Further conditions precedent);
(b)	Clause 5 (Utilisation);

(c)	Clause 11 (Interest) as it applies to the calculation of interest on a Loan but not default interest on an overdue amount;
(d)	Clause 12 (Interest Periods); and
(e)	Clause 13 (Changes to the Calculation of Interest) (with the exception of Clause 13.3 (Market disruption) and Clause 13.6 (Break Costs)),

do not apply to Swingline Loans.

7.2	Delivery of a Utilisation Request for Swingline Loans

A Borrower may utilise the Swingline Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

7.3	Completion of a Utilisation Request for Swingline Loans
(a)	Each Utilisation Request for a Swingline Loan is irrevocable and will not be regarded as having been duly completed unless:
(i)	it identifies the Borrower;
(ii)	it specifies that it is for a Swingline Loan;
(iii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to Facility B;
(iv)	the Swingline Loan is denominated in euro;
(v)

the amount of the proposed Swingline Loan is not more than the Available Swingline Facility and is a minimum of €5,000,000 and in integral multiples of €1,000,000 or, if less, the Available Swingline Facility; and

(vi)	the proposed Interest Period:
(A)	does not extend beyond the Termination Date applicable to Facility B;
(B)	is a period of not more than five (5) Business Days; and
(C)	ends on a Business Day.
(b)	Only one Swingline Loan may be requested in each Utilisation Request.
7.4	Swingline Lenders’ Participation
(a)	If the conditions set out in this Agreement have been met, each Swingline Lender shall make its participation in each Swingline Loan available through its Facility Office.
(b)	The Swingline Lenders will only be obliged to comply with paragraph (a) above if on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)	no Default is continuing or would result from the proposed Loan; and
(ii)	the Repeating Representations to be made by each Obligor are true.
(c)

The amount of each Swingline Lender’s participation in each Swingline Loan will be equal to the proportion borne by its Available Swingline Commitment to the Available Swingline Facility immediately prior to making the Swingline Loan, adjusted to take account of any limit applying under Clause 7.5 (Relationship with Facility B).

(d)

The Agent shall determine the Base Currency Amount of each Swingline Loan and notify each Swingline Lender of the amount of each Swingline Loan and its participation in that Swingline Loan by the Specified Time.

7.5	Relationship with Facility B
(a)	This Clause 7.5 applies when a Swingline Loan is outstanding or is to be borrowed.
(b)	Facility B may be used by way of Swingline Loans. The Swingline Facility is not independent of Facility B.
(c)

Notwithstanding any other term of this Agreement a Lender is only obliged to participate in a Utilisation under Facility B (including, for the avoidance of doubt, a Swingline Loan) to the extent that it would not result in the Base Currency Amount of its participation in Utilisations under Facility B (including, for the avoidance of doubt, Swingline Loans) exceeding its Facility B Commitment.

7.6	Cancellation of Swingline Commitments

The Swingline Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility B.

8.	SWINGLINE LOANS
8.1	Swingline

Subject to the terms of this Agreement, the Swingline Lenders make available to the Borrowers a euro swingline loan facility in an aggregate amount equal to the Total Swingline Commitments.

8.2	Purpose

Each Borrower shall apply all amounts borrowed by it under the Swingline Facility to finance day-to-day liquidity needs of the Group.

8.3	Repayment
(a)	Each Borrower that has drawn a Swingline Loan shall repay that Swingline Loan on the last day of its Interest Period.

(b)	The Borrower to which a Swingline Loan has been made shall not use a Swingline Loan to repay any existing Swingline Loan.
8.4	Voluntary Prepayment of Swingline Loans
(a)	The Borrower to which a Swingline Loan has been made may prepay, if it gives the Agent not less than two (2) Business Days' prior notice, at any time the whole of that Swingline Loan.
(b)	Unless a contrary indication appears in this Agreement, any part of the Swingline Facility which is prepaid or repaid may be re-borrowed in accordance with the terms of this Agreement.
8.5	Interest
(a)	The rate of interest on each Swingline Loan for any day during its Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(i)	Swingline Margin; and
(ii)	Enhanced €STR.
(b)	The Agent shall promptly notify the Swingline Lenders and the relevant Borrower of the determination of the rate of interest under paragraph (a) above relating to a Swingline Loan.
(c)	If any day during an Interest Period is not a Business Day, the rate of interest on a Swingline Loan on that day will be the rate applicable to the immediately preceding Business Day.
(d)	Each Borrower shall pay accrued interest on each Swingline Loan made to it on the Business Day which immediately follows the last day of its Interest Period.
8.6	Unavailability of €STR Screen Rate – Swingline Facility
(a)	If no €STR Screen Rate is available for any day the applicable €STR for that day shall be the most recent applicable €STR Screen Rate which is as of a day which is no more than 5 days before that day.
(b)

If paragraph (a) above applies and there is no applicable €STR Screen Rate which is as of a day which is no more than 5 days before that day, there shall be no Basic €STR for that day and Clause 8.7 (Cost of Funds – Swingline Facility) shall apply.

8.7	Cost of Funds – Swingline Facility
(a)	If this Clause 8.7 applies, the rate of interest on each Swingline Lender’s share of the relevant Swingline Loan for the relevant day shall be the percentage rate per annum which is the sum of:
(i)	the Margin; and

(ii)

the rate notified to the Agent by that Swingline Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Swingline Loan, to be that which expresses as a percentage rate per annum the cost to the relevant Swingline Lender of funding its participation in that Swingline Loan for that day from whatever source it may reasonably select.

(b)

If this Clause 8.7 applies but any Swingline Lender does not supply a quotation by the time specified in paragraph (a)(ii) above the rate of interest shall be calculated on the basis of the average of the quotations of the remaining Swingline Lenders.

8.8	Interest Period
(a)	Each Swingline Loan has one Interest Period only.
(b)	The Interest Period for a Swingline Loan must be selected in the relevant Utilisation Request.
8.9	Partial payments – Swingline Facility
(a)

If the Agent receives a payment in respect of the Swingline Facility that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents in respect of the Swingline Facility, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in respect of the Swingline Facility in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Agent under the Finance Documents incurred in respect of the Swingline Facility;
(ii)	secondly, in or towards payment pro rata of any accrued interest on a Swingline Loan due but unpaid under this Agreement;
(iii)	thirdly, in or towards payment pro rata of the principal of any Swingline Loan due but unpaid under this Agreement; and
(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents in respect of the Swingline Facility.
(b)	The Agent shall, if so directed by all the Swingline Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.
(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor and Clause 31.5 (Partial payments) does not apply to the Swingline Facility.
8.10	Loss Sharing
(a)

If a Loan or interest on a Loan is not paid in full on its due date, the Agent (if requested to do so in writing by any affected Lender) shall calculate the amount (if any) which needs to be paid or received by each Lender with a Facility B Commitment to place that Lender in the position it would have been in had each Lender (or its Affiliate) with a Facility B Commitment participated in that Loan in the proportion borne by its Facility

B Commitment to the Total Facility B Commitments and, if the Total Facility B Commitments are then zero, the proportion borne by its Facility B Commitment to the Total Facility B Commitments immediately prior to their reduction to zero.

(b)

The calculation of the Agent is designed solely to allocate the unpaid amount proportionally between the Lenders with a Facility B Commitment according to their Facility B Commitments and will not take into account any commitment fee or other amount payable under the Finance Documents.

(c)

The Agent will set a date (the “Loss Sharing Date”) on which payments must be made under this Clause 8.10. The Agent shall give at least 3 Business Days’ notice to each affected Lender of this date and the amount of the payment (if any) to be paid or received by it on this date.

(d)	All payments made pursuant to this Clause 8.10 must be in the Base Currency or, as applicable, the Optional Currency.
(e)	On the Loss Sharing Date:
(i)	each affected Lender who has to make a payment shall pay to the Agent the relevant amount set out in the notice referred to in paragraph (c) above; and
(ii)	out of the amounts the Agent receives, the Agent shall pay to each affected Lender who is entitled to receive a payment the amount set out in that notice.
(f)

If the amount actually received by the Agent from the Lenders under paragraph (d) above is insufficient to pay the full amount required to be paid under that paragraph, the Agent shall distribute the amount it actually receives among the affected Lenders pro rata to the amounts they are entitled to receive under that paragraph.

(g)

If a Lender makes a payment to the Agent under this Clause 8.10 then, to the extent that that payment is distributed by the Agent under paragraphs (d) or (f) above, as between the relevant Obligor and that Lender an amount equal to the amount of that distributed payment will be treated as not having been paid by the relevant Obligor.

(h)	Any payment under this Clause 8.10 will not reduce the obligations in aggregate of any Obligor.
9.	REPAYMENT
9.1	Repayment of the Facility A Loan

The Company shall repay the Facility A Loan in full on the Termination Date.

9.2	Repayment of the Facility B Loans
(a)	Each Borrower shall repay each Facility B Loan which it has drawn on the last day of its Interest Period.

(b)	Without prejudice to each Borrower's obligation under paragraph (a) above, provided no Event of Default is continuing or would result from the application of this Clause 9.2(b), if:
(i)	one or more Facility B Loans are to be made available to the same Borrower:
(A)	on the same day that a maturing Facility B Loan is due to be repaid by that Borrower;
(B)	in the same currency as the maturing Facility B Loan; and
(C)	in whole or in part for the purpose of refinancing the maturing Facility B Loan;
(ii)

the proportion borne by each Lender's participation in the maturing Facility B Loan to the amount of that maturing Facility B Loan is the same as the proportion borne by that Lender's participation in the new Facility B Loans to the aggregate amount of those new Facility B Loans; and

(iii)

the aggregate amount of the new Facility B Loans shall, unless a Borrower notifies the Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Facility B Loan so that:

(A)	if the amount of the maturing Facility B Loan exceeds the aggregate amount of the new Facility B Loans:
(1)	a Borrower will only be required to make a payment under Clause 31.1 (Payments to the Agent) in an amount in the relevant currency equal to that excess; and
(2)

each Lender's participation in the new Facility B Loans shall be treated as having been made available and applied by the relevant Borrower in or towards repayment of that Lender's participation in the maturing Facility B Loan and that Lender will not be required to make a payment under Clause 31.1 (Payments to the Agent) in respect of its participation in the new Facility B Loans; and

(B)	if the amount of the maturing Facility B Loan is equal to or less than the aggregate amount of the new Facility B Loans:
(1)	the relevant Borrower will not be required to make a payment under Clause 31.1 (Payments to the Agent); and
(2)

each Lender will be required to make a payment under Clause 31.1 (Payments to the Agent) in respect of its participation in the new Facility B Loans only to the extent that its participation in the new Facility B Loans exceeds that Lender's participation in the maturing Facility B Loan and the remainder of that Lender's participation in the new Loans shall be treated as having been made available and applied by the relevant Borrower in or towards repayment of that Lender's participation in the maturing Facility B Loan.

10.	ILLEGALITY, VOLUNTARY PREPAYMENT, CANCELLATION AND CHANGE OF CONTROL AND SALE
10.1	Illegality

If, in any applicable jurisdiction, it becomes unlawful for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;
(b)	upon the Agent notifying the Company, each Available Commitment of that Lender will be immediately cancelled; and
(c)

to the extent that the Lender's participation has not been transferred pursuant to paragraph (d) of Clause 10.5 (Right of replacement or repayment and cancellation in relation to a single Lender), the relevant Borrower shall repay that Lender's participation in the Loans on the last day of the Interest Period for each Loan occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender's corresponding Commitment(s) shall be cancelled in the amount of the participations repaid.

10.2	Change of control and sale
(a)	Upon the occurrence of a Change of Control or a sale of all or substantially all of the assets of the Group (in one transaction or a series of transactions):
(i)	the Company or the relevant Borrower shall promptly notify the Agent upon becoming aware of that event;
(ii)	a Lender shall not be obliged to fund a Utilisation (except for a Rollover Loan);
(iii)

the Agent shall, by not less than ten (10) Business Days' notice to the Company, cancel the Total Commitments and declare all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Total Commitments will be cancelled and all such outstanding Loans and amounts will become immediately due and payable.

(b)	For the purpose of paragraph (a) above “Change of Control” will occur if:
(i)	UGI Corporation:
(A)	ceases to hold, directly or indirectly, at least fifty one per cent. (51%) of the issued share capital of the Company; or

(B)

ceases directly or indirectly to have the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to cast, or control the casting of, more than fifty one per cent. (51%) of the maximum number of votes that might be cast at a general meeting of the Company or appoint or remove all, or a majority, of the directors or the other equivalent officers of the Company; or

(ii)	The Company:
(A)	ceases to hold, directly or indirectly, one hundred per cent. (100%) of the issued share capital of the Dutch Borrower; or
(B)

ceases directly or indirectly to have the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to cast, or control the casting of, one hundred per cent. (100%) of the maximum number of votes that might be cast at a general meeting of UGI International Holdings B.V. or appoint or remove all, or a majority, of the directors or the other equivalent officers of the Dutch Borrower.

10.3	Voluntary cancellation

The Company may, if it gives the Agent not less than three (3) Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of five million euro (EUR 5,000,000) and an integral multiple of one million euro (EUR 1,000,000)) of the Available Facility. Any cancellation under this Clause 10.3 shall reduce the Commitments of the Lenders rateably.

10.4	Voluntary prepayment
(a)

The Company may, if it gives the Agent not less than three (3) Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Loan (but if in part, being an amount that reduces the Base Currency Amount of the Loan by a minimum amount of five million euro (EUR 5,000,000) and an integral multiple of one million euro (EUR 1,000,000)).

(b)	No Borrower may make more than four (4) voluntary prepayments of Compounded Rate Loans in any twelve (12) Month period.
10.5	Right of replacement or repayment and cancellation in relation to a single Lender
(a)	If:
(i)	any sum payable to any Lender by a Borrower is required to be increased under Clause 15.1 (Payments free of Taxes);
(ii)	any Lender claims indemnification from a Borrower under Clause 15.3 (Indemnification by the Borrower) or Clause 16.1 (Increased costs); or

(iii)	interest on a Lender's participation in a Loan is being calculated in accordance with Clause 13.4 (Cost of funds),
(iv)

any amount payable to any Lender by a French Guarantor under a Finance Document is not, or will not be (when the relevant corporate income tax is calculated) treated as a deductible charge or expense for French tax purposes for that French Guarantor by reason of that amount being (i) paid or accrued to a Lender incorporated, domiciled, established or acting through a Facility Office situated in a Non-Cooperative Jurisdiction, or (ii) paid to an account opened in the name of or for the benefit of that Lender in a financial institution situated in a Non-Cooperative Jurisdiction, the Company may, whilst the circumstance giving rise to the requirement for that increase, indemnification or non-deductibility for French tax purposes continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender's participation in the Loans or give the Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.
(c)

On the last day of each Interest Period which ends after the Company has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Company in that notice), the Company shall repay that Lender's participation in that Loan.

(d)If:

(i)	any of the circumstances set out in paragraph (a) above apply to a Lender; or
(ii)	a Borrower becomes obliged to pay any amount in accordance with Clause 10.1 (Illegality) to any Lender,

the Company may, on three (3) Business Days' prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 26 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to an Eligible Institution which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 26 (Changes to the Lenders) for a purchase price in cash payable at the time of the transfer in an amount equal to the outstanding principal amount of such Lender's participation in the outstanding Loans and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(e)	The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:
(i)	the Borrowers shall have no right to replace the Agent;

(ii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender;
(iii)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and
(iv)

the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (d) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(f)

A Lender shall perform the checks described in paragraph (e)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (d) above and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.

10.6	Right of cancellation in relation to a Defaulting Lender
(a)

If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent five (5) Business Days' notice of cancellation of each Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.
(c)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.
10.7	Restrictions
(a)

Any notice of cancellation or prepayment given by any Party under this Clause 10 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.
(c)

The Company may not reborrow any part of Facility A which is prepaid and cancelled. However, and unless a contrary indication appears in this Agreement and except for any prepayment or cancellation of any part of Facility B pursuant to Clause 10.1 (Illegality), Clause 10.2 (Change of Control or sale), Clause 10.3 (Voluntary cancellation), or Clause 10.6 (Right of cancellation in relation to a Defaulting Lender), any part of Facility B which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

(d)	No Borrower shall repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.
(e)	Subject to Clause 2.2 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.
(f)	If the Agent receives a notice under this Clause 10 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.
(g)

If all or part of any Lender's participation in a Loan is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of that Lender's Commitment (equal to the Base Currency Amount of the amount of the participation which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.

10.8	Application of prepayments
(a)	Any prepayment of a Loan pursuant to Clause 10.2 (Change of control and sale) shall be applied pro rata to each Lender's participation in that Loan.
(b)

Any prepayment of a Loan pursuant to Clause 10.4 (Voluntary prepayment) shall be applied pro rata to each Lender's participation in that Loan in such order between any outstanding Loans as the Company may elect in its sole discretion (provided always that the Lenders of the Loan subject to such prepayment are treated in a pro rata manner).

11.	INTEREST
11.1	Calculation of interest – Term Rate Loan

The rate of interest on each Term Rate Loan (other than a Swingline Loan) for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and
(b)	Term Reference Rate.
11.2	Calculation of interest – Compounded Rate Loan
(a)	The rate of interest on each Compounded Rate Loan for any day during an Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(i)	Margin; and
(ii)	Compounded Reference Rate for that day.
(b)

If any day during an Interest Period for a Compounded Rate Loan is not an RFR Banking Day, the rate of interest on that Compounded Rate Loan for that day will be the rate applicable to the immediately preceding RFR Banking Day.

11.3	Payment of Interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, with respect to Term Rate Loans only, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

11.4	Default interest
(a)

If a Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is one per cent. (1%) per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 11.4 shall be immediately payable by the relevant Borrower on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:
(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and
(ii)

the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.

(c)

Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

11.5	Notifications
(a)	The Agent shall promptly notify the Lenders and the relevant Borrower (or the Company) of the determination of a rate of interest relating to a Term Rate Loan.
(b)	The Agent shall promptly upon a Compounded Rate Interest Payment being determinable notify:
(i)	the relevant Borrower of that Compounded Rate Interest Payment;
(ii)	each relevant Lender of the proportion of that Compounded Rate Interest Payment which relates to that Lender's participation in the relevant Compounded Rate Loan; and
(iii)	the relevant Lenders and the relevant Borrower of:

(A)	each applicable rate of interest relating to the determination of that Compounded Rate Interest Payment; and
(B)	to the extent it is then determinable, the Market Disruption Rate (if any) relating to the relevant Compounded Rate Loan.

This paragraph (b) shall not apply to any Compounded Rate Interest Payment determined pursuant to Clause 13.4 (Cost of funds).

(c)	The Agent shall promptly notify the relevant Borrower (or the Company) of each Funding Rate relating to a Loan.
(d)

The Agent shall promptly notify the relevant Lenders and the relevant Borrower of the determination of a rate of interest relating to a Compounded Rate Loan to which Clause 13.4 (Cost of funds) applies.

(a)	This Clause 11.5 shall not require the Agent to make any notification to any Party on a day which is not a Business Day.
11.6	Margin adjustment
(a)

The Margin for each Loan in respect of any Interest Period shall be adjusted in order to correspond to the percentage per annum set out below in the applicable column for a Facility A Loan, a Facility B Loan or a Swingline Loan opposite the range in which the Consolidated Total Net Leverage Ratio falls as from the first day of the Interest Period during which the Compliance Certificate has been received by the Agent (provided that the Compliance Certificate has been received at least five (5) Business Days prior to the expiry of the relevant Interest Period) or as from the first day of the next Interest Period if the Compliance Certificate has been received by the Agent less than five (5) Business Days prior to the expiry of the relevant Interest Period (and for the first time in respect of the first Interest Period for the first Utilisation, based on the audited consolidated financial statements of the Group as at 30 September 2022 or any more recent Accounts received by the Agent together with the Compliance Certificate).

Consolidated Total Net Leverage Ratio	Facility A Margin % p.a.	Facility B Margin for Loan in the Base Currency % p.a.	Facility B Margin for Loan in the Optional Currency	Swingline Facility Margin % p.a.
Greater than or equal to 4.00:1	3.35%	3.00%	3.35%	3.15%
Less than 4.00:1 but greater than or equal to 3.50:1	2.95%	2.60%	2.95%	2.75

Consolidated Total Net Leverage Ratio	Facility A Margin % p.a.	Facility B Margin for Loan in the Base Currency % p.a.	Facility B Margin for Loan in the Optional Currency	Swingline Facility Margin % p.a.
Less than 3.50:1 but greater than or equal to 3.00:1	2.65%	2.30%	2.65%	2.45%
Less than 3.00:1 but greater than or equal to 2.50:1	2.35%	2.00%	2.35%	2.15%
Less than 2.50:1 but greater than or equal to 2.00:1	2.10%	1.75%	2.10%	1.90%
Less than 2.00:1 but greater than or equal to 1.50:1	1.85%	1.50%	1.85%	1.65%
Less than 1.50:1	1.70%	1.35%	1.70%	1.50%

(b)

If the Compliance Certificate in relation to the consolidated annual audited financial statements of the Company shows that the Margin should have been, but was not, increased, the Margin will be re-calculated retrospectively by reference to those consolidated annual audited financial statements, and appropriate adjustment payments will be required to be made (it being specified that such provision shall not apply in respect of the Borrowers against any Lender to the extent that it no longer holds a participation in the Facilities both at the time to which the adjustment relates and at the date the adjustment is to be made).

(c)

If the consolidated annual audited financial statements of the Company show that the Margin should have been, but was not decreased, the amounts payable by the Borrowers at the end of the then current interest period shall be reduced so as to put the Lenders and the Borrowers in the position they would have been in had the correct margin been applied (it being specified that such provision shall not apply to any Lender to the extent that: (i) it no longer holds a participation in the Facilities; or (ii) it did not hold a participation in the relevant Facilities, at the date the adjustment is to be made).

(d)

No decrease in the Margin shall take effect if an Event of Default has occurred. If an Event of Default occurs and for so long as it is continuing, the Margin applicable to a Loan (in addition to any default interest) shall immediately be (if it is not already) the highest percentage per annum set out above for such a Loan, until the time when such Event of Default is waived or remedied.

(e)

Following a failure (and whilst such failure is continuing) to provide financial information or a Compliance Certificate which is necessary to determine the Margin, the Margin for each Loan as from the first day of each applicable Interest Period shall be the highest percentage per annum as set out above for each Loan, provided that on the day on which the relevant financial information or Compliance Certificate is provided to the Agent, the applicable Margin shall be the percentage per annum as set out above in the column for the applicable Facility opposite that range as provided above.

(f)	For the purposes of this Clause 11.6, Margin adjustments shall not be limited to one step-down or step-up at a time.
11.7	ESG Criteria

(a)Definitions

For the purpose of this Clause:

“Applicable ESG Standards” means in relation to a KPI, the applicable standards (if any) specified in a Sustainability Compliance Certificate, in each case as such standards may be amended or supplemented from time to time to the extent that such standards are no less stringent in any material respect than the form published as at the date of the Amendment and Restatement Agreement.

“Calculation Methodology” means the KPI 1 Calculation Methodology, the KPI 2 Calculation Methodology or the KPI 3 Calculation Methodology.

“Declassification Date” means the date on which the Agent (acting on the instructions of the Majority Lenders) exercises its right to declassify this Agreement as “sustainability-linked” in accordance with paragraph (d) (Declassification Event) of this Clause 11.7 (ESG Criteria).

“Declassification Event” means:

(i)

following the occurrence of a Sustainability Amendment Event, no agreement is reached at the end of the Negotiation Period in accordance with the terms of paragraph (c) (Sustainability Amendment Event) of this Clause 11.7 (ESG Criteria); or

(ii)	the Company fails to provide a Sustainability Compliance Certificate for two (2) consecutive SLL Reference Periods.

“GHG” means greenhouse gas emissions expressed in kilograms of carbon dioxide (kg CO2).

“GHG Protocol” means the internationally recognized standard for GHG accounting of companies defining the methodologies for calculating direct and indirect emissions according to the World Resources Institute (WRI) and the World Business Council for Sustainable Development (WBCSD) Greenhous Gas Protocols.

“KPIs” means KPI 1, KPI 2 and KPI 3.

“KPI 1” means the key performance indicator regarding a reduction in the total aggregate amount of transportation-related and sites-related GHG.

“KPI 1 Baseline” means, in relation to KPI 1, 50.7 kg CO2 per ton of delivered LPG, being the total aggregate amount in kilograms of carbon dioxide (kg CO2) emitted (based on GHG Protocol standard Scope 1 and Scope 2 discounted from fugitive emissions and Scope 3 Transportation-Related Category 4 and Category 9) by the Group divided by the total amount of LPG delivered to retail customers (i.e., non-wholesale deliveries) during the SLL Reference Period ended 30 September 2022.

“KPI 1 Calculation Methodology” means, in relation to KPI 1 and to a SLL Reference Period, the total aggregate amount in kilograms of carbon dioxide (kg CO2) emitted (based on GHG Protocol standard Scope 1 and Scope 2 discounted from fugitive emissions and Scope 3 Transportation-Related Category 4 and Category 9) by the Group in that SLL Reference Period divided by the total amount of LPG delivered to retail customers (i.e., non-wholesale deliveries) in that SLL Reference Period, as compared to the KPI 1 Baseline.

“KPI 1 Score” means, in relation to a SLL Reference Period, the percentage (%) as compared to the KPI 1 Baseline resulting from the KPI 1 Calculation Methodology.

“KPI 1 Sustainability Margin Discount Threshold” means, in relation to a SLL Reference Period, the discount threshold set opposite the applicable “KPI 1 Score” in the row set out below:

Relevant SLL Reference Period	2023-2024	2024-2025	2025-2026	2026-2027
KPI 1 Score	-16%	-18%	-20%	-21%

“KPI 1 Sustainability Margin Premium Threshold” means, in relation to a SLL Reference Period, the premium threshold set opposite the applicable “KPI 1 Score” row below:

Relevant SLL Reference Period	2023-2024	2024-2025	2025-2026	2026-2027
KPI 1 Score	-4%	-6%	-8%	-10%

“KPI 2” means the key performance indicator regarding an increase in the proportion of products of the Group from renewable sources such as renewable dimethyl ether (“rDME”), renewable liquified gas (“rLG”), biomethane and Solar PV electricity.

“KPI 2 Calculation Methodology” means, in relation to a SLL Reference Period, the total quantity of all products from renewable sources (such as rDME, rLG, biomethane and Solar PV electricity) delivered by the Group in that SLL Reference Period divided by the total quantity of products delivered by the Group in that SLL Reference Period. For purposes of the KPI 2 Calculation Methodology, the units of each applicable energy source shall be converted to tons of LPG by using the lower heating value of LPG at 46 GJ per ton.

“KPI 2 Score” means, in relation to a SLL Reference Period, the percentage (%) resulting from the KPI 2 Calculation Methodology.

“KPI 2 Sustainability Margin Discount Threshold” means, in relation to a SLL Reference Period, the relevant discount threshold set opposite the “KPI 2 Score” row below:

Relevant SLL Reference Period	2023-2024	2024-2025	2025-2026	2026-2027
KPI 1 Score	≥ 4.00%	≥ 8.00%	≥ 13.50%	≥ 17.50%

“KPI 2 Sustainability Margin Premium Threshold” means, in relation to a SLL Reference Period, the premium threshold set opposite the “KPI 2 Score” row below:

Relevant SLL Reference Period	2023-2024	2024-2025	2025-2026	2026-2027
KPI 2 Score	≤ 3.30%	≤ 3.60%	≤ 4.50%	≤ 5.30%

“KPI 3” means the key performance indicator regarding a continuous reduction in the Lost Time Injury Rate.

“KPI 3 Calculation Methodology” means, in relation to a SLL Reference Period, the thirty-six (36) Month average Lost Time Injury Rate from that SLL Reference Period and the two previous SLL Reference Periods.

“KPI 3 Score” means, in relation to a SLL Reference Period, the result of the KPI 3 Calculation Methodology.

“KPI 3 Sustainability Margin Discount Threshold” means, in relation to a SLL Reference Period, the discount target set opposite the “KPI 3 Score” row below:

Relevant SLL Reference Period	2023-2024	2024-2025	2025-2026	2026-2027
KPI 3 Score	≤ 0.60	≤ 0.58	≤ 0.55	≤ 0.52

“KPI 3 Sustainability Margin Premium Threshold” means, in relation to a SLL Reference Period, the premium threshold set opposite the “KPI 3 Score” row below:

Relevant SLL Reference Period	2023-2024	2024-2025	2025-2026	2026-2027
KPI 3 Score	> 0.60	> 0.58	> 0.55	> 0.52

“KPI Report” has the meaning given to that term in Clause 22.9 (Sustainability reporting).

“Lost Time Injury Rate” means the sum of:

(i)

the total number of any workplace accidents (including fatal accidents) of all the Group's employees (including employees on permanent contracts and non- permanent contracts, casual workers and interns but excluding all other temporary workers) that: (i) occurred suddenly during working hours; (ii) caused bodily injury; and (iii) led to a loss of at least twenty-four (24) hours during the previous thirty-six (36) Month period;

(ii)	divided by the total number of hours worked during that thirty-six (36) Month period; and
(iii)	multiplied by two hundred thousand (200,000) working hours.

“LPG” means liquified petroleum gas.

“Scope 1” means, as based on the first category of emissions as defined in the World Resources Institute's GHG Protocol, the combustion emissions generated by the consumption of fuels (such as natural gas and fuel) by the sites operated and the vehicles owned by the Group, such annual consumption of natural gas by the sites operated and fuel consumption of the vehicles owned and operated by the Group multiplied by their respective emission factors taken from the UKBEIS database. In the event a different database is chosen, the determination of consumption metrics for the entire applicable SLL Reference Period shall be recalculated to be consistent with the new chosen database. Scope 1 emissions shall be reduced by the Group’s verified receipt and/or use of renewable fuels, as demonstrated by appropriate certification and/or affirmation.

“Scope 2” means, as based on the second category of emissions as defined in the World Resources Institute's GHG Protocol, the combustion emissions generated during the production of electricity or district heating (or equivalent) consumed by the Group, such emissions to be multiplied by (i) zero (0) when covered by a renewable electricity or district heating (or equivalent) supply contract or by the residual emission factor for the relevant country published by the Association of Issuing Bodies for European countries or (ii), for non-European countries for which a residual emission factor is not available, the national emissions factor.

“Scope 3 Transportation-Related Category 4 and Category 9” means, as based on the third category of emissions as defined in the Word Resources Institute's GHG Protocol, the emissions generated by upstream and downstream transportation and distribution bought from the Group's tier 1 suppliers as well as its own operations (in vehicles and facilities not owned or controlled by the Group).

“SLL Reference Period” means each Financial Year, commencing with the Financial Year ending 30 September 2024.

“Sustainability Amendment Event” means:

(i)	the:
(A)	sale, lease, transfer or other disposal of an asset;
(B)	acquisition of a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them); or
(C)	entry into of any amalgamation, demerger, merger, consolidation or corporate restructuring,

by a member of the Group which, in each case, could reasonably be expected to materially affect any KPI and/or any SPT, or

(D)	a series of transactions listed in (A) to (D) above, the aggregate of which could reasonably be expected to materially affect any KPI and/or any SPT;
(ii)	the delivery of a Verification Report for any SLL Reference Period that includes details of any information and/or changes referred to in paragraph (v)(B) of Clause 22.9 (Sustainability reporting);
(iii)	the occurrence of a material change in regulation applicable to an Obligor that results in:
(A)	one or more of the KPIs no longer being appropriate to an Obligor; or
(B)	the Obligors no longer being able to achieve one or more of the SPTs; or
(C)	one or more of the SPTs becomes a regulatory required minimum standard; or
(iv)	a Borrower publicly announcing new or updated sustainability performance targets that are more ambitious than the equivalent SPT in this Agreement; or
(v)

the point in time at which a Borrower becomes aware that it will not be able to meet its obligations to provide a Sustainability Compliance Certificate, a KPI Report or a Verification Report in accordance with paragraph (b) (Sustainability Compliance Certificate) of Clause 22.9 (Sustainability reporting).

“Sustainability Auditor” means any auditor provided that (i) it is an independent internationally recognised professional services firm, environmental consultancy firm or ratings agency which is regularly engaged in the application and monitoring of sustainability and ESG standards and ESG calculation methodologies and (ii) it is not an Affiliate of a Borrower or any other member of the Group, in charge of conducting the assessment of KPIs and the score achieved for each of them provided by the Company in the Sustainability Compliance Certificates.

“Sustainability Breach” means:

(i)

an Obligor does not comply with any Sustainability Provision, provided that no Sustainability Breach will occur under this paragraph (i) if the failure to comply is capable of remedy and is remedied within fifteen (15) Business Days of the earlier of (i) the Agent giving notice to the Company and (ii) an Obligor becoming aware of the failure to comply; or

(ii)

the representation made by an Obligor pursuant to paragraph (d) of Clause 21.9 (No misleading information) is or proves to have been incorrect or misleading when made or deemed to be made and, if the non-compliance or circumstances giving rise to the misrepresentation are capable of remedy, it is not remedied within fifteen (15) Business Days of the earlier of (i) the Agent giving notice to the Company and (ii) an Obligor becoming aware of the misrepresentation.

“Sustainability Compliance Certificate” means, with respect to each SLL Reference Period, a certificate substantially in the form set out in Schedule 15 (Sustainability Compliance Certificate).

“Sustainability Compliance Certificate Inaccuracy” has the meaning given to that term in paragraph (e) (Sustainability Compliance Certificate Inaccuracy) of Clause 11.7 (ESG Criteria).

“Sustainability Information” means all information (including sustainability performance projections and forecast) which has been:

(i)	provided by or on behalf of a member of the Group to the ESG Coordinators, the Agent or the Lenders; or
(ii)	approved by any member of the Group,

solely in connection with, and to the extent it related to, any Sustainability Compliance Certificate, a KPI Report, any Verification Report, a KPI, a Sustainability Performance Threshold, a KPI Calculation Methodology or the KPI 1 Baseline.

“Sustainability Margin Adjustment” has the meaning given to that term in paragraph (b) (Sustainability Margin Adjustment) of Clause 11.7 (ESG Criteria).

“Sustainability Margin Adjustment Date” has the meaning given to that term in paragraph (b) (Sustainability Margin Adjustment) of Clause 11.7 (ESG Criteria).

“Sustainability Margin Discount Threshold” means each of the KPI 1 Sustainability Margin Discount Threshold, the KPI 2 Sustainability Margin Discount Threshold and the KPI 3 Sustainability Margin Discount Threshold.

“Sustainability Margin Premium Threshold” means each of the KPI 1 Sustainability Margin Premium Threshold, the KPI 2 Sustainability Margin Premium Threshold and

KPI 3 Sustainability Margin Premium Threshold.

“Sustainability Performance Score” means each of the KPI 1 Score, the KPI 2 Score and the KPI 3 Score.

“Sustainability Performance Thresholds” or “SPTs” means each of the Sustainability Margin Discount Thresholds and the Sustainability Margin Premium Thresholds.

“Sustainability Premium” means the rate higher, pursuant to an adjustment in accordance with paragraph (b) (Sustainability Margin Adjustment) of Clause 11.7 (ESG Criteria), than the rate which would otherwise have been applicable.

“Sustainability Provisions” means all the provisions of Clause 11.7 (ESG Criteria).

“Verification Report” has the meaning given to that term in Clause 22.9 (Sustainability reporting).

(b)Sustainability Margin Adjustment

(i)

Subject to paragraph (d) (Declassification Event) of this Clause 11.7 (ESG Criteria), commencing in relation to the SLL Reference Period ending 30 September 2024, the Margin applicable to each Loan shall be adjusted (a “Sustainability Margin Adjustment”) as set out below on an annual basis by reference to the information set out in the relevant Sustainability Compliance Certificate delivered by the Company to the Agent pursuant to paragraph (b) (Sustainability Compliance Certificate) of Clause 22.9 (Sustainability reporting):

(A)

in respect of KPI 1, if the relevant KPI 1 Score for the relevant SLL Reference Period is lower than or equal to the KPI 1 Sustainability Margin Discount Threshold, the Margin applicable to each Loan shall be decreased by 0.015%;

(B)

in respect of KPI 1, if the relevant KPI 1 Score for the relevant SLL Reference Period is higher than or equal to the KPI 1 Sustainability Margin Premium Threshold, the Margin applicable to each Loan shall be increased by 0.015%;

(C)

in respect of KPI 1, if the relevant KPI 1 Score for the relevant SLL Reference Period is strictly higher than the KPI 1 Sustainability Margin Discount Threshold and strictly lower than the KPI 1 Sustainability Margin Premium Threshold, there shall be no Sustainability Margin Adjustment;

(D)

in respect of KPI 2, if the relevant KPI 2 Score for the relevant SLL Reference Period is higher than or equal to the KPI 2 Sustainability Margin Discount Threshold, the Margin applicable to each Loan shall be decreased by 0.02%;

(E)	in respect of KPI 2, if the relevant KPI 2 Score for the relevant SLL Reference Period is lower than or equal to the KPI 2 Sustainability

Margin Premium Threshold, the Margin applicable to each Loan shall be increased by 0.02%;

(F)

in respect of KPI 2, if the relevant KPI 2 Score for the relevant SLL Reference Period is strictly lower than the KPI 2 Sustainability Margin Discount Threshold and strictly higher than the KPI 2 Sustainability Margin Premium Threshold, there shall be no Sustainability Margin Adjustment;

(G)

in respect of KPI 3, if the relevant KPI 3 Score for the relevant SLL Reference Period is lower than or equal to the KPI 3 Sustainability Margin Discount Threshold, the Margin applicable to each Loan shall be decreased by 0.015%; and/or

(H)

in respect of KPI 3, if the relevant KPI 3 Score for the relevant SLL Reference Period is higher than the KPI 3 Sustainability Margin Premium Threshold, the Margin applicable to each Loan shall be increased by 0.015%, provided that, for the avoidance of doubt, the applicable Margin shall not in any event be increased or decreased by more than 0.05% in total pursuant to this paragraph (i).

(ii)

Subject to paragraph (iv) below, any Sustainability Margin Adjustment in respect of the Margin for any Loan shall take effect from the first day of the Interest Period for that Loan immediately following the date on which the Agent has received the Sustainability Compliance Certificate for the most recently completed SLL Reference Period pursuant to Clause 22.9 (Sustainability reporting) (the “Sustainability Margin Adjustment Date”) and the decrease or increase to the Margin shall apply until the next Sustainability Margin Adjustment Date.

(iii)

Subject to paragraph (iv) below and to paragraph (e) (Sustainability Compliance Certificate Inaccuracy) of Clause 11.7 (ESG Criteria), only one Sustainability Compliance Certificate may be delivered in respect of any SLL Reference Period, and any Sustainability Margin Adjustment made by reference to that SLL Reference Period shall only apply until: (i) the date on which the Sustainability Compliance Certificate is required to be delivered for the following SLL Reference Period pursuant to Clause 22.9 (Sustainability reporting); or (ii) where a Sustainability Compliance Certificate has been delivered for the following SLL Reference Period pursuant to Clause 22.9 (Sustainability reporting), the relevant Sustainability Margin Adjustment Date. For the avoidance of doubt, the calculation of any Sustainability Margin Adjustment which is applied to the Margin in respect of any SLL Reference Period shall disregard any Sustainability Margin Adjustment which was applied to the Margin in respect of the preceding SLL Reference Period.

(iv)

If a revised Sustainability Compliance Certificate is received by the Agent in respect of any SLL Reference Period pursuant to paragraph (e) (Sustainability Compliance Certificate Inaccuracy) of Clause 11.7 (ESG Criteria), any Sustainability Margin Adjustment which is applied to the Margin for a Loan by reference to that SLL Reference Period shall: (i) be recalculated in accordance with the revised Sustainability Compliance Certificate; and (ii) take effect on the first day of the next Interest Period for that Loan following receipt by the Agent of the revised Sustainability Compliance Certificate for the relevant SLL Reference Period pursuant to paragraph (e) (Sustainability Compliance Certificate Inaccuracy) of Clause 11.7 (ESG Criteria).

(v)

If a revised Sustainability Compliance Certificate received by the Agent pursuant to paragraph (e) (Sustainability Compliance Certificate Inaccuracy) of Clause 11.7 (ESG Criteria) shows that a higher Margin should have applied during a certain period, then the Company shall (or shall ensure the Dutch Borrower shall) promptly pay to the Agent any amounts necessary to put the Agent and the Lenders in the position they would have been in had the appropriate rate of the Margin applied during such period.

(vi)	If:
(A)	a Sustainability Compliance Certificate is not delivered by the Sustainability Reporting Date; or
(B)

the Sustainability Auditor states any material qualifications in the KPI Report which invalidates one or more KPIs, then with effect from the applicable Sustainability Reporting Date, the Margin then applicable for each Loan shall be increased by the highest percentage per annum set out in paragraph (b)(i) above until such time as a Sustainability Compliance Certificate for that SLL Reference Period is delivered or, as applicable, until the Sustainability Auditor has confirmed in writing to the Company that the matter giving rise to the qualifications has been resolved.

(vii)	For so long as a Sustainability Breach is continuing the SPTs will, for the purposes of this Clause 11.7 (ESG Criteria), be deemed not to have been met for the current SLL Reference Period.

(c)Sustainability Amendment Event

(i)

If a Sustainability Amendment Event occurs, the Company shall as soon as practicable and in any event no later than thirty (30) Business Days following Company’s knowledge of the occurrence of that Sustainability Amendment Event (the “Notification”) provide all necessary details to the Agent of the same and within fifteen (15) Business Days following such Notification supply the Agent with a written proposal outlining the proposed adjustments (if relevant) to be made to the relevant KPI or SPTs in respect of such KPI and/or to any related term of this Agreement (the “Sustainability Adjustment Proposal”). Any such Sustainability Adjustment Proposal must be consistent with the initial level of ambition of the relevant KPI taking into account the Sustainability Amendment Event.

(ii)

The Agent shall notify and provide a copy of the Sustainable Adjustment Proposal to the Lenders, which the Lenders shall consider in good faith no more than two (2) Months from the Notification (the “Negotiation Period”). If all the Lenders agree to the Sustainability Adjustment Proposal, the Agent and the Company shall enter into any amendment required to this Agreement to effect such Sustainable Adjustments Proposal without any further sanction or requirement from any other Finance Party and the Agent (acting on the instructions of the Majority Lenders) is hereby authorized to execute any such amendment on behalf of the Finance Parties.

(iii)

The application of the provisions of this Clause 11.7 (ESG Criteria) shall continue to apply for the relevant KPI(s) as from the occurrence of such Sustainability Amendment Event and during the Negotiation Period.

(d)Declassification Event

(i)

On and at any time after the occurrence of a Declassification Event, the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company declassify the Facilities as “sustainability-linked”.

(ii)	With effect on and from the Declassification Date:
(A)	the Sustainability Provisions shall cease to apply;
(B)	paragraph (b) (Margin Adjustment) Clause 11.7 (ESG Criteria) shall cease to apply; and
(C)	no Margin Adjustment will apply to any Utilisation under this paragraph (b) (Margin Adjustment) Clause 11.7 (ESG Criteria).
(iii)	The Facilities may not be re-classified as “sustainability-linked” on or after the Declassification Date.

(e)Sustainability Compliance Certificate Inaccuracy

(i)

The Company shall promptly upon becoming aware notify the Agent of any inaccuracy in any Sustainability Margin Adjustment or any SPT as set out in a Sustainability Compliance Certificate (a “Sustainability Compliance Certificate Inaccuracy”) for any SLL Reference Period.

(ii)

Within ten (10) Business Days after obtaining knowledge of any such Sustainability Compliance Certificate Inaccuracy, the Company shall deliver a written notice to the Agent describing such Sustainability Compliance Certificate Inaccuracy in reasonable detail and setting out the corrected Sustainability Margin Adjustment in a revised Sustainability Compliance Certificate.

(iii)

If the Sustainability Compliance Certificate received by the Agent shows that a higher Margin should have been applied during a certain period, the Company shall promptly pay the Agent any amounts necessary to put the Agent and the Lenders in the position they would have been in, had the appropriate Margin applied during such period.

(iv)

Notwithstanding any other provision of paragraph (e) of Clause 11.7 (ESG Criteria), a Sustainability Compliance Certificate Inaccuracy shall not constitute a Sustainability Breach, a Default or an Event of Default.

(f)No Event of Default

For the avoidance of doubt, non-compliance with Clause 11.7 (ESG Criteria) shall not constitute an Event of Default, it being specified that if a Borrower does not pay any amount payable under this Clause 11.7 (ESG Criteria) (including any amount due to any Sustainability Premium), this non-payment shall constitute an Event of Default under Clause 25.1 (Non-payment).

(g)Sustainability Information

(i)	The Company shall supply the Agent, promptly upon request, any additional information which any Lender (through the Agent) may reasonably request in order to:
(A)	determine and confirm if any SPT has been met; or
(B)	otherwise determine any member of the Group’s compliance with its obligations under any Sustainability Provision.
(ii)

Each Obligor shall notify the Agent of any Sustainability Breach (and steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(iii)	The Company shall promptly notify the Agent:
(A)	upon becoming aware that the Sustainability Auditor has formally given notice of its intention to terminate its appointment, or that the Sustainability Auditor’s appointment has been terminated; and
(B)	of the appointment of any successor Sustainability Auditor.
(iv)

The Parties acknowledge and agree that the Agent, the ESG Coordinators and the Lenders may rely, without independent verification, upon the accuracy, adequacy and completeness of the Sustainability Information, and that neither the Agent, the ESG Coordinators nor any Lender:

(A)	assumes any responsibility or has any liability for the Sustainability Information; or

(B)	has an obligation to conduct any appraisal of any Sustainability Information.
(v)	The ESG Coordinators may rely on this paragraph (h) (Sustainability Information) subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.
12.	INTEREST PERIODS
12.1	Selection of Interest Periods
(a)	A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan.
(b)

Subject to this Clause 12, a Borrower (or the Company) may select an Interest Period of any period specified in the applicable Reference Rate Terms or of any other period agreed between the Company, the Agent and all the Lenders under the relevant Loan.

(c)	An Interest Period for a Loan shall not extend beyond the Termination Date.
(d)	Each Interest Period for a Loan shall start on the Utilisation Date.
(e)	A Facility B Loan has one Interest Period only.
(a)	No Interest Period for Compounded Rate Loans shall be longer than six Months.
12.2	Non-Business Days

Any rules specified as “Business Day Conventions” in the applicable Reference Rate Terms for a Loan or Unpaid Sum shall apply to each Interest Period for that Loan or Unpaid Sum.

13.	CHANGES TO THE CALCULATION OF INTEREST
13.1	Interest calculation if no Primary Term Rate
(a)

Interpolated Primary Term Rate: If no Primary Term Rate is available for the Interest Period of a Term Rate Loan, the applicable Term Reference Rate shall be the Interpolated Primary Term Rate for a period equal in length to the Interest Period of that Loan.

(b)

Shortened Interest Period: If paragraph (a) above applies but it is not possible to calculate the Interpolated Primary Term Rate, the Interest Period of the Loan shall (if it is longer than the applicable Fallback Interest Period) be shortened to the applicable Fallback Interest Period and the applicable Term Reference Rate shall be determined pursuant to the definition of “Term Reference Rate”.

(c)

Shortened Interest Period and Historic Primary Term Rate: If paragraph (b) above applies but no Primary Term Rate is available for the Interest Period of that Loan and it is not possible to calculate the Interpolated Primary Term Rate, the applicable Term Reference Rate shall be the Historic Primary Term Rate for that Loan.

(d)

Shortened Interest Period and Interpolated Historic Primary Term Rate: If paragraph (c) above applies but no Historic Primary Term Rate is available for the Interest Period of the Loan, the applicable Term Reference Rate shall be the Interpolated Historic Primary Term Rate for a period equal in length to the Interest Period of that Loan.

(e)	Compounded Reference Rate or cost of funds: If paragraph (d) above applies but it is not possible to calculate the Interpolated Historic Primary Term Rate then:
(i)

if “Compounded Reference Rate will apply as a fallback” is specified in the Reference Rate Terms for that Loan and there are Reference Rate Terms applicable to Compounded Rate Loans in the relevant currency:

(A)	there shall be no Term Reference Rate for that Loan for that Interest Period and Clause 11.1 (Calculation of interest – Term Rate Loan) will not apply to that Loan for that Interest Period; and
(B)	that Loan shall be a “Compounded Rate Loan” for that Interest Period and Clause 11.2 (Calculation of interest – Compounded Rate Loan) shall apply to that Loan for that Interest Period; and
(ii)	if:
(A)	“Compounded Reference Rate will not apply as a fallback” and
(B)	“Cost of funds will apply as a fallback”,
(f)	are specified in the Reference Rate Terms for that Loan, Clause 13.4 (Cost of funds) shall apply to that Loan for that Interest Period.
13.2	Interest calculation if no RFR or Central Bank Rate

If:

(a)

there is no applicable RFR or Central Bank Rate for the purposes of calculating the Daily Non-Cumulative Compounded RFR Rate for an RFR Banking Day during an Interest Period for a Compounded Rate Loan; and

(b)	“Cost of funds will apply as a fallback” is specified in the Reference Rate Terms for that Loan,

Clause 13.4 (Cost of funds) shall apply to that Loan for that Interest Period.

13.3	Market disruption

If:

(a)	a Market Disruption Rate is specified in the Reference Rate Terms for a Loan; and

(b)

before the Reporting Time for that Loan the Agent receives notifications from a Lender or Lenders (whose participations in that Loan exceed 35 per cent. of that Loan) that its cost of funds relating to its participation in that Loan would be in excess of that Market Disruption Rate, then Clause 13.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

13.4	Cost of funds
(a)

If this Clause 13.4 applies to a Loan for an Interest Period neither Clause 11.1 (Calculation of interest – Term Rate Loan) nor Clause 11.2 (Calculation of interest – Compounded Rate Loan) shall apply to that Loan for that Interest Period and  the rate of interest on the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the applicable Margin; and
(ii)

the weighted average of the rates notified to the Agent by each Lender as soon as practicable and in any event by the Reporting Time for that Loan, to be that which expresses as a percentage rate per annum its cost of funds relating to its participation in that Loan.

(b)

If this Clause 13.4 applies and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)

Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.  For the avoidance of doubt, if no alternative basis is agreed, the rate of interest to be applied to the relevant Loan will be determined in accordance with paragraph (a) above.

(d)

Subject to paragraph (b) above, if this Clause 13.4 applies but any Lender does not notify a rate to the Agent by the Reporting Time for the relevant Loan the rate of interest shall be calculated on the basis of the rates notified by the remaining Lenders.

13.5	Notification to Company

If Clause 13.4 (Cost of funds) applies the Agent shall, as soon as is practicable, notify the Company.

13.6	Break Costs
(a)

If an amount is specified as Break Costs in the Reference Rate Terms for a Loan or Unpaid Sum, each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs (if any) attributable to all or any part of that Loan or Unpaid Sum being paid by that Borrower on a day prior to the last day of an Interest Period for that Loan or Unpaid Sum.

(b)

Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in respect of which they become, or may become, payable.

14.	FEES
14.1	Commitment fee
(a)

The Company shall pay to the Agent (for the account of each Facility B Lender) a fee in the Base Currency computed at the rate of thirty five per cent. (35%) of the amount of the Facility B Margin per annum on that Lender's undrawn and uncancelled Facility B Commitment (the “Facility B Commitment Fee”) for each 90 day period during the Facility B Availability Period, commencing on the Closing Date and calculated daily.

(b)	The Facility B Commitment Fee is payable:
(i)	on the last day of each successive 90 day period (the first of which shall commence on the Signing Date) which ends during the Facility B Availability Period;
(ii)	on the last day of the Facility B Availability Period; and
(iii)	if cancelled in full, on the cancelled amount of the relevant Lender's Commitment under Facility B at the time the cancellation is effective.
(c)	If the Facility A Availability Period is extended beyond the Closing Date, the Facility A Commitment Fee is payable:
(i)	on the last day of the Facility A Availability Period; and
(ii)	if cancelled in full, on the cancelled amount of the relevant Lender's Commitment under Facility A at the time the cancellation is effective.
14.2	Utilisation fee

The Borrowers shall pay to the Agent (for the account of each Facility B Lender) a utilisation fee based on the utilised amounts under Facility B commencing on the Signing Date, calculated daily and payable on the last day of each successive 90 day period. The Borrowers shall pay a utilisation fee equivalent to:

(a)	zero point ten per cent. (0.10%) of the Total Facility B Commitments, if they utilise thirty three per cent. (33%) or less of the Total Facility B Commitments;
(b)	zero point twenty per cent. (0.20%) the Total Facility B Commitments, if they utilise more than thirty three per cent. (33%) but no more than 66% of the Total Facility B Commitments; and
(c)	zero point forty per cent. (0.40%) the Total Facility B Commitments, if they utilise more than sixty six per cent. (66%) of the Total Facility B Commitments.

For the avoidance of doubt, the maximum utilisation fee payable by the Borrowers at any time will be equivalent to zero point forty per cent. (0.40%) the Total Facility B Commitments.

14.3	Upfront fee

The Company shall pay to the Original Lenders an upfront fee in the amount and at the times agreed in a separate Fee Letter entered into between Natixis and the Company on or around the Signing Date.

14.4	Agency fee

The Company shall pay to the Agent in its role as the Agent (for its own account) an agency fee in the amount and at the times agreed in a separate Fee Letter.

14.5	Coordination fee

The Company shall pay to each Coordinator in its role as a Coordinator (in each case for its own account) a coordination fee in the amount and at the times agreed in a separate Fee Letter.

14.6	Active Bookrunner fee

The Company shall pay to each Active Bookrunner a fee in the amount and at the times agreed in a separate Fee Letter entered into between the Active Bookrunners and the Company on or around the Signing Date.

14.7	ESG coordination fee

The Company shall pay to each ESG Coordinator in its role as an ESG Coordinator (in each case for its own account) a ESG coordination fee in the amount and at the times agreed in the ESG Mandate Letter.

15.	TAX GROSS UP AND INDEMNITIES
15.1	Payments Free of Taxes

Any and all payments by or on account of any obligation of any Obligor under any Finance Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by any such Obligor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Clause 15.1) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

15.2	Payment of Other Taxes by the Borrowers

Each Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

15.3	Indemnification by the Company

The Company shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Clause) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Company by a Finance Party (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Finance Party, shall be conclusive absent manifest error.

15.4	Indemnification by the Lenders

Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that a Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so) and (ii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Finance Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Finance Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this Clause 15.4.

15.5	Evidence of Payments

As soon as practicable after any payment of Taxes by a Borrower to a Governmental Authority pursuant to Clause 15 (Tax gross-up and indemnities), such Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

15.6	Status of Finance Parties
(a)

Any Finance Party that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Finance Document shall deliver to the Company and the Agent, at the time or times reasonably requested by the Company or the Agent, such properly completed and executed documentation reasonably requested by the Company or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Finance Party, if reasonably requested by the Company or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Agent as will enable the Company or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Clause 15.6(b)(i), (ii) and (iv) below) shall not be required if in the Finance Party's reasonable judgment such completion, execution or submission would subject such Finance Party to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Party.

(b)Without limiting the generality of the foregoing,

(i)

any Lender that is a U.S. Person shall deliver to the Company and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(ii)

any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Agent), whichever of the following is applicable:

(A)

in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Finance Document, executed originals of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Finance Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)	executed originals of IRS Form W-8ECI;
(C)

in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in a form reasonably satisfactory to the Company and the Agent to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 per cent. shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN-E; or

(D)

to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit [J]-2 or Exhibit [J]-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate in in a form reasonably satisfactory to the Company and the Agent on behalf of each such direct and indirect partner;

(iii)

any Finance Party shall, to the extent it is legally entitled to do so, deliver to the Company and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Finance Party becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in a withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Agent to determine the withholding or deduction required to be made; and

(iv)

if a payment made to a Finance Party under any Finance Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Finance Party shall deliver to the Company and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Agent as may be necessary for the Borrowers and the Agent to comply with their obligations under FATCA and to determine that such Finance Party has complied with such Finance Party's obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Agent in writing of its legal inability to do so.

15.7	Treatment of Certain Refunds

If any Finance Party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to Clause 15 (including by the payment of additional amounts pursuant to this Clause 15), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Clause with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest

(other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Clause 15.7 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Clause 15.7 in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Clause 15.7 the payment of which would place the indemnified party in a less favourable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other person.

15.8	FATCA Information
(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:
(i)	confirm to that other Party whether it is:

(A)a FATCA Exempt Party; or

(B)not a FATCA Exempt Party;

(ii)

supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(iii)

supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

(b)

If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)

Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)any law or regulation;

(ii)any fiduciary duty; or

(iii)any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii)

above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

15.9	Survival

Each Party's obligations under this Clause 15.9 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Finance Document.

16.	INCREASED COSTS
16.1	Increased costs
(a)

Subject to Clause 16.3 (Exceptions) the Company shall, within five (5) Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation;
(ii)	compliance with any law or regulation made after the date of this Agreement; or
(iii)	the implementation or application of, or compliance with, Basel III or CRD IV or any law or regulation that implements or applies Basel III or CRD IV,

provided that, notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Customer Protection Act and all requests, rules, guidelines, requirements and directives thereunder issued in connection therewith or in implementation thereof shall be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented.

(b)In this Agreement:

(i)“Increased Costs” means:

(A)	a reduction in the rate of return from the Facilities or on a Finance Party's (or its Affiliate's) overall capital;
(B)	an additional or increased cost; or
(C)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

(ii)“Basel III” means:

(A)

the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurements, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(B)

the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text” published by the Basel Committee on Banking Supervision in November 2011 as amended, supplemented or restated; and

(C)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

(iii)“CRD IV” means:

(A)	Regulation (EU) No 575/2013 of the European Parliaments and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and
(B)

Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms.

16.2	Increased cost claims
(a)

A Finance Party intending to make a claim pursuant to Clause 16.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.
16.3	Exceptions

Clause 16.1 (Increased costs) does not apply to the extent any Increased Cost is:

(a)	(A) an Indemnified Tax, (B) a Tax described in clauses (b) through (f) of the definition of Excluded Taxes; and (C) Connection Income Taxes; or
(b)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

17.	OTHER INDEMNITIES
17.1	Currency indemnity
(a)

If any sum due from a Borrower under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against a Borrower; or
(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrowers shall as an independent obligation, within three (3) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
17.2	Other indemnities

The Company shall within five (5) Business Days of demand, indemnify each Finance Party against any documented cost, loss or liability incurred by that Finance Party as a result of:

(a)the occurrence of any Event of Default;

(b)

a failure by the Company to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 30 (Sharing among the Finance Parties);

(c)

funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or gross negligence by that Finance Party alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower.
17.3	Indemnity to the Agent

The Company shall promptly indemnify the Agent against any documented cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default;

(b)	entering into or performing any foreign exchange contract for the purposes of paragraph (b) of Clause 31.9 (Change of currency);
(c)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or
(d)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.
17.4	Indemnity to the ESG Coordinators
(a)	The Company shall promptly indemnify a ESG Coordinator against:
(i)

any cost, loss or liability incurred by a ESG Coordinator (acting reasonably) as a result of acting or relying on any notice, request, instruction or communication which it reasonably believes to be genuine, correct and appropriately authorised; and

(ii)

any cost, loss or liability incurred by an ESG Coordinator (otherwise than by reason of an ESG Coordinator's gross negligence or wilful misconduct) in acting as an ESG Coordinator in relation to the Facilities.

(b)	A ESG Coordinator may rely on this Clause 17.4 (Indemnity to the ESG Coordinators) subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.
18.	MITIGATION BY THE LENDERS
18.1	Mitigation
(a)

Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 10.1 (Illegality), Clause 15 (Tax gross-up and indemnities) or Clause 16 (Increased costs) or in any amount payable under a Finance Document by a French Guarantor becoming not deductible from that Guarantor's taxable income for French tax purposes by reason of that amount being (i) paid or accrued to a Finance Party incorporated, domiciled, established or acting through a facility office situated in a Non-Cooperative Jurisdiction or (ii) paid to an account opened in the name of or for the benefit of that Finance Party in a financial institution situated in a Non-Cooperative Jurisdiction, including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

18.2	Limitation of liability
(a)	The Company shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 18.1 (Mitigation).
(b)	A Finance Party is not obliged to take any steps under Clause 18.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
19.	COSTS AND EXPENSES
19.1	Transaction expenses

The Company shall promptly on demand pay the Agent and the Banks the amount of all documented out-of-pocket costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)this Agreement and any other documents referred to in this Agreement; and

(b)any other Finance Documents executed after the date of this Agreement.

19.2	Amendment costs

If:

(a)an Obligor requests an amendment, waiver or consent;

(b)an amendment is required pursuant to Clause 31.9 (Change of currency); or

(c)an amendment is required pursuant to paragraph 11.8(c) (Sustainability Amendment Event) of Clause 11.7 (ESG Criteria),

the Company shall, within ten (10) Business Days of demand, reimburse the Agent for the amount of all documented costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

19.3	Enforcement costs

The Company shall, within ten (10) Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

20.	GUARANTEE AND INDEMNITY
20.1	Guarantee and Indemnity

Subject to the limitations set forth in Clauses 20.11 (French Guarantor Limitation) through clause 20.14 (Guarantee Limitations - general), each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each other Obligor of all that Obligor’s payment obligations under the Finance Documents;
(b)

undertakes with each Finance Party that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on first demand (auf erstes Anfordern) pay that amount as if it were the principal obligor; and

(c)

agrees to indemnify each Finance Party by way of an independent and primary (abstract) obligation (als unabhängige, eigenständige (abstrakte) Verpflichtung) immediately on first demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 20 if the amount claimed had been recoverable on the basis of a guarantee.

20.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

20.3	Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and
(b)	each Finance Party shall be entitled to recover the value or amount of that payment from the Obligor, as if the payment, discharge, avoidance or reduction had not occurred.
20.4	Waiver of Defences (umfassender Einwendungsverzicht)

The obligations of each Guarantor under this Clause 20 will not be affected by any act, omission, matter or thing which, but for this Clause 20.4, would reduce, release or prejudice any of its obligations under this Clause 20.4 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;
(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;
(c)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;
(e)

any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document; or
(g)	any insolvency or similar proceedings.
20.5	Guarantor Intent

Without prejudice to the generality of Clause 20.4 (Waiver of Defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents (including, without limitation, for the purposes of or in connection with any acquisition of any nature, increasing working capital, enabling investor distributions to be made, carrying out restructurings, refinancing existing Facilities, refinancing any other indebtedness, making Facilities available to new borrowers, any other variation or extension of the purposes for which any such facility or amount might be made available from time to time and any fees, costs and/or expenses associated with any of the foregoing).

20.6	Immediate Recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or claim payment from any person or otherwise require that any liability under any guarantee contained in this Clause 20 be divided or apportioned with any other person or reduced in any manner whatsoever before claiming from that Guarantor under this Clause 20. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

20.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)

refrain from enforcing any rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or enforce the same in such manner and order as it sees fit and no Guarantor shall be entitled to the benefit of the same;

(b)	apply any monies received by it in respect of those amounts in such manner and order as it sees fit; and
(c)

in respect of any amounts received or recovered by any Finance Party after a claim pursuant to this guarantee in respect of any sum due and payable by any Obligor under this Agreement place such amounts in a suspense account (bearing interest at a market rate usual for accounts of that type) unless and until such moneys are sufficient in aggregate to discharge in full all amounts then due and payable under the Finance Documents.

20.8	Deferral of Guarantors' rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 20:

(a)	to be indemnified by an Obligor;
(b)	to claim any contribution from any Guarantor or other guarantor of any Obligor's obligations under the Finance Documents;
(c)

to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)

to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 20.1 (Guarantee and Indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or
(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for or in a separate account for the benefit of the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct.

20.9	Release of Guarantors' right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor, in accordance with the terms of the Finance Documents, for the purpose of any sale or other disposal of that Retiring Guarantor or any of its Holding Companies (other than a Borrower) then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)

that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents;

(b)

each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document; and

(c)	that Retiring Guarantor is automatically released by the Lenders from any of its obligations hereunder.
20.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security subsequently held by any Finance Party.

20.11	French Guarantor Limitation
(a)	In the case of each French Guarantor its obligations under this Clause 20 (Guarantee and Indemnity) shall apply only insofar as required to :
(i)

guarantee the payment obligations under this Agreement of its direct or indirect Subsidiaries which are or become Obligors from time to time under this Agreement and incurred by those Subsidiaries as Borrowers (if they are not French Obligors) or as Borrowers and/or Guarantors (if they are French Obligors); and

(ii)

guarantee the payment obligations of other Obligors which are not direct or indirect Subsidiaries of that French Guarantor, provided that in such case such guarantee shall be limited: (A) to the payment obligations of such other Obligors but (B) not exceeding an amount equal to the aggregate of all amounts borrowed directly (as Borrower) or indirectly (by way of intra-group loans directly or indirectly from any other Borrower) by such other Obligors under this Agreement and on-lent directly or indirectly to that French Guarantor and outstanding from time to time (the “Maximum Guaranteed Amount”); it being specified that any payment made by such French Guarantor under this Clause 20 (Guarantee and

Indemnity) in respect of the obligations of any other Obligor shall reduce pro tanto the outstanding amount of the intercompany loans (if any) due by such French Guarantor to that Obligor under the intercompany loan arrangements referred to above.

(b)	For the avoidance of doubt, any payment made by a French Guarantor under paragraph (a)(ii) of this Clause 20.11 shall reduce the Maximum Guaranteed Amount.
(c)

Notwithstanding any other provision of this Clause 20 (Guarantee and Indemnity), no French Guarantor shall secure liabilities under the Agreement which would result in such French Guarantor not complying with French financial assistance rules as set out in Article L. 225-216 of the French Commercial Code (Code de commerce) and/or would constitute a misuse of corporate assets within the meaning of article L. 241-3 or L. 242-6 of the French Commercial Code (Code de commerce) or any other law or regulations having the same effect, as interpreted by French courts.

(d)

It is acknowledged that such French Guarantor is not acting jointly and severally with the other Guarantors and shall not be considered as “co-débiteur solidaire” as to their obligations pursuant to the guarantee given in accordance with this Clause 20 (Guarantee and Indemnity).

20.12	US Guarantor Limitation

Notwithstanding any term or provision of this Agreement, no Specified Entity or direct or indirect subsidiary of a Specified Entity, apart from any Original Guarantor, shall guarantee the obligations of a Borrower whose jurisdiction of organization is a state or territory of the US, and no more than 65% of the total combined voting power of all classes of all voting stock or voting shares, or any other voting equity interest in any Specified Entity, shall guarantee the obligations of the Borrowers.

For these purposes, a “Specified Entity” means (i) any “controlled foreign corporation” (a “CFC”) (within the meaning of Section 957 of the Code), or (ii) any direct or indirect subsidiary of a CFC, or (iii) any entity substantially all of the assets of which constitute the equity interests in one or more CFCs.

20.13	Austrian Guarantor Limitations
(a)

To the extent that the Guarantee pursuant to this Clause 20 or an indemnity under this Agreement or any other Finance Document is granted by a Guarantor incorporated or established in Austria as a limited liability company (Gesellschaft mit beschränkter Haftung), joint stock company (Aktiengesellschaft), or a partnership with no individual as one of its general partners (each an “Austrian Guarantor”), nothing in this Agreement or any other Finance Document shall be construed as to create an obligation or liability of an Austrian Guarantor that would be in violation of mandatory Austrian capital maintenance rules (Kapitalerhaltungsvorschriften), including, without limitation, s.82 et seq. of the Austrian Act on Limited Liability Companies (Gesetz über Gesellschaften mit beschränkter Haftung - GmbHG) and s.52 et seq. of the Austrian Act on Joint Stock Companies (Aktiengesetz - AktG) (the “Austrian Capital Maintenance

Rules”). All obligations and liabilities of an Austrian Guarantor under this Agreement and any other Finance Document shall therefore be limited in accordance with Austrian Capital Maintenance Rules. Should any liability and/or obligation under the Finance Documents violate or contradict Austrian Capital Maintenance Rules, such liability and/or obligation shall be deemed to be replaced by a liability and/or obligation of a similar nature which is in compliance with Austrian Capital Maintenance Rules and which corresponds to the maximum amount permitted to be paid in accordance with Austrian Capital Maintenance Rules and, where applicable, provides the best possible Security Interest in favour of the Finance Parties. By way of example, should it be held that the Security created under any Finance Document is contradicting Austrian Capital Maintenance Rules in relation to any amount of the secured obligations, the Security created by the respective Finance Document shall be reduced to such an amount of the secured obligations which is permitted pursuant to Austrian Capital Maintenance Rules.

(b)

If and to the extent the obligations and/or liabilities of an Austrian Guarantor under this Agreement or any other Finance Document would not be permitted under Austrian Capital Maintenance Rules, would render the directors of an Austrian Guarantor personally liable pursuant to Austrian law to that Austrian Guarantor or any of its creditors or would expose the directors of an Austrian Guarantor to the risk or criminal responsibility, in each case because of a violation of Austrian Capital Maintenance Rules, then such obligations and/or liabilities shall be limited to the maximum amount permitted to be paid and/or secured (as applicable) which would not trigger such directors' liability or responsibility, provided that the amount payable shall not be less than:

(i)

that Austrian Guarantor’s balance sheet profit (including retained earnings) (Bilanzgewinn) as defined in s.224 (3) lit A no. IV of the Austrian Enterprise Code (Unternehmensgesetzbuch — UGB) as calculated by reference to the most recent (audited, if applicable, and approved (festgestellt)) financial statements of that Austrian Guarantor then available;

(ii)

plus any other amounts which are or can be converted into amounts freely available for distribution to the shareholder(s) of that Austrian Guarantor under the GmbHG or AktG (as the case may be) and the UGB (such as, for instance, unrestricted reserves (freie Rücklagen)) and at the time or times payment under or pursuant to this Agreement is requested from an Austrian Guarantor;

(iii)	plus, to the extent applicable, the aggregate Utilisations (plus any accrued interest, commission and fee thereon) borrowed by that Austrian Guarantor;
(iv)

plus, to the extent applicable, the aggregate Utilisations (plus any accrued interest, commission and fees thereon) borrowed by any other Obligor under this Agreement and made available to (or for the benefit of) that Austrian Guarantor and/or its subsidiaries;

(v)	plus the amount of any indebtedness capable of being discharged by way of setting-off that Austrian Guarantor’s recourse claim following an enforcement of this Guarantee and/or the Security Interests granted by it against any indebtedness owed by that Austrian Guarantor to another Obligor.

(c)

Whereas the Parties acknowledge that the limitations set out in this Clause 20.13 may reduce any amount recoverable at a given time from an Austrian Guarantor under this Agreement and any other Finance Document, no reduction of an amount enforceable pursuant to these limitations will prejudice the rights of any Finance Party to continue enforcing its rights under the Finance Documents until full discharge of that Austrian Guarantor's obligations.

20.14	Guarantee Limitations - general
(a)

This guarantee does not apply to any liability to the extent that it would result in this guarantee being illegal or constituting unlawful financial assistance in any relevant jurisdiction concerning the financial assistance by that company for the acquisition of, or subscription for, shares or concerning the protection of shareholders' capital.

(b)

The guarantee of any Additional Guarantor is subject to any limitations relating to that Additional Guarantor set out in the Accession Deed applicable to such Additional Guarantor and agreed with the Agent.

SECTION 8

REPRESENTATION

21.	REPRESENTATIONS

Each Borrower makes the representations and warranties set out in this Clause 21 to each Finance Party on the date of this Agreement (other than the representation in paragraph (d) of Clause 21.9 (No misleading information)).

21.1	Status
(a)

It and each of its Subsidiaries is a limited liability company, corporation (as the case may be), duly formed or incorporated (as the case may be) and validly existing under the law of its jurisdiction of incorporation or formation (as the case may be).

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.
21.2	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

21.3	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and
(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of formation or incorporation (as the case may be),

have been obtained or effected and are in full force and effect.

21.4	Binding obligations

Subject to the Legal Reservations, the obligations expressed to be assumed by each Obligor in each Finance Document are legal, valid, binding and enforceable obligations.

21.5	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)any law, regulation or judgment applicable to it or any of its Subsidiaries;

(b)its' or any of its Subsidiaries' constitutional documents;

(c)the Notes 2021; or

(d)

any agreement or the terms of any consent binding upon any member of the Group or any assets of any member of the Group to an extent which could reasonably be expected to have a Material Adverse Effect.

21.6	No contravention

The entry into by any member of the Group, the exercise of its rights under and the compliance with its obligations under and each Finance Document to which it is party do not oblige any member of the Group to create any security or result in the creation of any security over any assets of any member of the Group.

21.7	No breach of laws

It has not, and no member of the Group has, breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

21.8	No default
(a)	No Default is continuing or might reasonably be expected to result from the making of any Utilisation.
(b)

No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries') assets are subject which might have a Material Adverse Effect.

21.9	No misleading information
(a)

Subject to Clause 21.9(b), any written information provided by any member of the Group for the purposes of the Business Plan was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	The financial projections contained in the Business Plan have been prepared on the basis of recent historical information and on the basis of reasonable assumptions as of the date prepared.
(c)

Nothing has occurred or been omitted from the Business Plan and no information has been given or withheld that results in the information contained in the Business Plan being untrue or misleading in any material respect as of the date prepared.

(d)	All Sustainability Information was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect.
21.10	No proceedings
(a)	No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect has or have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

(b)	No judgment or order of a court, arbitral body or agency which could reasonably be expected to have a Material Adverse Effect has been made against it or any of its Subsidiaries.
21.11	Environmental laws

It, and each member of the Group, is and has at all times taken such steps as are necessary to comply respects with all Environmental Laws and all Environmental Permits necessary in connection with the ownership and operation of its business have been obtained and are in full force and effect in all material respects where failure to comply with such Environmental Laws or Environmental Permits could reasonably be expected to have a Material Adverse Effect.

21.12	Financial Statements
(a)

The Original Financial Statements were prepared in accordance with GAAP consistently applied and fairly represent the consolidated financial position (as at the date to which they were prepared) of and the results of the operations of, the Group for the period to which they relate and the state of the affairs of the Group (as the case may be) at the end of the relevant period and, in particular, disclose or reserve against all liabilities (actual or contingent).

(b)

The latest Annual Accounts and the latest Half-Year Accounts delivered from time to time under Clause 22.1 (Financial statements) were prepared in accordance with GAAP consistently applied and, in the case of:

(i)

the latest Annual Accounts fairly represent the consolidated financial position of the Group as at the date to which they were prepared and the results of the operations of the Group for the period to which they related and the state of the affairs of the Group at the end of that period and, in particular, disclose or reserve against all liabilities (actual or contingent) to the extent required by the Applicable Accounting Principles; and

(ii)

the latest Half-Year Accounts show with reasonable accuracy the consolidated financial position of the Group as at the date to which they were prepared and the results of the operations of the Group for the period to which they related and, in particular, disclose or reserve against all liabilities (actual or contingent) to the extent required by the Applicable Accounting Principles.

21.13	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 25.7 (Insolvency proceedings); or
(b)	creditors' process described in Clause 25.8 (Creditors' process),

has been taken or, to its knowledge, threatened in relation to a member of the Group; and none of the circumstances described in Clause 25.6 (Insolvency) applies to a member of the Group.

21.14	No filing or stamp taxes

No Finance Documents are required to be filed, recorded or enrolled with any U.S. court or other Governmental Authority and no stamp, registration, notarial or similar Taxes or fees are payable  in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

21.15	Group Structure Chart
(a)

As of the Closing Date, the Group Structure Chart delivered to the Agent pursuant to Part I of Schedule 3 (Conditions precedent) is true, complete and accurate in all material respects and shows the following information:

(i)

each member of the Group, including current name, its Original Jurisdiction (in the case of each Borrower), its jurisdiction of incorporation (in the case of any other member of the Group) and/or its jurisdiction of establishment, a list of shareholders and indicating whether a company is a Dormant Subsidiary or is not a company with limited liability; and

(ii)	all minority interests in any member of the Group and any person in which any member of the Group holds shares in its issued share capital or equivalent ownership interest of such person.
(b)	A list of all necessary intra-Group loans to which an Obligor (including the Additional Guarantors to accede pursuant to Clause 24.4(a)) is party as of the Closing Date.
21.16	Anti-corruption laws
(a)

Each member of the Group (as well as their respective board members, legal representatives, directors, officers, employees, agents or Affiliates) has conducted its businesses in compliance with applicable Anti-Corruption Rules and has instituted and maintained policies and procedures designed to promote and achieve compliance with such Anti-Corruption Rules by the above-mentioned legal entities or individuals.

(b)

None of the Obligor, any other member of the Group, or any of their respective directors, officers or employees, or to its knowledge, any of their respective affiliates, agents or any of the other above-mentioned legal entities or individuals, is subject to any action, proceedings, investigation or inquiry which would relate to the Anti-Corruption Rules applicable to it, including on the part of the Sanctions committee of the French Anti-Corruption Agency or any other foreign authority with similar powers.

(c)

No member of the Group will, directly or indirectly, use the proceeds of the Loan, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or any other person in any manner that would result in a violation of Anti-Corruption Laws by any person (including any person participating in the loan hereunder, whether as underwriter, advisor, investor, lender, hedge provider, facility agent or otherwise).

21.17	Sanctions

None of the Borrowers, any other member of the Group, their respective directors or officers, or, to the knowledge of either Borrower, any Affiliate, agent or employee of it, is a Sanctioned Person or located, organized or resident in a Sanctioned Country and each Borrower and each member of the Group has instituted and maintained policies and procedures designated to prevent violation of such laws, rules or regulations. No Obligor, no member of the Group, nor any of their respective directors or officers nor, to the best of its knowledge, any member of the Group's employees, Affiliates, agents or representatives:

(a)	is a Sanctioned Person;
(b)

is a person who is otherwise the target of Sanctions such that the entry into, or performance, of this Agreement or any other Finance Document would be prohibited for a Lender or would cause such Lender to breach applicable law;

(c)

is owned or controlled by (including, without limitation, by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Sanctioned Person or a foreign government that is the target of Sanctions such that the entry into, or performance under, this Agreement or any other Finance Document would be prohibited under applicable law or applicable Sanctions;

(d)	engage or have engaged in any dealings or transactions with, involving or for the benefit of a Sanctioned Person, or involving any Sanctioned Country, in each case in violation of Sanctions;
(e)	is subject to any action, proceeding or litigation with regard to any actual violation of Sanctions;
(f)	engage in any activity that could trigger a designation under existing Sanctions;
(g)	is located, organized or resident in a Sanctioned Country; or
(h)	is in breach of Sanctions.
21.18	Anti-money laundering
(a)

None of the Borrowers, any other member of the Group or any of their respective directors or officers, or, to the best knowledge of the Borrower, any Affiliate or any agent or employee of it, has engaged in any activity or conduct which would violate any applicable anti-money laundering laws, rules or regulations in any applicable jurisdiction and each member of the Group has instituted and maintained policies and procedures designated to prevent violation of such laws, rules or regulations.

(b)	None of the Borrowers, any other member of the Group or any of their respective directors or officers, has been subject to any action, proceeding, litigation, claim or, to the best knowledge of each Borrower, any Affiliate or employee of it, investigation with regard to any actual or alleged violation of any applicable anti-money laundering or terrorist financing laws, rules or regulations in any applicable jurisdiction.

21.19	ERISA and Multiemployer Plans
(a)

With respect to any Plan, no ERISA Event has occurred or, subject to the passage of time, is reasonably expected to occur that has resulted in or would reasonably be expected to have a Material Adverse Effect.

(b)

To the best of the knowledge and belief of each Borrower, there is no existing or expected change in the funding status of any Plan which would reasonably be expected to have a Material Adverse Effect.

(c)

Neither the Borrowers nor any ERISA Affiliate has incurred or, so far as the Borrowers are aware, is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan which has or would reasonably be expected to have a Material Adverse Effect.

(d)

Neither the Borrowers nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan has been terminated, within the meaning of Title IV of ERISA, and, so far as the Borrowers are aware, no such Multiemployer Plan is reasonably expected to be terminated, within the meaning of Title IV of ERISA, in each case and to the extent that such termination would reasonably be expected to have a Material Adverse Effect.

(e)

The Borrowers and any ERISA Affiliates are in compliance in all respects with the presently applicable contribution and funding provisions of ERISA and the Code with respect to each Employee Plan and Multiemployer Plan, except for failures to so comply which would not reasonably be expected to have a Material Adverse Effect. No condition exists or event or transaction has occurred with respect to any Employee Plan, and neither the Borrowers nor any ERISA Affiliate has received notice of an event with respect to a Multiemployer Plan, which would reasonably be expected to result in the incurrence by the Obligor or any ERISA Affiliate of any liability, fine or penalty which would reasonably be expected to have a Material Adverse Effect.

(f)

No assets of any Borrower constitute the assets of any Plan within the meaning of the U.S. Department of Labor Regulation § 2510.3-101 to an extent which would reasonably be expected to have a Material Adverse Effect.

21.20	Investment Companies

No Borrower is registered, or required to be registered as an “investment company” under the U.S. Investment Company Act of 1940, as amended.

21.21	Federal Regulations

The use of the proceeds hereunder in accordance with the terms of this Agreement does not violate Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System of the United States.

21.22	Corporate benefit and good faith

The execution and delivery of this Agreement by each Borrower was or will be a proper use of the powers of its director or officer, acting in accordance with their duties and in good faith to promote the success of each Borrower for the benefit of its members as a whole and:

(a)	the entry into and the exercise of its rights and performance of its obligations under this Agreement will be of material commercial benefit to each Borrower; and
(b)

in entering into this Agreement each Borrower acted or will act in good faith and for the purposes of carrying on its business and, at the time it did or does so, there were or are reasonable grounds for believing that the transaction would benefit each Borrower.

21.23	Entrance into Finance Documents

It enters into the Finance Documents to which it is a party as a principal and not as an agent, and in its own name and on its own account and not for the account of or on behalf of any third party.

21.24	DAC 6

No transaction contemplated by the Finance Documents nor any transaction to be carried out in connection with any transaction contemplated by the Finance Documents meets any hallmark under DAC6.

21.25	Repetition
(a)

The Repeating Representations are deemed to be made by each Borrower by reference to the facts and circumstances then existing on the date of each Utilisation Request, on each Utilisation Date (other than in the case of a Rollover Loan) and the first day of each Interest Period.

(b)	The representation in paragraph (d) of Clause 21.9 (No misleading information) is deemed to be made by each Obligor on:
(i)	the date of the Amendment and Restatement Agreement;
(ii)	the date of each Sustainability Compliance Certificate; and
(iii)	on each occasion Sustainability Information is delivered by an Obligor.

22.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Financial statements

The Company shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within one hundred and twenty (120) days after the end of each Financial Year, the audited consolidated financial statements of the Group;
(b)

as soon as the same become available, but in any event within one hundred and fifty (150) days after the end of each Financial Year, the unaudited non-consolidated statutory financial statements of the Dutch Borrower; and

(c)

as soon as the same become available, but in any event within ninety (90) days after the end of each Accounting Half-Year, the unaudited consolidated financial statements of the Group for that Accounting Half-Year together with the unaudited non-consolidated financial statements of the Dutch Borrower.

22.2	Compliance Certificate
(a)

Commencing with the Accounting Half-Year ending 31 March 2023, the Company shall supply to the Agent, with each set of financial statements delivered pursuant to Clause 22.1 (Financial statements), a Compliance Certificate: (i) setting out (in reasonable detail) computations as to compliance with Clause 23 (Financial covenant) as at the date as at which those financial statements were drawn up; and (ii) confirming that the Guarantor Coverage Test has been satisfied or, if not, a list of proposed Additional Guarantors.

(b)

Each Compliance Certificate shall be signed by an Authorised Representative and, in the case of the audited consolidated financial statements, shall be accompanied by a report thereon of the Company’s auditors which report shall not include an adverse opinion (being an expression of an opinion which states that such audited consolidated financial statements do not fairly present the financial position, results of operations and cash flows, in conformity with GAAP) and shall state that such consolidated financial statements present fairly, in all material respects, the financial position of the Company and its Subsidiaries as at the date indicated and the results of their operations and cash flows for the periods indicated in conformity with GAAP unless otherwise disclosed, applied on a basis consistent with prior years, and that the audit by such accountants in connection with such consolidated financial statements has been made in accordance with GAAP.

22.3	Requirements as to financial statements
(a)	Each set of financial statements delivered pursuant to Clause 22.1 (Financial statements) shall be certified by an Authorised Representative of the Company as fairly presenting the financial condition of the Group as at the date as at which those financial statements were drawn up.

(b)	Each Borrower shall procure that each set of financial statements delivered pursuant to Clause 22.1 (Financial statements) is prepared using the “Applicable Accounting Principles” which means:
(i)	in relation to any audited consolidated financial statements of the Group, GAAP; and
(ii)	in relation to any other member of the Group, GAAP or, to the extent applicable, generally accepted accounting principles, standards, and practices in its jurisdiction of incorporation.
22.4	Information: miscellaneous

The Company shall supply to the Agent:

(a)	a list of Material Subsidiaries (together with their annual financial statements only) and promptly after any change in the list of Material Subsidiaries occurring, the revised list of the same;
(b)	copies of all documents dispatched by the Borrowers to its creditors promptly after the relevant Borrower has dispatched such documents to its creditors;
(c)

promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which could reasonably be expected to have a Material Adverse Effect;

(d)

promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral body or agency which is made against any member of the Group, and which could reasonably be expected to have a Material Adverse Effect;

(e)

such further information regarding the financial condition, business or operations of the Borrowers and the Material Subsidiaries, including, as the case may be, a certificate from the Company signed by its Chief Executive Officer or Chief Financial Officer certifying that no Event of Default is continuing, promptly upon request by the Agent as any Finance Party (through the Agent) may reasonably request;

(f)	customary information requirements regarding “Know your customers” checks (“KYC”) in accordance with Clause 22.8 (“Know your customer” checks);
(g)

notification of any acquisition (which should qualify as a Permitted Acquisition) by any member of the Group in the event that the acquired entity will qualify as a Material Subsidiary following such acquisition;

(h)

promptly, any document evidencing the Borrowers' compliance with its obligations under any Anti-Corruption Rule, promptly upon request by the Agent as any Finance Party (through the Agent) may reasonably request;

(i)

promptly upon any change in any accounting principles to the extent any such change impacts the calculation of the Consolidated Total Net Leverage Ratio (an “Accounting Principles Change”), a written explanation detailing: (i) the impact of any Accounting Principles Change on the calculation of the Consolidated Total Net Leverage Ratio and to any financial statements to be delivered pursuant to Clause 22.1 (Financial statements); and (ii) the calculation of the Consolidated Total Net Leverage Ratio immediately prior and immediately following any such Accounting Principles Change taking effect;

(j)	at the same time as they are dispatched, copies of all documents dispatched to the Noteholders or to the trustee of the Noteholders, as applicable; and
(k)

(i) promptly upon the making of such analysis or the obtaining of such advice, any analysis made or advice obtained on whether any transaction contemplated by the Finance Documents or any transaction carried out (or to be carried out) in connection with any transaction contemplated by the Finance Documents contains a hallmark as set out in Annex IV of DAC6; and (ii) promptly upon the making of such reporting and to the extent permitted by applicable law and regulation, any reporting made to any governmental or taxation authority by or on behalf of any member of the Group or by any adviser to such member of the Group in relation to DAC6 or any law or regulation which implements DAC6 and any unique identification number issued by any governmental or taxation authority to which any such report has been made (if available).

22.5	US Patriot Act notification

The Company acknowledges that, pursuant to the US Patriot Act, the Lenders are required to obtain, verify and record information that identifies the Company, including without limitation the name and address of the Company.

22.6	Notification of default

The Borrowers shall notify the Agent of any Event of Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

22.7	Use of websites
(a)

The Borrowers may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the “Designated Website”) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and
(iii)	the information is in a format previously agreed between the Company and the Agent.
(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.
(c)	The Company shall promptly upon becoming aware of its occurrence notify the Agent if:
(i)	the Designated Website cannot be accessed due to technical failure;
(ii)	the password specifications for the Designated Website change;
(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;
(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or
(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)

Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website.  The Company shall comply with any such request within ten (10) Business Days.

22.8	“Know your customer” checks

(a)If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
(ii)	any change in the status of an Obligor (or of a Holding Company of an Obligor) after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender or sub-participant) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender or sub-participant) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender or sub-participant to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws, regulations and external or internal policy pursuant to the transactions contemplated in the Finance Documents.

(b)

Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)

The Company shall, by not less than fifteen (15) Business Days' prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Guarantor pursuant to Clause 27 (Changes to the Obligors).

(d)

Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Guarantor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Guarantor.

22.9	Sustainability reporting

(a)KPI Report

(i)

The Company shall supply the Agent with two copies of a KPI report prepared by or on behalf of the Company, as soon it becomes available but in any event within one hundred and fifty (150) calendar days after the last day of each SLL Reference Period, setting out the Group's sustainability-related information for each KPI for the relevant SLL Reference Period in sufficient detail for the Lenders to assess whether the SPTs have been met during that SLL Reference Period:

(A)	the Company’s performance or non-performance of each KPI;
(B)	potential drivers of each KPI outcome, including any information which will enable the Lenders to monitor the level of ambition of each Sustainability Performance Threshold;
(C)	any member of the Group which is not included in calculating any Sustainability Performance Score; and
(D)	the review of each KPI by the Sustainability Auditor,

in each case with respect to the applicable SLL Reference Period (a “KPI Report”).

(ii)	Each KPI Report must be signed by the appointed Sustainability Auditor.
(iii)	The first KPI Report shall be delivered to the Agent for the first time in relation to the SLL Reference Period ending on 30 September 2024.

(b)Sustainability Compliance Certificate

(i)

The Company shall supply to the Agent as soon as the same becomes available but in any event within one hundred and fifty (150) calendar days after the last day of each SLL Reference Period (the “Sustainability Reporting Date”), a Sustainability Compliance Certificate for that SLL Reference Period.

(ii)	The first Sustainability Compliance Certificate shall be delivered to the Agent for the first time in relation to the SLL Reference Period ending on 30 September 2024.
(iii)	Each Sustainability Compliance Certificate delivered to the Agent pursuant to paragraph (b)(i) above shall be:
(A)	reported on by the Sustainability Auditor;
(B)	executed by an authorized signatory of the Company;
(C)	delivered to the Agent together with each Compliance Certificate delivered to the Agent in accordance with Clause 22.2 (Compliance Certificate).
(iv)	The Sustainability Compliance Certificate shall:
(A)	set out (in reasonable detail):

(X) the Group's performance (in accordance with the relevant Calculation Methodology) in respect of each SPT for each KPI for the relevant SLL Reference Period, together with the relevant calculations; and;

(Y) any Sustainability Margin Adjustment to be applied in accordance with paragraph (b) (Sustainability Margin Adjustment) of Clause 11.7 (ESG Criteria) and the applicable Margin following application of such Sustainability Margin Adjustment (if any);

(B)	attach a correct and complete copy of the KPI Report;
(C)

attach a correct and complete copy of the verification report prepared for that SLL Reference Period by a Sustainability Auditor in respect of each KPI that such Sustainability Auditor has been appointed to review which satisfies the requirements of paragraph (v) below (a “Verification Report”); and

(D)

confirm that the KPI Report and the Verification Report relating to the relevant SLL Reference Period and attached to the Sustainability Compliance Certificate is a correct and complete copy of the original and has not been amended or superseded as at the date of the Sustainability Compliance Certificate.

(v)	The Company shall procure that each Verification Report:
(A)

measures, calculates and verifies each KPI to which it relates (in accordance with the relevant Calculation Methodology) for the applicable SLL Reference Period and confirms whether or not the applicable SPTs for that SLL Reference Period have been met; and

(B)

refers to any Sustainability Information and/or sets out details of any changes to the Calculation Methodology and/or any Applicable ESG Standard since delivery of the last Sustainability Compliance Certificate (or, in relation to the first Verification Report, since the date of the Amendment and Restatement Agreement) which, in each case, could reasonably be expected to affect any KPI and/or any SPT.

23.	FINANCIAL COVENANT
23.1	Financial condition
(a)	Subject to paragraph (b) below, the Borrowers shall ensure that the Consolidated Total Net Leverage Ratio shall at all times not exceed 3.85:1.
(b)

Notwithstanding paragraph (a) above, the Consolidated Total Net Leverage Ratio shall be permitted to increase to 4.25:1 during the two (2) consecutive Testing Dates following a Permitted Acquisition (the “Increased Leverage Ratio”). After such two consecutive Testing Dates have elapsed, the applicable maximum Consolidated Total Net Leverage Ratio shall again be 3.85:1.

(c)

For the purposes of counting and calculating the two Testing Dates mentioned above, if the Acquisition Certificate delivered to the Agent reflects that the Consolidated Total Net Leverage Ratio would exceed 3.85:1 and such Acquisition Certificate is delivered:

(i)	at least 3 Months prior to the next Testing Date, the date such Acquisition Certificate is delivered to the Agent; or
(ii)	less than 3 Months prior to the next Testing Date, the Testing Date immediately following delivery of such Acquisition Certificate,

shall count as the first of the two Testing Dates where such ratio may be exceeded.

23.2	Financial testing

Commencing from the fiscal quarter ending 31 March 2023, the financial covenant set out in Clause 23.1 (Financial condition) shall be calculated in accordance with the Applicable Accounting Principles and tested by reference to each of the financial statements delivered pursuant to Clause 22.1 (Financial statements).

23.3	Equity Cure

(a)If:

(i)	the requirement of the financial covenant contained in Clause 23.1 (Financial condition) is not met in respect of a Testing Period (the “Applicable Period”); and
(ii)

cash proceeds (the “Equity Cure Amount”) are received by a Borrower pursuant to any New Shareholder Injections after the end of the applicable Testing Period but prior to the end of a period of fifteen (15) Business Days following the date on which the Compliance Certificate for the applicable Testing Period is required to be delivered in accordance with Clause 22.2 (Compliance Certificate), the Company may elect to remedy the failure to comply with the requirements of the financial covenant contained in Clause 23.1 (Financial condition) by reducing the Consolidated Total Net Indebtedness for that Testing Period as if a prepayment and cancellation of the Indebtedness of the Group had been made on the last day of the applicable Testing Period in the amount of the Equity Cure Amount.

(b)	No Equity Cure Amount may exceed the amount required to remedy the failure to comply with the requirements of the financial covenant contained in Clause 23.1 (Financial condition).
(c)

No Equity Cure Amount shall be taken into account for the purposes of any calculation, test or other purpose under the Finance Documents, other than in determining compliance with the financial covenant contained in Clause 23.1 (Financial condition) in accordance with this Clause 23.3.

(d)	The Company may not make an election under paragraph (a) above:

(i)	more than two (2) times over the life of the Facilities; and
(ii)	in connection with two (2) consecutive Testing Periods.
24.	GENERAL UNDERTAKINGS

The undertakings in this Clause 24 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

24.1	Authorisations

Each Borrower shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and
(b)	supply certified copies to the Agent upon written request of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and subject to the Legal Reservations to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

24.2	Compliance with laws

Each Borrower shall (and shall procure that each Obligor and each Material Subsidiary will) comply in all respects with all laws to which it may be subject, if failure so to comply is reasonably likely to have a Material Adverse Effect or would materially impair its ability to perform its obligations under the Finance Documents.

24.3	Negative pledge

In this Clause, “Quasi-Security” means an arrangement or transaction described in paragraph (b) below.

(a)	Except as permitted below, no Borrower shall (and each Borrower shall ensure that no other member of the Group will) create or permit to subsist any Security over any of the shares issued by it.
(b)

Except as set out in this Clause 23.3, the Borrowers shall ensure at all times that the Notes 2021 remain unsecured at least until the latest of the following dates: (i) the Termination Date; or (ii) the date on which all outstanding Loans have been repaid and Commitments terminated.  Furthermore, subject to the terms of this paragraph (b), the Borrowers shall not (and the Borrowers shall ensure that no other member of the Group will) create or grant any Security to secure the Notes 2021. In the event that any Security is to be granted to secure the Notes 2021, the Borrowers shall ensure that the obligations derived for the Obligors from the present Agreement are secured on a pari passu basis with the Notes 2021.

(c)	Except as permitted below, the Borrowers shall not (and the Borrowers shall ensure that no other member of the Group will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;
(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms in an aggregate amount of more than €100,000,000 (or its equivalent in any other currency or currencies);
(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or
(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Indebtedness or of financing the acquisition of an asset.

(d)	Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, listed below:
(i)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;
(ii)	any lien arising by operation of law and in the ordinary course of trading;
(iii)	any payment or close out netting or set-off arrangement pursuant to any hedging transaction entered into by a member of the Group for the purpose of:
(A)	hedging any risk to which any member of the Group is exposed in its ordinary course of trading; or
(B)	its interest rate or currency management operations which are carried out in the ordinary course of business and for non-speculative purposes only,

excluding, in each case, any Security or Quasi-Security under a credit support arrangement in relation to a hedging transaction;

(iv)	any Security or Quasi-Security over or affecting any asset acquired by a member of the Group after the date of this Agreement if:
(A)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group;
(B)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group; and
(C)	the Security or Quasi-Security is removed or discharged within six (6) months of the date of acquisition of such asset;

(v)

any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the Group, if:

(A)	the Security or Quasi-Security was not created in contemplation of the acquisition of that company;
(B)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and
(C)	the Security or Quasi-Security is removed or discharged within six (6) months of that company becoming a member of the Group;
(vi)	any Security or Quasi-Security entered into pursuant to any Finance Document;
(vii)

any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier's standard or usual terms and not arising as a result of any default or omission by any member of the Group;

(viii)	any Security or Quasi-Security arising as a result of a disposal which is a Permitted Disposal; or
(ix)

any Security or Quasi-Security not otherwise permitted pursuant to any of the above paragraphs securing indebtedness the outstanding principal amount of which (when aggregated with the outstanding principal amount of any other indebtedness which has the benefit of Security or Quasi-Security given by any member of the Group other than permitted under the paragraphs above) does not exceed ten per cent. (10%) of the Total Assets at any time.

24.4	Guarantor Coverage
(a)

Each Borrower shall ensure that within 90 days of the Closing Date UGI France S.A.S., Antargaz S.A.S. (formerly Antargaz Finagaz S.A.), Flaga GMBH and AvantiGas Limited accede to the Agreement as Additional Guarantors.

(b)

Each Borrower shall ensure that within 90 days of the latest date on which the applicable Compliance Certificate is required to be delivered to the Agent, by reference to the financial statements it is delivered with, the aggregate (without double counting) earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA but on an unconsolidated basis and excluding intra-group items and investments in Subsidiaries (each as applicable)) of the Guarantors (“Guarantor EBITDA”) is equal to or exceeds 70%, or such higher amount if required under the Notes 2021, of EBITDA (the “Guarantor Coverage Test”) provided that, if on the relevant test date the Guarantor Coverage is not satisfied, within 90 days of such test date, such other members of the Group shall accede as Additional Guarantors to ensure that the Guarantor Coverage test is satisfied (calculated as if such Additional Guarantors had been Guarantors for the purposes of the relevant test), subject to any necessary limitation language to be negotiated in good faith between the Parties (in relation to other members of the Group incorporated in any other jurisdiction).

(c)

For the purposes of the foregoing, the full Guarantor EBITDA of a Guarantor shall be taken into account, notwithstanding the fact that, due to the applicable guarantor limitations set forth in Clauses 20.11 (French Guarantor Limitation) through clause 20.14 (Guarantee Limitations - general), it may only guarantee part of the obligations under the Facilities.

24.5	Disposals
(a)

No Borrower shall (and shall ensure that no other member of the Group will), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:
(i)	made in the ordinary course of trading of the disposing entity;
(ii)	of assets in exchange for other assets comparable or superior as to type, value and quality (other than an exchange of a non-cash asset for cash);
(iii)

of receivables in connection with a receivables financing transaction entered into by a member of the Group provided that the aggregate amount of all such transactions do not exceed €100,000,000 (or its equivalent in any other currency or currencies) at any time;

(iv)	of obsolete or redundant vehicles, plant and equipment for cash; or
(i)	which is a Permitted Disposal or Permitted Transaction.
24.6	Indebtedness - Intermediary Holding Companies

Each Borrower will procure that no Intermediary Holding Company will, incur or permit to be outstanding any Indebtedness, other than:

(a)	a guarantee granted by any such holding company;
(b)	the payment of commodity prices (as part of their gas supply);
(c)	any intercompany loans;
(d)	subordinated shareholder loans provided they are subordinated to the satisfaction of the Finance Parties;
(e)

existing Indebtedness and any replacement or refinancing of such Indebtedness provided that the total aggregate amount of such replacement or refinancing is not greater that the existing Indebtedness to be refinanced and its maturity is not earlier than the existing maturity date of the existing Indebtedness;

(f)	any Indebtedness incurred by the Dutch Borrower arising under this Agreement; and
(g)	any other Indebtedness of the Dutch Borrower not exceeding a maximum aggregate principal amount of €100,000,000 (or its equivalent in other currencies) at any time.
24.7	Merger
(a)	No Borrower shall (and shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger or corporate reconstruction.
(b)	Paragraph (a) above does not apply to:
(i)	any sale, lease, transfer or other disposal permitted pursuant to Clause 21.5 (Disposals); or

(ii)any Permitted Merger or Permitted Transaction.

24.8	Loans or credit

No Borrower shall, and the Borrowers will procure that no member of the Group will, make any loans or grant any credit to any person other than:

(a)	credit granted by any member of the Group in the ordinary course of its business;
(b)	any loan made by a member of the Group to any other member of the Group;
(c)	any loan made to a Joint Venture to the extent permitted under Clause 24.9(b);
(d)

any loan or grant of credit to officers of the Group provided that the maximum aggregate principal amount of all such loans shall not exceed USD 1,000,000 (one million dollars) (or its equivalent in other currencies) for the Group taken as a whole;

(e)	any advances to non-officer employees in the ordinary course of business; and
(f)	any other loan or grant of credit granted with the prior consent of the Majority Lenders,

and in each case, to the extent permissible under applicable law.

24.9	Acquisitions

No Borrower shall and will procure that no member of the Group will acquire shares in a company or substantially all the assets of a business other than:

(a)	any Permitted Acquisition; and
(b)

any investment in any Joint Venture provided that the Joint Venture is a limited liability company (or similar entity with limited liability in the jurisdiction of its incorporation) or the relevant member of the Group investing must invest in the relevant Joint Venture through a limited liability company whose purpose will be to hold such investment.

24.10	Dividend and interest payment under the Subordinated Loan

Each Borrower procures that no dividend shall be distributed by it, no interest arising from any Shareholder Advance shall be paid in cash and no Shareholder Advance shall be repaid in case of:

(a)	the occurrence of an Event of Default and for so long as it is continuing; or
(b)

the Consolidated Total Net Leverage Ratio, as calculated on a Pro Forma Basis (taking into account the distribution or the payment of cash interest) for the Testing Date immediately preceding the proposed distribution, repayment or payment of cash interest being greater than 3.85:1 (notwithstanding the provisions of Clause 20.1(b), even during the two (2) Testing Dates where paragraph (b) of Clause 23.1 (Financial condition) would apply).

24.11	Insurance

Each Borrower will, and will procure that each Obligor and each Material Subsidiary will effect and thereafter maintain insurances at its own expense in relation to all its assets and risks of an insurable nature with reputable insurers which:

(a)	provide cover against such risks, and to such extent, as normally insured against by other companies owning or possessing similar assets or carrying on similar businesses; and
(b)	shall be in amounts which would in the circumstances be prudent for those companies.
24.12	Change of business

Each Borrower shall, and will procure that each Obligor and each Material Subsidiary will, procure that no substantial change is made to the general nature of its business and the general nature of the business of the Group taken as a whole from that carried on at the date of this Agreement.

24.13	Pari passu ranking
(a)

Each Borrower shall ensure that the claims of the Finance Parties under the Finance Documents will at all times rank at least pari passu in right and priority of payment with the claims of all its other present and future unsecured and unsubordinated creditors except those whose claims are mandatorily preferred by law.

(b)

The Company shall ensure that any Security or guarantee created or granted in order to secure the Notes 2021 shall benefit the Finance Parties, who will rank in such case pari passu in right and priority of payment with the Noteholders.

24.14	Taxes

Each Borrower will, and will procure that each Material Subsidiary will, pay when due (or within any applicable time limit), all Taxes imposed upon it or any of its assets, income or profits on any transactions undertaken or entered into by it except in relation to any bona fide tax dispute (for which, if applicable, provision has been made in its accounts) and provided failure to do so could not reasonably be expected to have a Material Adverse Effect.

24.15	Intellectual Property

Each Borrower will, and will procure that each member of the Group will preserve and maintain the Intellectual Property required for the operation of its business where not doing so could reasonably be expected to have a Material Adverse Effect.

24.16	Environmental compliance

Each Borrower shall (and shall ensure that each member of the Group will):

(a)	comply with all Environmental Law;
(b)	obtain, maintain and ensure compliance with all requisite Environmental Permits; and
(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so has or is reasonably likely to have a Material Adverse Effect.

24.17	Environmental Claims

Each Borrower shall (and shall ensure that each member of the Group will, through the Company), promptly upon becoming aware of the same, inform the Agent in writing of:

(a)	any Environmental Claim against any member of the Group which is current, pending or threatened; and
(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group,

where the claim, if determined against that member of the Group, has or is reasonably likely to have a Material Adverse Effect.

24.18	Ownership
(a)

Subject to paragraph (b), the Company shall at all times hold one hundred per cent. (100%) of the issued share capital of UGI Europe, and the Dutch Borrower shall at all times hold one hundred per cent. (100%) of the issued share capital of UGI France.

(b)

Subject to Clause 21.7 (Merger), changes to the issued share capital of UGI Europe or the Dutch Borrower shall be permitted provided any such change does not adversely affect the rights of the Finance Parties under the Finance Documents including, but not limited to, the rights of the Finance Parties under any upstream Guarantee.

24.19	Sanctions
(a)	Each Borrower undertakes that it will not, and will procure that each member of the Group will not, directly or indirectly, use the proceeds of any Loan under the Facilities,

or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person, (a) to fund or facilitate any activities or business of or with or related to any person, or in any country or territory, that, at the time of such funding, is a Sanctioned Person or Sanctioned Country, or (b) in any other manner that would result in a violation of Sanctions by any person (including any party to the Finance Documents, whether as underwriter, advisor, investor, or otherwise).

(b)

Each Borrower shall ensure that (a) no person that is a Sanctioned Person will have any legal or beneficial interest in any funds repaid or remitted by an Obligor to any Lender in connection with the Facilities, and (b) it shall not (and it shall procure that no member of the Group will) use any revenue or benefit derived from any activity or dealing with a Sanctioned Person for the purpose of discharging amounts owing to the Lenders in respect of the Facilities.

(c)

Each Borrower shall (and it shall procure that each member of the Group shall) implement and maintain appropriate safeguards designed to prevent any action that would be contrary to paragraph (a) or (b) above.

(d)

Each Borrower shall, and shall procure that each other member of the Group will, promptly upon becoming aware of the same, supply to the Agent details of any claim, action, suit, proceedings or investigation against it with respect to Sanctions.

(e)

Each Borrower undertakes that it will not, and will procure that each member of the Group and (to the best of its knowledge (after due and careful consideration)) its directors and officers (acting in such capacity on behalf of that Borrower) will not, directly or indirectly, engage in any transaction, activity or conduct that would violate Sanctions applicable to them.

24.20	Anti-corruption laws and anti-money laundering
(a)

No Borrower shall (and it shall ensure that no other member of the Group will) directly or indirectly use the proceeds of the Facilities for any purpose which would breach any Anti-Corruption Rule or anti-money laundering laws, rules or regulations in any jurisdiction.

(b)	Each Borrower shall (and it shall ensure that each member of the Group will):
(i)	conduct its businesses in compliance with applicable Anti-Corruption Rules and anti-money laundering laws or regulations;
(ii)	take at any time all the measures imposed by the Anti-Corruption Rules applicable to it;
(iii)	maintain policies and procedures designed to promote and achieve compliance with such laws or regulations; and
(iv)

not, directly or indirectly, use the proceeds of the Facilities for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in each case in violation of Anti-Corruption Rules.

24.21	Sustainability Publicity

The Company shall not (and shall ensure that no other member of the Group will) make any disclosure that references any Facility or any Utilisation as “sustainability-linked” at any time on or after the Declassification Date.

25.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 25 is an Event of Default (save for Clause 25.16 (Acceleration)), whether or not the occurrence of the event concerned is outside the control of any member of the Group.

25.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)administrative or technical error; or

(ii)a Disruption Event; and

(b)	payment is made within three (3) Business Days of its due date.
25.2	Financial covenant

Any requirement of Clause 23 (Financial covenant) is not satisfied and is not cured in accordance with Clause 23.3 (Equity Cure).

25.3	Other obligations
(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 25.1 (Non-payment) and Clause 25.2 (Financial covenant) above).
(b)

Other than in relation to the undertakings set out in Clause 24.19 (Sanctions) above, no Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within twenty (20) Business Days of the earlier of (A) the Agent giving notice to the Company and (B) the relevant Borrower becoming aware of such failure to comply. It being specified that such twenty (20) Business Day remedial period shall not apply to any non-compliance with Clause 24.19 (Sanctions) above.

(c)	No Event of Default will occur under this Clause 25.3 (Other obligations) by reason only of an Obligor's failure to comply with a Sustainability Provision.

25.4	Misrepresentation
(a)

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made and, other than in relation to a representation or statement made or deemed to be made by an Obligor under clauses 21.16 (Anti-corruption laws), 21.17 (Sanctions), or 21.18 (Anti-money laundering) if the circumstances giving rise to that default are capable of remedy, they are not remedied within twenty (20) Business Days of the earlier of (A) the Agent giving notice to the Company and (B) the relevant Borrower becoming aware of such misrepresentation. It being specified that such twenty (20) Business Day remedial period shall not apply to any representation or statement made or deemed to be made by an Obligor under clauses 21.16 (Anti-corruption laws), 21.17 (Sanctions) and 21.18 (Anti-money laundering).

(b)	No Event of Default will occur under this Clause 25.4 (Misrepresentation) to the extent that the representation or statement concerns, or the document consists of, Sustainability Information.
25.5	Cross default
(a)	Any Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.
(b)	Any Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).
(c)	Any commitment for any Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).
(d)	Any creditor of any member of the Group becomes entitled to declare any Indebtedness of any member of the Group as a result of an event of default (however described).
(e)

No Event of Default will occur under this Clause 25.5 if the aggregate amount of Indebtedness or commitment for Indebtedness falling within paragraphs (a) to (d) above is less than seventy-five million euro (EUR 75,000,000) (or its equivalent in any other currency or currencies) or Indebtedness owed by a member of the Group to another member of the Group.

25.6	Insolvency
(a)	An Obligor or a Material Subsidiary:

(i)is unable or admits inability to pay its debts as they fall due;

(ii)is deemed to be unable to pay its debts as they fall due;

(iii)suspends or threatens to suspend payment of its debts generally; or

(iv)

by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	A moratorium is declared in respect of any Indebtedness of an Obligor or a Material Subsidiary.
25.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)

the suspension of payments, a moratorium of any indebtedness, the winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Material Subsidiary or an Obligor other than a solvent liquidation or reorganisation of any Material Subsidiary which is not an Obligor;

(b)	a composition, compromise, assignment or arrangement with any creditor of any Material Subsidiary or an Obligor;
(c)

the appointment of a liquidator (other than in respect of a solvent liquidation of a Material Subsidiary which is not an Obligor), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of a Material Subsidiary or an Obligor or any of their assets; or

(d)	enforcement of any Security over any assets of a Material Subsidiary or an Obligor,

or any analogous procedure or step is taken in any jurisdiction.

This Clause 25.7 (Insolvency proceedings) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within thirty (30) days of commencement or any step or procedure contemplated by paragraph (b) of the definition of Permitted Transaction.

25.8	Creditors' process

Any expropriation, attachment, sequestration, distress or execution affects any assets of the Group having an aggregate value of seventy-five million euro (EUR 75,000,000) (or its equivalent in any other currency or currencies) and is not discharged within thirty (30) days.

25.9	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents in any material respect.

25.10	Repudiation

An Obligor repudiates a Finance Document.

25.11	Invalidity

Any provision of any Finance Document becomes otherwise invalid in any material respect.

25.12	Auditors' qualification

Restatement of a prior year's Annual Accounts, or audit qualification of Annual Accounts if such qualification is the result of an inaccuracy or an omission in such statements or any non-conformance with GAAP, to the extent that the Consolidated Total Net Leverage Ratio would have been more than 3.85x (except where paragraph (b) of Clause 23.1 (Financial condition) would apply)  if determined based upon the restated Annual Accounts or, in the case of an audit qualification of Annual Accounts, if determined upon Annual Accounts adjusted for the effects of the inaccuracy or omission in such statements or any non-conformance with GAAP.

25.13	No judgment

No judgment or order of a court, arbitral body or agency, which has not been stayed or bonded and which has or is reasonably expected to have a Material Adverse Effect.

25.14	Material adverse change

At any time there occurs any event or series of events which could reasonably be expected to have a Material Adverse Effect.

25.15	ERISA
(a)

Any ERISA Event shall have occurred with respect to a Plan and the liability of the Company and the ERISA Affiliates related to such ERISA Event is in an amount that has or would reasonably be expected to have a Material Adverse Effect.

(b)

The Company or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Company and any ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), has or would reasonably be expected to have a Material Adverse Effect or requires payments in an amount that has or would reasonably be expected to have a Material Adverse Effect.

(c)

The Company or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is being terminated, within the meaning of Title IV of ERISA, and as a result of such termination the aggregate annual contributions of the Company and the ERISA Affiliates to all Multiemployer Plans that are then being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such termination occurs by an amount that has or would reasonably be expected to have a Material Adverse Effect.

25.16	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall, if so directed by the Majority Lenders, by notice to the Company:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;
(b)

declare that all or part of the Loans, together with accrued interest and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and / or

(c)	declare that all or part of the Loans be payable on demand whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

SECTION 9

CHANGES TO PARTIES

26.	CHANGES TO THE LENDERS
26.1	Assignments and transfers by the Lenders

Subject to this Clause 26, a Lender (the “Existing Lender”) may:

(a)assign any of its rights; or

(b)transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”), which shall not be incorporated or acting through a Facility Office situated in a Non-Cooperative Jurisdiction.

26.2	Company consent
(a)	The consent of the Company is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is:
(i)	to another Lender or an Affiliate of any Lender; or
(ii)	made at a time when an Event of Default is continuing.
(b)

The consent of the Company to an assignment or transfer must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent five (5) Business Days after the Existing Lender has requested it unless consent is expressly refused by the Company within that time.

26.3	Other conditions of assignment or transfer
(a)	An assignment will only be effective on:
(i)

receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it had been an Original Lender; and

(ii)

performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(b)	A transfer will only be effective if the procedure set out in Clause 26.6 (Procedure for transfer) is complied with.

(c)If:

(i)	a Lender changes its Facility Office; and
(ii)

as a result of circumstances existing at the date the change occurs, an Obligor would be obliged to make a payment to the Lender acting through its new Facility Office under Clause 15 (Tax gross-up and indemnities) or Clause 16 (Increased Costs), then the Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Lender acting through its previous Facility Office would have been if the change had not occurred.

(d)

Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

26.4	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of €3,000.

26.5	Limitation of responsibility of Existing Lenders
(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;
(ii)	the financial condition of any Obligor;
(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or
(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)

has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)

will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:
(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 26; or
(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.
26.6	Procedure for transfer
(a)

Subject to the conditions set out in Clause 26.2 (Company consent) and Clause 26.3 (Other conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)

The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 26.10 (Pro rata interest settlement), on the Transfer Date:
(i)

to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)

each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the Banks, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Banks and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.
26.7	Procedure for assignment
(a)

Subject to the conditions set out in Clause 26.2 (Company consent) and Clause 26.3 (Other conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)

The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	Subject to Clause 26.10 (Pro rata interest settlement), on the Transfer Date:
(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;
(ii)

the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the release in the Assignment Agreement; and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.
(d)

Lenders may utilise procedures other than those set out in this Clause 26.7 to assign their rights under the Finance Documents (but not, without the consent of the Company or unless in accordance with Clause 26.6 (Procedure for transfer), to obtain a release by the Borrowers from the obligations owed to the Borrowers by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 26.2 (Company consent) and Clause 26.3 (Other conditions of assignment or transfer).

26.8	Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement or an Increase Confirmation, send to the Company a copy of that Transfer Certificate, Assignment Agreement or Increase Confirmation.

26.9	Security over Lenders' rights

In addition to the other rights provided to Lenders under this Clause 26, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)

any charge, assignment or other Security to secure obligations to a federal reserve or central bank (including the European Central Bank) or any state agency or state owned entity or to any domestic or international institution, the purpose of which is to refinance banks and credit institutions or to provide liquidities to such banks and financial institutions); and

(b)

any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)

release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)

require any payments to be made by the Borrowers other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

26.10	Pro rata interest settlement
(a)

If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 26.6 (Procedure for transfer) or any assignment pursuant to Clause 26.7 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(i)

any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest

Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(ii)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:
(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and
(B)

the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 26.10, have been payable to it on that date, but after deduction of the Accrued Amounts.

(b)	In this Clause 26.10 references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.
(c)

An Existing Lender which retains the right to the Accrued Amounts pursuant to this Clause 26.10 but which does not have a Commitment shall be deemed not to be a Lender for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents.

26.11	Register

The Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain a copy of each Transfer Certificate, Assignment Agreement and Increase Confirmation delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Agent and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrowers at any reasonable time and from time to time upon reasonable prior notice.

27.	CHANGES TO THE OBLIGORS
27.1	Assignments and transfer by the Borrowers

No Borrower may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

27.2	Additional Guarantors
(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 22.8 (“Know your customer” checks), the Company may request that any of its Subsidiaries becomes a Guarantor.

(b)

For the purposes of the foregoing, a member of the Group shall be deemed to be a Guarantor provided that it has acceded to the Finance Documents in such capacity, notwithstanding the fact that it may only guarantee part of the obligations under the relevant Facilities and that, due to the applicable limitations, the amount so guaranteed is equal to zero.

(c)	A member of the Group shall become an Additional Guarantor if:
(i)	the Company and the proposed Additional Guarantor deliver to the Agent a duly completed and executed Accession Deed, substantially in the form of Schedule 7 (Form of Accession Deed) below; and
(ii)

the Agent has received all of the documents and other evidence listed in Part 3 (Conditions precedent to be delivered by an Additional Guarantor) of Schedule 3 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(d)

The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it all the documents and other evidence listed in Part 3 (Conditions precedent to be delivered by an Additional Guarantor) of Schedule 3 (Conditions Precedent)) in relation to that Additional Guarantor.

(e)

Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (d) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

27.3	Resignation of a Guarantor
(a)

The Company may at any time request that a Guarantor ceases to be a Guarantor by delivering to the Agent a Resignation Letter (substantially in the form of Schedule 8 (Form of Guarantor Resignation Letter) below if:

(i)	the Guarantor Coverage Test would be met pro forma for that Guarantor's resignation and the Company has confirmed this is the case; or
(ii)	all the Lenders have consented to the resignation of that Guarantor.
(b)	The Agent shall accept a Resignation Letter and notify the Company in writing and the Lenders of its acceptance if:
(i)	the Company has confirmed that no Event of Default is continuing or would result from the acceptance of the Resignation Letter; and
(ii)	no payment is due and payable from the Guarantor under Clause 20 (Guarantee and Indemnity).

27.4	Repetition of Representations

Delivery of an Accession Deed constitutes confirmation by the Company that the Repeating Representations are true and correct in relation to its Subsidiary as at the date of delivery as if made by reference to the facts and circumstances then existing.

SECTION 10

THE FINANCE PARTIES

28.	ROLE OF THE AGENT, THE BANKS AND THE ESG COORDINATORS
28.1	Appointment of the Agent
(a)	Each of the Banks and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.
(b)	Each of the Banks and the Lenders authorises the Agent on its behalf:
(i)	to execute such of the Finance Documents which are expressed to be executed by the Agent on behalf of the Lenders; and
(ii)

to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

28.2	Instructions

(a)The Agent shall:

(i)

unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and
(B)	in all other cases, the Majority Lenders; and
(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.
(b)

The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion.  The Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)

Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)

The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.
(f)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.
28.3	Duties of the Agent
(a)	The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.
(b)	Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.
(c)

Without prejudice to Clause 26.8 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company), paragraph (b) above shall not apply to any Transfer Certificate, any Assignment Agreement or any Increase Confirmation.

(d)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.
(e)

If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)

If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Banks) under this Agreement, it shall promptly notify the other Finance Parties.

(g)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).
28.4	Role of the Banks

Except as specifically provided in the Finance Documents, the Banks have no obligations of any kind to any other Party under or in connection with any Finance Document.

28.5	No fiduciary duties
(a)	Nothing in any Finance Document constitutes the Agent, the Banks or the ESG Coordinators as a trustee or fiduciary of any other person.
(b)	None or the Agent, the Banks or the or the ESG Coordinators shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.
(c)	The ESG Coordinators may rely on this Clause 28.5 (No fiduciary duties) subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.
28.6	Business with the Group
(a)	The Agent, the Banks and the ESG Coordinators may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.
(b)	The ESG Coordinators may rely on this Clause 28.6 (Business with the Group) subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.
28.7	Rights and discretions
(a)	The Agent may:
(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;
(ii)	assume that:
(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and
(B)	unless it has received notice of revocation, that those instructions have not been revoked; and
(iii)	rely on a certificate from any person:
(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or
(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 25.1 (Non-payment));
(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and
(iii)	any notice or request made by the Company (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.
(c)	The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.
(d)

Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be necessary.

(e)

The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent may act in relation to the Finance Documents through its officers, employees and agents.
(g)	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.
(h)

Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Banks are obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation (including, but not limited to, Sanctions) or a breach of a fiduciary duty or duty of confidentiality.

(i)

Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

28.8	Responsibility for documentation
(a)	None of the Agent, the Banks or the ESG Coordinators are responsible or liable for:
(i)

the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Banks, the ESG Coordinators, an Obligor or any other person in or in connection with any Finance Document or the Business

Plan or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(ii)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(iii)

any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

(b)

Neither the Agent nor either ESG Coordinator is responsible or liable for the adequacy, accuracy or completeness of any Sustainability Information (whether oral or written) supplied by the Company, any member of the Group, the Sustainability Auditor or any other person in or in connection with any KPI Report, any Verification Report, any Sustainability Compliance Certificate and/or any sustainability provisions contemplated in this Agreement or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this Agreement.

(c)	The ESG Coordinators may rely on this Clause 28.8 (Responsibility for documentation) subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.
28.9	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;
(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document;
(c)	whether any other event specified in any Finance Document has occurred;
(d)	whether or not any Declassification Event has occurred; or
(e)	as the performance, default or any breach by any Obligor of its obligations under Clause 11.7 (ESG Criteria).
28.10	Exclusion of liability
(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent), the Agent will not be liable for:
(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct;

(ii)

exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document, other than by reason of its gross negligence or wilful misconduct; or

(iii)

without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation, for negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or
(B)

the general risks of investment in, or the holding of assets in, any jurisdiction, including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)

No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

(c)

The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Banks to carry out:
(i)	any “know your customer” or other checks in relation to any person; or
(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender or for any Affiliate of any Lender,

on behalf of any Lender and each Lender confirms to the Agent and the Banks that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Banks.

(e)

Without prejudice to any provision of any Finance Document excluding or limiting the Agent's liability, any liability of the Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss.  In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

(f)

Each Finance Party is solely responsible at all times for making its own independent appraisal of, and analysis in relation to, each KPI, each Sustainability Performance Threshold, the Sustainability Information and any other sustainability-linked provision of this Agreement.

(g)

The ESG Coordinators will not be reliable for any action taken or not taken by it under or in connection with any Finance Document in such capacity, unless directly caused by its gross negligence or wilful misconduct.

(h)

No Party may take any proceedings against any officer, employee or agent of the ESG Coordinators in respect of any claim it might have against the ESG Coordinators or in respect of any act or omission of any kind by that officer, employee or agent in connection with this Agreement and any officer, employee or agent of the ESG Coordinators may rely on this paragraph (h).

(i)

Neither the Agent nor any ESG Coordinator is acting in an advisory capacity to any person in respect of the SLLP nor will the Agent or any ESG Coordinator be obliged to verify whether any Facility will comply with the SLLP on behalf of any of the Finance Parties.

(j)

The ESG Coordinators and any officer, employee or agent of any ESG Coordinator may rely on this Clause 28.10 (Exclusion of liability) subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

28.11	Lenders' indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three (3) Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 31.10 (Disruption to payment systems etc.), notwithstanding the Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

28.12	Resignation of the Agent
(a)	The Agent may resign and appoint one of its Affiliates acting through an office as successor by giving notice to the Lenders and the Company.
(b)

Alternatively the Agent may resign by giving 30 days' notice to the Lenders and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent, which shall not be incorporated or acting through an office situated in a Non-Cooperative Jurisdiction.

(c)

The Company may, on no less than 30 days’ prior notice to the Agent, require the Lenders to replace the Agent and appoint a replacement Agent if any amount payable under a Finance Document by a French Guarantor becomes not deductible from that Guarantor's taxable income for French tax purposes by reason of that amount (i) being paid or accrued to an Agent incorporated or acting through an office situated in a Non-Cooperative Jurisdiction or (ii) paid to an account opened in the name of that Agent in a financial institution situated in a Non-Cooperative Jurisdiction. In this case, the Agent shall resign and a replacement Agent shall be appointed by the Majority Lenders (after consultation with the Company) within 30 days after notice of replacement was given.

(d)

If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (and, so long as no Event of Default has occurred or is continuing, after consultation with the Company,) may appoint a successor Agent, which shall not be incorporated or acting through an office situated in a Non-Cooperative Jurisdiction.

(e)

If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (d) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 28 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent's normal fee rates and those amendments will bind the Parties.

(f)

The retiring Agent shall make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.  The Company shall, within three (3) Business Days of demand, reimburse the retiring Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(g)	The Agent's resignation notice shall only take effect upon the appointment of a successor.
(h)

Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (f) above) but shall remain entitled to the benefit of Clause 17.3 (Indemnity to the Agent) and this Clause 28 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).  Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(i)

After consultation with the Company, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

(j)

The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (d) above) if on or after the date which is three (3) Months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)

the Agent fails to respond to a request under Clause 15.6(b)(iv) and the Company or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Agent pursuant to Clause 15.6(b)(iv) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or
(iii)	the Agent notifies the Company and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Company or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Company or that Lender, by notice to the Agent, requires it to resign.

28.13	Confidentiality
(a)

In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

28.14	Relationship with the Lenders
(a)

Subject to Clause 26.10 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and
(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)

Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents.  Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 33.5 (Electronic communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 33.2 (Addresses) and paragraph (a)(ii) of Clause 33.5 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

28.15	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Banks that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;
(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)

whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)

the adequacy, accuracy or completeness of the Information Memorandum and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

28.16	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

29.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
30.	SHARING AMONG THE FINANCE PARTIES
30.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 31 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery to the Agent;
(b)

the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 31 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 31.5 (Partial payments).

30.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 31.5 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

30.3	Recovering Finance Party's rights

On a distribution by the Agent under Clause 30.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

30.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)

each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.
30.5	Exceptions
(a)

This Clause 30 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)

A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and
(ii)

that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

31.	PAYMENT MECHANICS
31.1	Payments to the Agent
(a)

On each date on which a Borrower or a Lender is required to make a payment under a Finance Document, the relevant Borrower or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)

Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Agent), other than a Non-Cooperative Jurisdiction and with such bank as the Agent, in each case, specifies.

31.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 31.3 (Distributions to an Obligor) and Clause 31.4 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days' notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London, as specified by that Party), other than a Non-Cooperative Jurisdiction.

31.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 32 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

31.4	Clawback and pre-funding
(a)

Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)

Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)

If the Agent is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

(i)	the Borrower to whom that sum was made available shall on demand refund it to the Agent; and
(ii)

the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

31.5	Partial payments
(a)

Subject to Clause 8.9 (Partial payments – Swingline Facility), if the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrowers under the Finance Documents, the Agent shall apply that payment towards the obligations of the Borrowers under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Agent under the Finance Documents;
(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;
(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and
(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (a)(iv) above.
(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.
31.6	No set-off by the Borrowers

All payments to be made by the Borrowers under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

31.7	Business Days
(a)

Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
31.8	Currency of account
(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from the Borrowers under any Finance Document.
(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated, pursuant to this Agreement, on its due date.
(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.
(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
(e)	Any amount expressed to be payable in a currency other than the Base Currency or the Optional Currency shall be paid in that other currency.
31.9	Change of currency
(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)

any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)

If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

31.10	Disruption to payment systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

(a)

the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)

the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)

the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)

any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 37 (Amendments and Waivers);

(e)

the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 31.10; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.
32.	SET-OFF

After an Event of Default has occurred and is continuing, a Finance Party may set off any matured obligation due from a Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to a Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

33.	NOTICES
33.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by letter or email.

33.2	Addresses

The address and email address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrowers, that identified with its name below;
(b)	in the case of each Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and
(c)	in the case of the Agent, that identified with its name below,

or any substitute address or email address or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five (5) Business Days' notice.

33.3	Delivery
(a)

Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address and, if a particular department or officer is specified as part of its address details provided under Clause 33.2 (Addresses), if addressed to that department or officer.

(b)

Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.
(d)	Any communication or document made or delivered to a Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.
(e)

Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

33.4	Notification of address and email address

Promptly upon changing its address or email address, the Agent shall notify the other Parties.

33.5	Electronic communication
(a)

Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and
(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five (5) Business Days' notice.
(b)

Any such electronic communication as specified in paragraph (a) above to be made between a Borrower and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(c)

Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

(d)

Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 33.5.
33.6	English language
(a)	Any notice given under or in connection with any Finance Document must be in English.
(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or
(ii)

if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

34.	CALCULATIONS AND CERTIFICATES
34.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

34.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

34.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.

35.	PARTIAL INVALIDITY

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

36.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents.  No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing.  No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

37.	AMENDMENTS AND WAIVERS
37.1	Required consents
(a)

Subject to Clause 37.2 (All Lender matters) and Clause 37.3 (Other exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Company and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 37.
(c)	Paragraph (c) of Clause 26.10 (Pro rata interest settlement) shall apply to this Clause 37.
37.2	All Lender matters

Subject to Clause 37.4 (Changes to reference rates), an amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);
(b)	an extension to the date of payment of any amount under the Finance Documents;
(c)

a reduction in the Margin (other than as a result of a margin adjustment in accordance with Clause 11.6 (Margin adjustment)) or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)	a change in currency of payment of any amount under the Finance Documents;
(e)	an increase in any Commitment, an extension of any Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facilities;
(f)	a change to a Borrower;
(g)	any provision which expressly requires the consent of all the Lenders;
(h)	any provision relating to Sanctions, anti-corruption laws or anti-money laundering laws or regulations; or
(i)

Clause 2.3 (Finance Parties' rights and obligations), Clause 5.1 (Delivery of a Utilisation Request), Clause 10.1 (Illegality), Clause 10.2 (Change of control and sale), Clause 10.8 (Application of prepayments), Clause 26 (Changes to the Lenders), Clause 27 (Changes to the Obligors), Clause 30 (Sharing among the Finance Parties), this Clause 37, Clause 42 (Governing law) or Clause 43.1 (Jurisdiction),

shall not be made without the prior consent of all the Lenders.

37.3	Other exceptions

An amendment or waiver which relates to the rights or obligations of the Agent or the Banks (each in their capacity as such) may not be effected without the consent of the Agent or the relevant Banks, as the case may be.

37.4	Changes to reference rates
(a)

Subject to Clause 37.3 (Other exceptions), if a Published Rate Replacement Event has occurred in relation to any Published Rate for a currency which can be selected for a Loan, any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Reference Rate in relation to that currency in place of that Published Rate; and

(ii)

(A)	aligning any provision of any Finance Document to the use of that Replacement Reference Rate;

(B)

enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Reference Rate;
(D)	providing for appropriate fall-back (and market disruption) provisions for that Replacement Reference Rate; or
(E)

adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Obligors.

(b)

An amendment or waiver that relates to, or has the effect of, aligning the means of calculation of interest on a Compounded Rate Loan in any currency under this Agreement to any recommendation of a Relevant Nominating Body which:

(i)	relates to the use of the RFR for that currency on a compounded basis in the international or any relevant domestic syndicated loan markets; and
(ii)	is issued on or after the date of this Agreement,

may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Obligors.

(c)

If any Lender fails to respond to a request for an amendment or waiver described in paragraph (a) above within three (3) Business Days (or such longer time period in relation to any request which the Company and the Agent may agree) of that request being made:

(i)

its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the relevant Facility when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

38.	CONFIDENTIAL INFORMATION
38.1	Confidentiality

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 38.2 (Disclosure of Confidential Information) and Clause 38.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

38.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)

to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives, or to any other such third party (provided, that in the case of a third party, such third party must deliver a Confidentiality Undertaking to the Company) relating to the Company and its obligations such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)to any person:

(i)

to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents, to  any direct, indirect, actual or prospective counterparty to any swap, derivative or securitization transaction related to the obligations under this Agreement or which succeeds (or which may potentially succeed) it as Agent, to any of its Affiliates, Related Funds, Representatives and professional advisers;

(ii)

with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation or any broker or provider of credit insurance in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(iii)

appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (c) of Clause 28.14 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;
(v)

to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;
(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 26.9 (Security over Lenders' rights);
(viii)

to whom information is required or requested to be disclosed in connection with, and for the purposes of, reviewing or verifying the information included in the KPI Report in accordance with Clause 22.9 (Sustainability reporting), the Sustainability Compliance Certificate and/or any supporting information in accordance with the terms of this Agreement;

(ix)	who is a Party; or
(x)	with the consent of the Company;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)

in relation to paragraphs (b)(i), (b)(ii) and b(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking (it being specified that a limited amount of Confidential Information may be disclosed to such person for the purpose of negotiating the terms of the Confidentiality Undertaking, including but not limited to, the amount of the Facilities, the name of the Borrowers and the type of facility) except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)

in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking it being specified that a limited amount of Confidential Information may be disclosed to such person for the purpose of negotiating the terms of the Confidentiality Undertaking, including but not limited to, the amount of the Facilities, the name of the Borrowers and the type of facility) or is otherwise bound by requirements of confidentiality in relation to the

Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)

in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)

to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party; and

(d)

to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

38.3	Disclosure to numbering service providers
(a)

Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Obligors the following information:

(i)	names of Obligors;
(ii)	country of domicile of Obligors;
(iii)	place of incorporation of Obligors;
(iv)	date of this Agreement;
(v)	Clause 42 (Governing law);
(vi)	the names of the Agent and the Banks;
(vii)	date of each amendment and restatement of this Agreement;

(viii)	amounts of, and names of, the Facilities (and any tranches);
(ix)	amount of Total Commitments;
(x)	currencies of the Facilities;
(xi)	type of Facilities;
(xii)	ranking of the Facilities;
(xiii)	Termination Date for the Facilities;
(xiv)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xiii) above; and
(xv)	such other information agreed between such Finance Party and the Company,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)

The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Obligors represent that none of the information set out in paragraphs (i) to (xv) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.
(d)	The Obligors agree that the information referred to in paragraph (a) above may be disclosed for the purpose of league tables.
38.4	Entire agreement

This Clause 38 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

38.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

38.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)

of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 38.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 38.
38.7	Continuing obligations

The obligations in this Clause 38 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve Months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and
(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.
38.8	DAC6 disclosure

Nothing in any Finance Document shall prevent disclosure of any Confidential Information or other matter to the extent that preventing that disclosure would otherwise cause any transaction contemplated by the Finance Documents or any transaction carried out in connection with any transaction contemplated by the Finance Documents to become an arrangement described in Part II A 1 of Annex IV of Directive 2011/16/EU.

39.	CONFIDENTIALITY OF FUNDING RATES
39.1	Confidentiality and disclosure
(a)	The Agent and the Borrowers agree to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b), (c) and (d) below.
(b)	The Agent may disclose:
(i)	any Funding Rate to any Borrower pursuant to Clause 11.5 (Notifications); and
(ii)

any Funding Rate to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender.

(c)	The Agent may disclose any Funding Rate, and the Borrowers may disclose any Funding Rate, to:
(i)

any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;

(ii)

any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the Company, as the case may be, it is not practicable to do so in the circumstances;

(iii)

any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the Company, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender.
39.2	Related obligations
(a)

The Agent and each Borrower acknowledge that each Funding Rate is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Borrower undertake not to use any Funding Rate for any unlawful purpose.

(b)	The Agent and each Borrower agree (to the extent permitted by law and regulation) to inform the relevant Lender:
(i)

of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of Clause 39.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 39.

39.3	No Event of Default

No Event of Default will occur under Clause 25.3 (Other obligations) by reason only of a Borrower's failure to comply with this Clause 39.

40.	CONTRACTUAL RECOGNITION OF BAIL-IN

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):
(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
(iii)	a cancellation of any such liability; and
(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.
41.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

42.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

43.	ENFORCEMENT
43.1	Jurisdiction
(a)

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
43.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Borrowers:

(a)irrevocably appoint UGI Midlands Limited, UGI House Gisborne Close, Staveley, Chesterfield, England, S43 3JT as their agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agree that failure by a process agent to notify a Borrower of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1.

The Original Lenders

Name of Original Lender	Facility A Commitment (€)	Facility B Commitment (€)	Swingline Commitment (€)	Total Commitment (€)
Barclays Bank Ireland PLC	28,125,000	46,875,000	9,375,000	75,000,000
BNP Paribas	41,250,000	68,750,000	13,750,000	110,000,000
Crédit Agricole Corporate and Investment Bank	46,875,000	78,125,000	15,625,000	125,000,000
Danske Bank A/S	18,750,000	31,250,000	6,250,000	50,000,000
HSBC Continental Europe	41,250,000	68,750,000	13,750,000	110,000,000
ING Bank N.V., French Branch	41,250,000	68,750,000	13,750,000	110,000,000
Natixis	41,250,000	68,750,000	13,750,000	110,000,000
Raiffeisen Bank International AG	41,250,000	68,750,000	13,750,000	110,000,000
Total	€300,000,000	€500,000,000	€100,000,000	€800,000,000

Schedule 2.

List of Guarantors

-	UGI INTERNATIONAL, LLC, a limited liability company, incorporated under the laws of Pennsylvania, located at 460 North Gulph Road, King of Prussia, Pennsylvania, 19406, USA; and
-

UGI INTERNATIONAL HOLDINGS BV, a private limited liability company, incorporated under the laws of the Netherlands, with its official seat in Amsterdam, the Netherlands, registered with the Dutch trade register under number 34252004.

Schedule 3.

Conditions precedent

Part 1

Conditions Precedent to the Closing Date

All the conditions precedent listed below will have to be in form and substance satisfactory to the Lenders prior to or on the Signing Date (as applicable).

1.	Constitutional Documents
(a)	Each of the Obligors, and dated no earlier than 15 Business Days prior to the Signing Date (except for the applicable constitutional documents):
(i)

with respect to an Obligor incorporated in the US, a certified copy of its constitutional documents and other by-laws, operating agreements, certificate of incorporation, certificate of good standing, applicable uniform commercial code (“UCC”) searches and bankruptcy searches;

(ii)	with respect to the Dutch Borrower, a certified copy of its deed of incorporation, current articles of association and current extract from the Dutch trade register.
(b)

If required by law and/or the constitutional documents of the Obligors, a copy of the corporate resolution of the board (or similar), and if applicable, a committee of the board of directors of the applicable Obligor:

(i)	approving the execution of, and the terms of, and the transactions contemplated by, the Finance Documents to which it is a party;
(ii)	if relevant, stating that the entry into and the execution of the Finance Documents to which it is a party is in its best corporate interest and for the purpose of carrying on its business;
(iii)	in respect of the Guarantors, approving in particular, the terms and conditions of the Guarantee granted under Clause 20 (Guarantee and Indemnity) of the Agreement;
(iv)	authorising a specified person or persons to execute the Finance Documents to which it is a party; and
(v)	authorising the Company to act as its agent in connection with the Finance Documents.
(c)

If required by law and/or the constitutional documents of the Obligor to be delivered, a copy of a resolution of the shareholders meeting, or of a written resolution of all shareholders, of the Obligor approving the entry into and execution of the Finance Documents to which it is a party.

(d)	If applicable, a copy of any power of attorney granted to the authorised signatory of each Obligor.
(e)

Each Obligor, a specimen of the signature of each person authorised by the resolutions referred to in paragraphs (b), (c) or (d) above or otherwise to enter into the Finance Documents and related documents.

(f)	Each Obligor, a certificate signed by a duly authorised signatory certifying that:
(i)	each copy document relating to it specified in this Part 1 of Schedule 3 is correct, complete and in full force and effect and has not been amended or superseded as at the Closing Date;
(ii)

subject to the relevant Guarantee Limitation language set forth in Clause 17 (Guarantee and Indemnity), borrowing, guaranteeing or securing as appropriate, the Total Commitments would not cause any borrowing, guarantee or similar limit binding on such Obligor to be exceeded;

(iii)	there is no Default at the Signing Date; and
(iv)	that the Consolidated Total Net Leverage Ratio as at the Signing Date is less than or equal to 3.85x or 4.25x, as applicable in accordance with paragraph (b) of Clause 23.1 (Financial condition).
2.	Finance Documents

The following documents in the agreed form duly executed and delivered by all parties to them:

(a)	this Agreement;
(b)	a Utilisation Request, substantially in the form set out at Part 1 of Schedule 4 (Requests and Notices) to this Agreement; and
(c)	any Fee Letter to be executed at the Signing Date.
3.	Legal opinions

The following legal opinions, each addressed to the Agent and the Original Lenders, and capable of being relied upon by any persons who become Lenders pursuant to the primary syndication of the Facilities:

(a)

An opinion from Gide Loyrette Nouel LLP, legal advisers to the Agent, as to the validity and enforceability of the Finance Documents submitted to English law, in the form distributed to the Original Lenders prior to signing of this Agreement.

(b)

An opinion from Latham & Watkins LLP, legal advisers to the Obligors as to US law, as to the absence of conflicts with the Notes 2021, substantially in the form distributed to the Original Lenders prior to the Signing Date.

(c)

An opinion from Cozen O'Connor, legal advisers to the Obligors as to the law of Pennsylvania, as to the capacity and authority of the Company, substantially in the form distributed to the Original Lenders prior to the Signing Date.

(d)

An opinion from Loyens & Loeff, legal advisers to the Obligors as to Dutch law, as to the capacity and authority of the Dutch Borrower, substantially in the form distributed to the Original Lenders prior to the Signing Date.

4.	Other documents and evidence
(a)	Delivery of satisfactory “Know your customers” checks documents as may be required by the Original Lenders in accordance with their business requirements.
(b)	Delivery of the business plan and the projections of the Group for the period 2023 to 2026.
(c)	Delivery of the Original Financial Statements.
(d)

Delivery of the un-audited financial statements of the Dutch Borrower (consisting of balance sheets, income statements, cash flow statements and equity statements) for the financial year ended on 30 September 2022.

(e)

An up to date Group Structure Chart, a list of all necessary intra-Group loans to which an Obligor (including the Additional Guarantors to accede pursuant to Clause 24.4(a)) is party as of the Closing Date and list of Material Subsidiaries on the Closing Date.

(f)	Evidence that a Process Agent has been appointed by the Obligors pursuant to Clause 43.2 (Service of process).
(g)	A certificate from each Borrower confirming the aggregate amount secured by the existing security over assets of the Group, provided no later than three (3) days prior to the Closing Date.
(h)	A certificate from each Borrower confirming the aggregate amount of existing indebtedness of the Group, provided no later than three (3) days prior to the proposed Closing Date.
(i)

Evidence that, upon the Closing Date, all documented and reasonable fees and documented and reasonable out-of-pocket, costs and expenses due to Natixis (and the legal counsels of Natixis to the extent invoiced) and each other Original Lender on the Closing Date have been paid or will be paid in full on such date.

(j)

A signed copy of the irrevocable prepayment notices under the Existing Facilities Agreement together with evidence that, on the Closing Date, all amounts due under or in respect of the Refinanced Debt will be repaid, discharged and cancelled in full.

Part 2

Conditions precedent to be delivered by an Additional Guarantor

1.	Constitutional Documents
(a)	A copy of the constitutional documents of the Additional Guarantor, including:
(i)

with respect to an Obligor incorporated or formed in the US, a certified copy of its constitutional documents and other applicable by-laws, operating agreements, certificate of incorporation, certificate of good standing, applicable uniform commercial code (“UCC”) searches and bankruptcy searches;

(ii)

with respect to an Obligor incorporated in France, a certified copy of its statuts (by-laws), extrait K-bis (extract from the commercial register), état des inscriptions et nantissement (statement of charges over assets and encumbrances) and certificat de non-faillite (certificate evidencing the absence of bankruptcy);

(iii)	with respect to an Obligor incorporated in England & Wales, a certified copy of its constitutional documents (including its articles of association and certificate of incorporation);
(iv)

with respect to an Obligor incorporated in Austria, a certified copy of (A) the current articles of association (Gesellschaftsvertrag), (B) an extract from the Companies Registry (Firmenbuchauszug) and (C) an extract of the insolvency registry (Insolvenzdatei), certifying that no insolvency proceedings have been initiated; and

(v)	with respect to an Additional Guarantor incorporated in a jurisdiction other than those set out above, any equivalent documents (if any) in such jurisdiction.
(b)

If required by law and/or the constitutional documents of the Additional Guarantor (except for an Additional Guarantor incorporated in Germany), a copy of the corporate resolution of the board (or similar) of the Additional Guarantor, and if applicable, a committee of the board of directors of the applicable Obligor:

(i)	approving the execution of, and the terms of, and the transactions contemplated by, the Accession Deed and the Finance Documents to which it is a party;
(ii)

if relevant, stating that the entry into and the execution of the Accession Deed and the Finance Documents to which it is a party is in its best corporate interest and for the purpose of carrying on its business;

(iii)	in respect of the Additional Guarantors, approving in particular the terms and conditions of the Guarantee granted under Clause 20 (Guarantee and Indemnity) of the Agreement;
(iv)	authorising a specified person or persons to execute the Accession Deed and the Finance Documents to which it is a party; and
(v)	authorising the Company to act as its agent in connection with the Finance Documents.
(c)

If required by law and/or the constitutional documents of the Additional Guarantor to be delivered, a copy of a resolution of the shareholders meeting, or of a written resolution of all shareholders, of the Additional Guarantor approving the entry into and execution of the Accession Deed and the Finance Documents to which it is a party.

(d)	If applicable, a copy of any power of attorney granted to the authorised signatory of each Additional Guarantor.
(e)	A specimen of the signature of each person authorised by the resolutions referred to in paragraphs (b), (c) or (d) above or otherwise to enter into the Finance Documents and related documents.
(f)	A certificate signed by a duly authorised signatory of the Additional Guarantor certifying that:
(i)

each copy document relating to it specified in this Part 3 of Schedule 3 is correct, complete and in full force and effect and has not been amended or superseded as at the date of the Accession Agreement;

(i)

subject to the relevant Guarantee Limitation language set forth in Clause 20 (Guarantee and Indemnity), borrowing or guaranteeing as appropriate, the Total Commitments would not cause any borrowing, guarantee or similar limit binding on such company to be exceeded;

(ii)	with respect to the Company only, there is no Default outstanding as of the date of the Accession Agreement.
2.	Finance Documents

The following document in the agreed form duly executed and delivered by all parties to them: a copy of an Accession Deed, duly executed by the Additional Guarantor and the Company.

3.	Legal opinions

The following legal opinions, each addressed to the Agent and the Lenders:

(a)	An opinion from Gide Loyrette Nouel LLP, legal advisers to the Agent, as to the validity and enforceability of the Accession Deed.

(b)

An opinion from the legal advisers to the Company in the jurisdiction of incorporation of the Additional Guarantor, as to the capacity and authority of the Additional Guarantor to enter into the Accession Deed.

4.	Other documents
(a)	If available, the latest audited financial statements of the Additional Guarantor.
(b)	Evidence that a Process Agent has been appointed by the Additional Obligors pursuant to Clause 43.2 (Service of process).
(c)	Delivery of satisfactory “Know your customers” checks documents as may be required by the Lenders in accordance with their business requirements.

Schedule 12.

Reference Rate Terms

Part I
Dollars

CURRENCY:	Dollars
Cost of funds as a fallback	Cost of funds will apply as a fallback
Definitions
Additional Business Days:	An RFR Banking Day.
Baseline CAS:	None specified
Break Costs:	None specified.
Business Day Conventions (definition of “Month” and Clause 12.2 (Non-Business Days):	(a) If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:

(i)

subject to paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(ii)

if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(iii)

if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

(b)

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Central Bank Rate:	(a) The short-term interest rate target set by the US Federal Open Market Committee as published by the Federal Reserve Bank of New York from time to time; or

(b) if that target is not a single figure, the arithmetic mean of:

(i)

the upper bound of the short-term interest rate target range set by the US Federal Open Market Committee and published by the Federal Reserve Bank of New York; and

(ii)

the lower bound of that target range.

Central Bank Rate Adjustment:

In relation to the Central Bank Rate prevailing at close of business on any RFR Banking Day, the 20 per cent. trimmed arithmetic mean (calculated by the Agent, or by any other Finance Party which agrees to do so in place of the Agent) of the Central Bank Rate Spreads for the five most immediately preceding RFR Banking Days for which the RFR is available.

For this purpose, “Central Bank Rate Spread” means, in relation to any RFR Banking Day, the difference (expressed as a percentage rate per annum) calculated by the Agent (or by any other Finance Party which agrees to do so in place of the Agent) between:

(a)

the RFR for that RFR Banking Day; and

(b)

the Central Bank Rate prevailing at close of business on that RFR Banking Day.

Daily Rate:	The “Daily Rate” for any RFR Banking Day is:
(a) the RFR for that RFR Banking Day; or

(b)

if the RFR is not available for that RFR Banking Day, the percentage rate per annum which is the aggregate of:

(i)

the Central Bank Rate for that RFR Banking Day ; and

(ii)

the applicable Central Bank Rate Adjustment; or

(c)

if paragraph (b) above applies but the Central Bank Rate for that RFR Banking Day is not available, the percentage rate per annum which is the aggregate of:

(i)

the most recent Central Bank Rate for a day which is no more than five (5) RFR Banking Days before that RFR Banking Day; and

(ii)

the applicable Central Bank Rate Adjustment,

rounded, in either case, to five decimal places (with 0.00005 being rounded upwards) and if, in either case, that rate is less than zero, the Daily Rate shall be deemed to be zero.
Lookback Period:	Five RFR Banking Days.
Market Disruption Rate:	The percentage rate per annum which is the aggregate of: (a) the Cumulative Compounded RFR Rate for the Interest Period of the relevant Loan; and (b) the applicable Baseline CAS (if any).
Relevant Market:	The market for overnight cash borrowing collateralised by US Government securities.
Reporting Day:	The Business Day which follows the day which is the Lookback Period prior to the last day of the Interest Period.
RFR:

The secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

RFR Banking Day:

Any day other than:

(a)

a Saturday or Sunday; and

(b)

a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities

Published Rate Contingency Period:	30 days
Interest Periods
Periods capable of selection as Interest Periods (12.1 (Selection of Interest Periods)):	1 Month, 3 Months and 6 Months.
Reporting Times
Deadline for Lenders to report market disruption in accordance with Clause 13.3 (Market disruption)	Close of business in Paris on the Reporting Day for the relevant Loan.

Deadline for Lenders to report their cost of funds in accordance with Clause 13.4 (Cost of funds)

Close of business on the date falling two (2) Business Days after the Reporting Day for the relevant Loan (or, if earlier, on the date falling two (2) Business Days before the date on which interest is due to be paid in respect of the Interest Period for that Loan).

Part II

Euro

CURRENCY: Euro.
Compounded Reference Rate as a fallback Compounded Reference Rate will not apply as a fallback.
Cost of funds as a fallback Cost of funds will apply as a fallback.
Definitions
Additional Business Days:	A TARGET Day.
Break Costs:

The amount (if any) by which:

(a)

the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in the relevant Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)

the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Business Day Conventions (definition of “Month” and Clause 12.2 (Non-Business Days):

(a)

If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:

(i)subject to paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;(ii)if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(iii)

if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

(b)

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Fallback Interest Period:	1 Month.
Market Disruption Rate:	The Term Reference Rate.
Primary Term Rate:

The euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen.

Quotation Day:

Two TARGET Days before the first day of the relevant Interest Period (unless market practice differs in the Relevant Market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days)).

Quotation Time:	Quotation Day 11:00 a.m. (Brussels time).
Relevant Market:	The European interbank market.
Reporting Day:	The Quotation Day.
Published Rate Contingency Period:	5 Business Days
Interest Periods
Length of Interest Period in absence of selection (12.1 (Selection of Interest Periods)):	1 Month
Periods capable of selection as Interest Periods (12.1 (Selection of Interest Periods)):	1 Month, 3 Months and 6 Months.
Reporting Times
Deadline for Lenders to report market disruption in accordance with Clause 12.2 (Non-Business Days):	Close of business in Paris on the Reporting Day for the relevant Loan.

Deadline for Lenders to report their cost of funds in accordance with Clause 13.4 (Cost of funds):

Close of business on the date falling five (5) Business Days after the Reporting Day for the relevant Loan (or, if earlier, on the date falling five (5) Business Days before the date on which interest is due to be paid in respect of the Interest Period for that Loan).

Schedule 13. Daily Non-Cumulative Compounded RFR Rate

LOOKBACK WITHOUT OBSERVATION SHIFT

The “Daily Non-Cumulative Compounded RFR Rate” for any RFR Banking Day “i” during an Interest Period for a Compounded Rate Loan is the percentage rate per annum (without rounding, to the extent reasonably practicable for the Finance Party performing the calculation, taking into account the capabilities of any software used for that purpose) calculated as set out below:

where:

“UCCDRi” means the Unannualised Cumulative Compounded Daily Rate for that RFR Banking Day “i”;

“UCCDRi-1” means, in relation to that RFR Banking Day “i”, the Unannualised Cumulative Compounded Daily Rate for the immediately preceding RFR Banking Day (if any) during that Interest Period;

“dcc” means 360 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number;

“ni” means the number of calendar days from, and including, that RFR Banking Day “i” up to, but excluding, the following RFR Banking Day; and

the “Unannualised Cumulative Compounded Daily Rate” for any RFR Banking Day (the “Cumulated RFR Banking Day”) during that Interest Period is the result of the below calculation (without rounding, to the extent reasonably practicable for the Finance Party performing the calculation, taking into account the capabilities of any software used for that purpose):

where:

“ACCDR” means the Annualised Cumulative Compounded Daily Rate for that Cumulated RFR Banking Day;

“tni” means the number of calendar days from, and including, the first day of the Cumulation Period to, but excluding, the RFR Banking Day which immediately follows the last day of the Cumulation Period;

“Cumulation Period” means the period from, and including, the first RFR Banking Day of that Interest Period to, and including, that Cumulated RFR Banking Day;

“dcc” has the meaning given to that term above; and

the “Annualised Cumulative Compounded Daily Rate” for that Cumulated RFR Banking Day is the percentage rate per annum (rounded to 5 decimal places) calculated as set out below:

where:

“d0” means the number of RFR Banking Days in the Cumulation Period;

“Cumulation Period” has the meaning given to that term above;

“i” means a series of whole numbers from one to d0, each representing the relevant RFR Banking Day in chronological order in the Cumulation Period;

“DailyRatei-LP” means, for any RFR Banking Day “i” in the Cumulation Period, the Daily Rate for the RFR Banking Day which is the applicable Lookback Period prior to that RFR Banking Day “i”;

“ni” means, for any RFR Banking Day “i” in the Cumulation Period, the number of calendar days from, and including, that RFR Banking Day “i” up to, but excluding, the following RFR Banking Day;

“dcc” has the meaning given to that term above; and

“tni” has the meaning given to that term above.

Schedule 14. Cumulative Compounded RFR Rate

LOOKBACK WITHOUT OBSERVATION SHIFT

The “Cumulative Compounded RFR Rate” for any Interest Period for a Compounded Rate Loan is the percentage rate per annum (rounded to the same number of decimal places as is specified in the definition of “Annualised Cumulative Compounded Daily Rate” in Schedule 13 (Daily Non-Cumulative Compounded RFR Rate)) calculated as set out below:

where:

“d0” means the number of RFR Banking Days during the Interest Period;

“i” means a series of whole numbers from one to d0, each representing the relevant RFR Banking Day in chronological order during the Interest Period;

“DailyRatei-LP” means for any RFR Banking Day “i” during the Interest Period, the Daily Rate for the RFR Banking Day which is the applicable Lookback Period prior to that RFR Banking Day “i”;

“ni” means, for any RFR Banking Day “i”, the number of calendar days from, and including, that RFR Banking Day “i” up to, but excluding, the following RFR Banking Day;

“dcc” means 360 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number; and

“d” means the number of calendar days during that Interest Period.

Schedule 15. Sustainability Compliance Certificate

To: [•] as Agent

From: [the Company]

Dated: ________________________

Dear Sir/Madam,

UGI International, LLC – Multicurrency Facilities Agreement dated 7 March 2023 and as amended and restated from time to time (the “Facilities Agreement”)

1.

We refer to the Facilities Agreement. This is a Sustainability Compliance Certificate. Terms defined in the Facilities Agreement have the same meaning when used in this Sustainability Compliance Certificate unless given a different meaning in this Sustainability Compliance Certificate.

2.	This Sustainability Compliance Certificate is delivered with respect to the SLL Reference Period ending [ ] (the “Relevant SLL Reference Period”).
3.

We confirm that the results (in accordance with the applicable Calculation Methodology) for the Sustainability Performance Thresholds for each KPI for the Relevant SLL Reference Period as verified in the relevant KPI Report are as follows:

KPI	Sustainability Margin Discount Threshold[1]	Sustainability Margin Premium Threshold[2]	KPI Score	Sustainability Margin Discount Threshold achieved	Sustainability Margin Premium Threshold achieved
KPI 1	[•]	[•]	[•]	[Yes]/[No]	[Yes]/[No]
KPI 2	[•]	[•]	[•]	[Yes]/[No]	[Yes]/[No]
KPI 3	[•]	[•]	[•]	[Yes]/[No]	[Yes]/[No]

4.	Accordingly, [the applicable Sustainability Margin Adjustment is [an increase]/[a decrease] of [•] per cent. per annum]/[there is no Sustainability Margin Adjustment].

[1]	Set out the applicable Sustainability Margin Discount Threshold for the relevant SLL Reference Period for each KPI.
[2]	Set out the applicable Sustainability Margin Premium Threshold for the relevant SLL Reference Period for each KPI.

5.

We confirm that the KPI Report and the Verification Report relating to the Relevant SLL Reference Period and attached hereto is a correct and complete copy of the original and has not been amended or superseded as at the date of this Sustainability Compliance Certificate.

[Set out details of calculations in reasonable detail].

Yours faithfully,

Signed:

Director of Company

Signed:

[Insert applicable reporting language]

For and on behalf of

[name of the Auditor of the Company]

Sustainability Calculations: insert the overleaf text as an additional Schedule:

SCHEDULE TO THE SUSTAINABILITY COMPLIANCE CERTIFICATE - SUSTAINABILITY CALCULATIONS

1.	KPI 1: [Description of KPI]
(a)	Applicable ESG Standards (if applicable): [ ]
(b)	Calculation Methodology: [ ]
(c)	Baseline: [ ]
(d)	KPI Score: [ ]
(e)	SPTs: [ ]
2.	KPI 2: [Description of KPI]
(a)	Applicable ESG Standards (if applicable): [ ]
(b)	Calculation Methodology: [ ]
(c)	KPI Score: [ ]
(d)	SPTs: [•]
3.	KPI 3: [Description of KPI]
(a)	Applicable ESG Standards (if applicable): [ ]
(b)	Calculation Methodology: [ ]
(c)	KPI Score: [ ]
(d)	SPTs: [ ]

SIGNATURE PAGES TO THE MULTICURRENCY FACILITIES AGREEMENT

THE COMPANY

SIGNED on behalf of

UGI INTERNATIONAL, LLC

as a Borrower and Guarantor

Signature

Name: [•]

Title: [•]

Notice Details

Address: 460 North Gulph Road, King of Prussia, PA 19460, United States of America

Attention: Legal and Treasury

Email: megan.mattern@ugiintl.com

Copy to (not constituting notice)

Email: milnerj@ugicorp.com

[Signature to Multicurrency Facilities Agreement]

SIGNED on behalf of

UGI INTERNATIONAL HOLDINGS BV

as a Borrower and a Guarantor

Signature

Name: [•]

Title: [•]

Notice Details

Address: Zuid-Hollandlaan 7, Office Number 350, 2596 AL The Hague, Netherlands

Attention: Donald J. Groth / Nuno L. Ferreira

Tel: (610) 337-1000 / (31) 682871981

Email: GrothD@ugicorp.com / nuno.ferreira@ugiintl.com

Copy to (not constituting notice)

Email: rogersm@ugicorp.com

[Signature to Multicurrency Facilities Agreement]

THE COORDINATORS, ACTIVE BOOKRUNNER, MANDATED LEAD ARRANGERS AND BOOKRUNNERS, THE MANDATED LEAD ARRANGER, THE LEAD ARRANGER AND THE ORIGINAL LENDERS

SIGNED on behalf of

NATIXIS

as Coordinator, Active Bookrunner, Mandated Lead Arranger and Bookrunner and Original Lender,

acting by its authorised signatory:

Signature	Signature

Name:	Name:

Title:	Title:

Notice Details

Address: 7 promenade Germaine Sablon – 75013 Paris

Fax:

Email: alexis.labouche@natixis.com

Attention: Alexis Labouche

[Signature to Multicurrency Facilities Agreement]

SIGNED on behalf of

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

as Coordinator, Active Bookrunner, Mandated Lead Arranger and Bookrunner and Original Lender,

acting by its authorised signatory:

Signature	Signature

Name:	Name:

Title:	Title:

Notice Details

For Borrowing/Funding Notices:

Address: 1301 Avenue of the Americas

Fax: +1 917-849-6318

Email: USloanops2@ca-cib.com; kevin.applebaum@ca-cib.com; maria.sherry@ca-cib.com

Attention: Kevin Applebaum, Maria Sherry

For Amendments:

Address: 1301 Avenue of the Americas

Fax: n/a

Email: nathalie.huetrousset@ca-cib.com; paul.arens@ca-cib.com; thomasm.dolan@ca-cib.com

Attention: Nathalie Huet Rousset, Paul Arens, Thomas Dolan

[Signature to Multicurrency Facilities Agreement]

SIGNED on behalf of

BNP PARIBAS

as Mandated Lead Arranger and Bookrunner and Original Lender,

acting by its authorised signatory:

Signature	Signature

Name:	Name:

Title:	Title:

Notice Details

Address: 787 7th Ave, 8th fl. NY, NY 10019

Fax: -

Email: Nicolas.anberree@us.bnparibas.com

Attention: Nicolas Anberree

[Signature to Multicurrency Facilities Agreement]

SIGNED on behalf of

HSBC CONTINENTAL EUROPE

as Mandated Lead Arranger and Bookrunner and Original Lender,

acting by its authorised signatory:

Signature	Signature

Name:	Name:

Title:	Title:

Notice Details

Address: HSBC Continental Europe, 38 avenue Kleber, 75116 Paris, France

Email: sofyen.elkhattabi@hsbc.fr / olivier.mourmant@hsbc.fr

Attention: Sofyen ELKHATTABI / Oliver MOURMANT

[Signature to Multicurrency Facilities Agreement]

SIGNED on behalf of

ING BANK N.V., FRENCH BRANCH

as Mandated Lead Arranger and Bookrunner and Original Lender,

acting by its authorised signatory:

Signature	Signature

Name:	Name:

Title:	Title:

Notice Details

Address:

Fax:

Email: execution@ing.com

Attention: Robbie McNab

[Signature to Multicurrency Facilities Agreement]

SIGNED on behalf of

RAIFFEISEN BANK INTERNATIONAL AG

as Mandated Lead Arranger and Bookrunner and Original Lender,

acting by its authorised signatory:

Signature	Signature

Name:	Name:

Title:	Title:

Notice Details

Address: Am Stadtpark 9, 1030 Vienna, Austria

Fax:

Email: Yuliya.gosetti@rbinternational.com

Attention: Yuliya Gosetti

[Signature to Multicurrency Facilities Agreement]

SIGNED on behalf of

BARCLAYS BANK IRELAND PLC

as Mandated Lead Arranger and Original Lender,

acting by its authorised signatory:

Signature	Signature

Name:	Name:

Title:	Title:

Notice Details

Address: Som 1 Building, Gustav-Mahlerlaan 36, Amsterdam, 1082 MC, Netherlands

Fax:

Email: George.Read-Smith@Barclays.com

Attention: George Read-Smith

[Signature to Multicurrency Facilities Agreement]

SIGNED on behalf of

DANSKE BANK A/S

as Lead Arranger and Original Lender,

acting by its authorised signatory:

Signature	Signature

Name:	Name:

Title:	Title:

Notice Details

Address: Danske Bank A/S, 75 King William Street, London, EC4N 7DT

Fax:

Email: gary.smith@uk.danskebank.com

Attention: Gary Smith

[Signature to Multicurrency Facilities Agreement]

THE AGENT

SIGNED on behalf of

NATIXIS

as Agent

acting by its authorised signatory:

Signature	Signature

Name:	Name:

Title:	Title:

Notice Details

Address: NATIXIS SA – Tour BPC Est – 7 promenade germaine Sablon – 75013 Paris

Fax:

Email: Bernadette.dereynal@natixis.com / lise.azaiz-boisbouvier@natixis.com

Attention: Bernadette de Reynal and Lise Azaiz-Boisbouvier

[Signature to Multicurrency Facilities Agreement]

Schedule 2

Conditions Precedent

1.	The Company
(a)

In respect of the Company, and dated no earlier than 15 Business Days prior to the Effective Date (except for the applicable constitutional documents): a certified copy of its constitutional documents and other by-laws, operating agreements, certificate of incorporation, certificate of good standing, applicable uniform commercial code (“UCC”) searches and bankruptcy search.

(b)

If required by law and/or the constitutional documents of the Company, a copy of the corporate resolution of the board (or similar), and if applicable, a committee of the board of directors of the Company:

(i)	approving the execution of, and the terms of, and the transactions contemplated by, the Agreement;
(ii)	if relevant, stating that the entry into and the execution of the Agreement is in its best corporate interest and for the purpose of carrying on its business;
(iii)	authorising a specified person or persons to execute the Agreement and any related documents.
(c)

If required by law and/or the constitutional documents of the Company to be delivered, a copy of a resolution of the shareholders meeting, or of a written resolution of all shareholders, of the Company approving the entry into and execution of the Company.

(d)	If applicable, a copy of any power of attorney granted to the authorised signatory of the Company.
(e)	A specimen of the signature of each person authorised by the resolution referred to in paragraphs (b), (c) or (d) above or otherwise to enter into the Agreement and any related documents.
(f)	A certificate signed by a duly authorised signatory of the Company certifying that:
(i)	each copy document relating to it specified in this Part 1 of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at the Effective Date; and
(ii)	there is no Default at the Effective Date.
2.	Finance Documents

This Agreement in the agreed form duly executed and delivered by all parties hereto.

3.	Legal Opinions

The following legal opinions:

(a)	A legal opinion of Gide Loyrette Nouel LLP, legal advisors the Agent, as to the validity and enforceability of the Agreement, in the form distributed to the Agent prior to signing of this Agreement.

(b)

An opinion of Cozen O’Connor, legal advisers to the Company as to the law of Pennsylvania, as to the capacity and authority of the Company, substantially in the form distributed to the Agent prior to the Signing Date.

4.	Other Documents and Evidence

Evidence that, upon the Effective Date, all documented and reasonable fees and documented and reasonable out-of-pocket, costs and expenses due to any Finance Party (and the legal counsels of the Agent to the extent invoiced) on the Effective Date have been paid or will be paid in full on such date.

SIGNATURE PAGES

THE COMPANY

SIGNED on behalf of
UGI INTERNATIONAL, LLC
as the Borrower and the Obligors’ Agent

/s/ Megan Mattern
Name:	Megan Mattern
Title:	Authorised Signatory

THE AGENT

SIGNED on behalf of
NATIXIS
as Agent
acting by its authorised signatory

/s/ Bernadette de Reynal
Name:	Bernadette de Reynal
Title:	Authorised Signatory

/s/ Stela Popa
Name:	Stela Popa
Title:	Authorised Signatory